UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7374	83-2242651
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1630 Welton Street, Floor 4

Denver, Colorado 80202

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, Delaware 19805

(Address, including zip code, and telephone number,

1including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,294,574	$7.88	(2)	$25,961,243.10	(2)	$3,369.77
Total	3,294,574	$-		$25,961,243.10		$3,369.77	(3)

(1)

Represents the total number of shares of common stock, par value $0.0001 per share, of Akerna Corp., a Delaware corporation, offered in exchange for exchangeable shares of Akerna Canada Ample Exchange Inc., a company existing under the laws of the Province of Ontario and a wholly owned subsidiary of Akerna., as described in the prospectus filed as part of this registration statement. Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the shares of common stock as of July 7, 2020 as quoted on the Nasdaq Capital Market of $7.88.

(3)	The filing fee of $3,369.77 is being paid concurrently with the filing of this registration statement on Form S-1.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Akerna Corp. may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated July 9, 2020

PROSPECTUS

AKERNA CORP.

3,294,574 SHARES OF COMMON STOCK

Akerna Corp. (“Akerna”) will issue from time to time an aggregate of 3,294,574 our shares of common stock, par value $0.0001, in exchange for 3,294,574 redeemable preferred shares (the “Exchangeable Shares”) of Akerna Canada Ample Exchange Inc., a company existing under the laws of the Province of Ontario and a wholly owned subsidiary of Akerna (“Exchangeco”). Exchangeco issued the Exchangeable Shares to shareholders of Ample Organics Inc., an Ontario corporation (“Ample”), on July 7, 2020. The shareholders of Ample received the Exchangeable Shares in connection with the arrangement by and between Ample, Exchangeco and Akerna under a plan of arrangement in accordance with Section 182 of the Business Corporations Act (Ontario). These shareholders of Exchangeco may exchange the exchangeable shares for shares of our common stock on a one-for-one basis at any time following effectiveness of the registration statement of which this Prospectus is a part.

We will not receive any proceeds from the exchange of Exchangeable Shares for shares of our common stock.

Our common stock trades on the Nasdaq Capital Market under the symbol “KERN”. On July 7, 2020, the last reported sale price of the common stock on the Nasdaq Capital Market was $7.65 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED       , 2020

i

SUMMARY

The following highlights certain information contained elsewhere in this Prospectus. It does not contain all the details concerning the exchange of exchangeable shares for shares of Company common stock, including information that may be important to you. You should carefully review this entire Prospectus including the section entitled “Risk Factors” and the consolidated historical and pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.”

Unless otherwise indicated, any reference to Akerna, or as “we”, “us”, or “our” refers to Akerna Corp. and its consolidated subsidiaries (“Akerna” or the “Company”).

Summary of Our Business

We are a leading provider of enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Ten years ago, we identified a need for organic material tracking and regulatory compliance software as a service (“SaaS”) solutions in the growing cannabis and hemp industry. We developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. We provide our regulatory software platform, Leaf Data Systems®, to government regulatory agencies, and our business software platform, MJ Platform®, to state and federally licensed businesses. Although we have helped monitor legal compliance for more than $18 billion in cannabis sales to date, we do not handle any cannabis related material, do not process sales transactions within the United States, and our revenue generation is not related to the type or amount of sales made by our clients, as revenues are generated by us on a fixed-fee based subscription model.

Our core products, Leaf Data Systems and MJ Platform, are highly-versatile platforms that provide our clients with a central data management system for tracking regulated products – from seed to initial plant growth to product – throughout the complete supply chain, using a global unique identifier method. Our platforms also provide clients with integrated security, transparency and scalability capabilities. These capabilities allow our state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada, Italy, Macedonia and Colombia) regulation at all times, and allows our government regulatory clients to effectively and cost-efficiently monitor licensees and ensure that commercial businesses are complying with their states’ regulations.

We generate revenue from software sales and by providing consulting services as follows:

●	Government Regulatory Software Contracts – Leaf Data Systems is our SaaS product for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. We have been serving three clients for Leaf Data Systems, the State of Washington, the Commonwealth of Pennsylvania and the State of Utah.

●	Commercial Software Contracts – MJ Platform is our SaaS offering for state and federally-licensed businesses. MJ Platform is an ERP (Enterprise Resource Planning) compliance system specific to the cannabis industry, including state-legal marijuana, hemp and Cannabidiol, or CBD, industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers, distributors and retailers, but has applications in other industries.

●

Consulting Services Contracts – We provide consulting services to cannabis industry operators interested in entering the cannabis industry and in integrating our platforms into their respective operations and systems. We consult with clients on a wide range of areas to help them successfully maintain compliance with state law. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management team and key personnel have broad experience gained form working with numerous cannabis operations. Our consulting team has experience in most aspects of cannabis operations in most verticals (e.g., cultivation, processing, distribution, manufacturing and retail). Our service providers understand the intricacies of the varying regulations governing cannabis in each jurisdiction and, to the extent necessary, modify the professional services based on the jurisdiction.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly legal states

We also resell a limited number of printers for printing compliance product labels and scales that are National Type Evaluation Program certified legal for trade. Revenue from these resale activities ranged from 1% to 4% of total revenue in each of the three and nine months ended March 31, 2020, and March 31, 2019, and is not expected to become a significant generator of revenue.

Our commercial software revenue growth is driven by leveraging our reputation and continued cannabis, hemp and CBD industry growth. We believe we are well known in these industries and can leverage our reputation, brand recognition, and wealth of relevant experience to attract existing cultivation, manufacturing and dispensary customers, and attract new market entrants. We believe that the reputation of our existing products and our ability to provide services in all areas of the seed-to-sale life cycle will attract customers from competitors that are seeking more comprehensive services and will attract new customers as they enter into existing markets and markets that become newly legalized. We also experience revenue growth in mature, established states and countries by providing a solution to operators seeking to vertically integrate their operations and improve their operations. We provide not only a vertically integrated solution across the cannabis, hemp, and CBD supply chain, but also have the business intelligence capture, which allows operators to run their businesses in a more informed and efficient manner. This business intelligence capture is derived from the suite of services provided by us and sets us apart from competitors.

Through our acquisition, investment and partnership strategies, we are expanding the features available to new and existing customers of MJ Platform and Leaf Data Systems, including the ability to track organic matter from seed-to-self (consumer), with an interactive consumer product experience. We believe that such features create further value by providing additional add-ins that should enhance utilization and the experience of our new and existing customers. For example:

(i)	our agreement with NetSuite will provide tax planning services to our customers in Canada;

(ii)	our integration with Sage Intacct provides tax planning services globally;

(iii)	our license with ZolTrain provides our MJ Platform customers with training modules to educate them and improve their experience by pairing education with product information at the point of sale;

(iv)	our Leaf Data Systems track-and-trace solution specifically customized for the State of Utah to include an electronic verification system and inventory control system, implements solo*TAGTM, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments as an alternative to radio-frequency identification, or RFID, tracking; and

(v)	our agreement with Isolocity enables cannabis enterprises to pursue international expansion by providing a quality management system, or QMS, framework to support local and national compliance needs and by leveraging such QMS, MJ Platform can support good manufacturing practices, or GMP, certification requirements, including the stricter European Union GMP standard required for the export of medical cannabis into Europe and Asia.

Our principal executive offices are located at 1630 Welton Street, Denver, Colorado 80202, and our telephone number is (888) 932-6537 and our Internet website address is www.akerna.com.  The information on our website is not a part of, or incorporated in, this Prospectus.

The Arrangement

On December 18, 2019, we entered into an arrangement agreement, as amended by the Amendment to Arrangement Agreement, dated February 28, 2020 (“Amendment to Arrangement Agreement”), Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (“Amendment No. 2 to Arrangement Agreement), and Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (“Amendment No. 3 to Arrangement Agreement”) (the “Arrangement Agreement”), among us, Exchangeco and Ample, pursuant to which we through Exchangeco agreed to acquire all of the issued and outstanding equity of Ample (the “Arrangement”).

On July 7, 2020, the Arrangement was consummated by way of a court-approved plan of arrangement under Ontario law (the “Plan of Arrangement”) and Ample became our indirect wholly-owned subsidiary.

Pursuant to the Arrangement Agreement and the Plan of Arrangement, on the closing date, holders of Ample common shares (the “Ample Shares”) received a number of Exchangeable Shares equal to the number of Ample Shares multiplied by the exchange ratio of 0.0524 (the “Exchange Ratio”). In the aggregate, Ample shareholders received 3,294,574 Exchangeable Shares. The Exchange Ratio was agreed to on December 18, 2019, and was not adjusted for any subsequent changes in market price of our common stock, par value $0.0001 per share (the “Akerna Shares”) or the Ample Shares prior to the closing date.

Ample’s shareholders adopted and approved the Arrangement Agreement and the Plan of Arrangement on June 26, 2020. Akerna’s shareholders approved the issuance of the Akerna Shares (including the Akerna shares issuable upon exchange of the Exchangeable Shares and shares issuable pursuant to the CVRs) in connection with the Arrangement on June 26, 2020. The Ontario Superior Court of Justice issued a final order approving the Plan of Arrangement on June 30, 2020.

The Exchangeable Shares were issued as part of the Arrangement pursuant to Section 3(a)(10) of the Securities Act, based on the final order of the Ontario Superior Court of Justice.

Exchangeable Shares

The Exchangeable Shares are exchangeable for shares of common stock, par value $0.0001 per share, of Akerna on a 1:1 basis, as determined in accordance with the Arrangement Agreement. The Exchangeable Shares are intended to be substantially economically equivalent to shares of common stock of Akerna. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and the related special voting stock are described herein under the headings “The Exchangeable Shares” and “Description of Company Capital Stock—Special Voting Stock” respectively, and in the terms of our plan of arrangement with Ample, which is included in the Arrangement Agreement filed as an exhibit to the registration statement of which this Prospectus forms a part.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, Purchaser, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims, if any, by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. ..

The Offering

Common stock offered herein:	3,294,574 shares of common stock of Akerna, par value $0.0001, in exchange for the 3,294,574 Exchangeable Shares upon exchange by the holders thereof pursuant to their terms

Common stock outstanding (1):	13,258,707 shares of common stock

Common stock outstanding after the offering (1):	16,553,281 shares of common Stock

Use of Proceeds:	We will not receive any proceeds from the issuance of shares of our common stock upon the exchange of Exchangeable Shares.

Listing of Common Stock:	Our common Stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 6 of this Prospectus and other information included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown above to be outstanding before and after this offering is based on the 13,258,707 shares outstanding as of July 7, 2020. The number of shares of common stock outstanding after this offering assumes that all Exchangeable Shares have been exchanged for share of our common stock. The number of shares of common stock outstanding before and after this offering excludes 5,813,804 shares of our common stock issuable upon exercise of our outstanding warrants and 447,044 shares of common stock underlying restricted stock units that are issued and outstanding but remain subject to vesting conditions.

Selected Financial Data

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this Prospectus and should be read in conjunction with those financial statements.

Statement of Operations Data	Year Ended June 30, 2019	Year Ended June 30, 2018	Nine Months Ended March 31, 2020 (Unaudited)	Nine Months Ended March 31, 2019 (Unaudited)
Total revenues	$10,919,785	$10,476,783	$9,569,638	$7,201,191
Cost of revenues	$4,633,844	$4,361,963	$4,457,110	$3,550,612
Gross profit	$6,285,941	$6,114,820	$5,112,528	$3,650,579
Total operating expenses	$18,701,619	$8,577,980	$17,905,798	$10,317,984
Loss from operations	$(12,415,678)	$(2,463,160)	$(12,793,270)	$(6,667,405)
Net loss	$(12,306,547)	$(2,488,309)	$(12,634,762)	$(6,580,157)
Basic and diluted net loss per common share	$(2.04)	$(0.51)	$(1.11)	$(1.13)
Basic and diluted weighted average common stock outstanding	6,045,382	4,870,950	11,299,997	5,843,334

Balance Sheet Data	At June 30, 2019	At June 30, 2018	At March 31, 2020 (Unaudited)
Total current assets	$24,522,671	$3,017,731	$17,896,418
Total assets	$24,522,671	$3,017,731	$41,348,584
Total current liabilities	$2,442,503	$1,393,902	$4,768,516
Accumulated deficit	$(25,246,312)	$(12,939,765)	$(38,100,333)
Total stockholders’ equity	$22,080,168	$1,623,829	$31,817,810

Selected Unaudited Pro Forma Condensed Combined Financial Data

The selected unaudited pro forma condensed combined financial data presented below as of and for the periods indicated is derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 and nine months ended March 31, 2020 contained elsewhere in this Prospectus and should be read in conjunction with such financial information and accompanying notes and are based on the historical financial statements of Akerna, solo sciences inc. (“Solo”) and Ample, after giving effect to the acquisition of Solo, the probable exercise of the Solo option, and the acquisition of Ample.

Statement of Operations Data	Pro forma Combined for the Year Ended June 30, 2019	Pro forma Combined for the Nine Months Ended March 31, 2020
Total net revenue	$16,100,431	$14,013,128
Cost of revenue	$7,844,537	$6,547,044
Gross profit	$8,255,894	$7,466,084
Total operating expenses	$32,561,506	$25,091,608
Loss from operations	$(24,305,612)	$(17,625,524)
Net loss	$(24,195,335)	$(17,465,502)
Basic and diluted net loss per common share	$(2.75)	$(1.24)
Basic and diluted shares used in computing loss per share	8,795,382	14,049,997

Balance Sheet Data	Pro forma Combined as of March 31, 2020 (Unaudited)
Total current assets	$14,663,771
Total assets	$71,090,717
Total current liabilities	$10,300,006
Accumulated deficit	$(38,100,333)
Total equity	$60,558,640

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision with regard to our securities. The statements contained in this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the Prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to the Company

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal year since our inception in 2010. We have experienced net losses of approximately $12.3 million and $2.5 million for the years ended June 30, 2019 and 2018, respectively, and net losses of approximately $12.6 million and $6.6 million for the nine months ended March 31, 2020 and 2019, respectively, These losses have been due to the substantial investments made by us and MJ Freeway, LLC, our wholly-owned subsidiary (“MJF”) to develop its monitoring and compliance platforms and related software, market these products to government regulatory agencies and commercial businesses and grow its infrastructure to support increased business. We expect to continue to invest in further development of our platforms, software and related product offerings and to grow both our government regulatory and commercial business client base. As a result, we expect our operating expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, product development costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term. In addition, because we are now a public company, we will incur significant legal, accounting and other expenses that MJF did not incur as a private company. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. You should not rely upon our recent revenue growth as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. Our wholly-owned subsidiary MJF has been in existence since 2010, and much of our revenue growth has occurred during the past three years. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

●	market acceptance of our current and future products and services;

●	changing regulatory environments and costs associated with compliance;

●	our ability to compete with other companies offering similar products and services;

●	our ability to effectively market our products and services and attract new clients;

●	existing client retention rates and the ability to upsell clients;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	our ability to control costs, including operating expenses;

●	our ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally; and

●	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.

Our long-term results of operations are difficult to predict and depend on the commercial success of our clients, the continued growth of the cannabis industry generally and the regulatory environment within which the cannabis industry operates.

Our offers of products and services globally to help government regulatory agencies and commercial businesses monitor regulatory compliance and operate efficiently and successfully in compliance with applicable state laws. Our long-term results will directly depend on the continued growth of the legalized cannabis industry (and public acceptance of cannabis-related products) and the ability of our current and future clients to successfully market their own products and services. If the legalized cannabis marketplace does not continue to grow because the public does not increasingly accept cannabis-related products or government regulators adopt laws, rules or regulations that terminate or diminish the ability for commercial businesses to develop, market and sell cannabis-related products, our business and financial performance would be materially adversely affected. Additionally, even if the cannabis marketplace continues to grow rapidly, and government regulation allows for the free-market development of this industry, products and services competitive with those offered by us may enjoy better market acceptance.

The legalized cannabis industry may not continue to grow and the regulatory environment may not remain favorable to participants in the industry. More generally, our products and services may not experience growing market acceptance, which would adversely impact our ability to grow revenue.

As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

We currently serve government and private clients with respect to their tracking, monitoring and compliance needs as they operate in a growing cannabis industry. Any risks related to the cannabis industry that may adversely affect our clients and potential clients may, in turn, adversely affect demand for our products. Specific risks faced by companies operating in the cannabis industry include, but are not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is a Schedule-I controlled substance under the Controlled Substances Act and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Because federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our clients’ inability to proceed with their operations, which would adversely affect demands for our products.

Uncertainty of federal enforcement and the need to renew temporary safeguards

On January 4, 2018, Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the U.S. Department of Justice (“DOJ”) that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. As a result, it is now unclear if the DOJ will seek to enforce the Controlled Substances Act against those users and suppliers who comply with state marijuana laws.

Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses that utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for our clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect our operations.

In 2014, Congress passed a spending bill (“2015 Appropriations Bill”) containing a provision (“Appropriations Rider”) blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State medical marijuana law.” The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the Justice Department maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. Additionally, the Appropriations Rider must be re-enacted every year. While it was continued in 2016, 2017 and 2018, and remains in effect, continued re-authorization of the Appropriations Rider cannot be guaranteed. If Congress should pass a 2019 budget rather than an extension of the 2018 budget, it would need to renew the Appropriations Rider at such time, and there can be no assurance that the Appropriations Rider would be renewed at such time. Additionally, in the event of Congress failing either to pass a 2019 budget or an extension of the 2018 budget in the form of a “continuing resolution,” a government shutdown would result, and the Appropriations Rider would no longer be in force. If the Appropriation Rider is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.

Further legislative development beneficial to our operations is not guaranteed

Among other things, our business involves the provision of an online platform that provides monitoring and tracking of those involved in the cultivation, distribution, manufacture, storage, transportation and/or sale of medical and adult use cannabis products in compliance with applicable state law. The success of our business depends on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect demand for our product and operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The legality of marijuana could be reversed in one or more states

The voters or legislatures of states in which marijuana has already been legalized could potentially repeal applicable laws that permit the operation of both medical and retail marijuana businesses. These actions might force businesses, including those that are our clients, to cease operations in one or more states entirely.

Changing legislation and evolving interpretations of law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our clients and, in turn, our operations. Local, state and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require our clients and thus us to incur substantial costs associated with modification of operations to ensure such clients’ compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our clients’ business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that our commercial clients are authorized to produce. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

Dependence on client licensing

Our business is dependent on our customers obtaining various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for our clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that a client of ours had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect our operations. There can be no assurance that our existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

Banking regulations could limit access to banking services

Because the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot lawfully accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate and their reliance on cash can result in a heightened risk of theft, which could harm their businesses and, in turn, harm our business. Additionally, some courts have denied marijuana-related businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments, which may limit the willingness of banks to lend to our clients and to us.

Insurance risks

In the United States, many marijuana-related businesses are subject to a lack of adequate insurance coverage. In addition, many insurance companies may deny claims for any loss relating to marijuana or marijuana-related operations based on their illegality under federal law, noting that a contract for an illegal transaction is unenforceable.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While we have attempted to identify many risks specific to the cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this Prospectus, which could materially and adversely affect our business and financial performance. We expect that the cannabis market and our business will evolve in ways that are difficult to predict. For example, it is anticipated that over time, we will reach a point in most markets where we have achieved a market penetration level in which new client acquisitions are less productive, and the continued growth of our revenue will require more focus on increasing the rate at which existing clients purchase products and services across our platforms. Our long-term success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in the cannabis industry, our operations could be adversely affected.

A significant portion of our business is, and is expected to be, from government contracts, which present certain unique risks.

Contracts for the Leaf Data Systems with government agencies in Pennsylvania and Washington represented 39% of our revenue for the fiscal year ended June 30, 2019. In August 2019, we entered into the Utah Contract for MJF’s provision of our Leaf Data System and Trace Seed-to-sale Solution, specifically customized for the State of Utah to include an electronic verification system and inventory control system that includes customer relationship management technology. The initial term of the Utah Contract for performance of such implementation and integration is effective as of August 12, 2019. We expect the inventory control system to be fully rolled out and operational by the end of calendar year 2019 and the electronic verification system to be to be fully rolled out and operational between March and June 2020. Once the initial phases provided in the Utah Contract are complete, the DTS is expected to move into subscription services. Accordingly, we expect our revenue from state government contracts to increase.

In order to obtain a government contract for the Leaf Data Systems, we are required to follow a competitive bidding process in each state where we seek a contract. Government contracts have very specific compliance requirements that often require contractors to invest material time and money to prepare a bid to ensure that our technology, processes and staff meet these specific requirements. After expenditures of such time and money, there is no assurance that the bid will result in an award of a contract. Further, even if a contract is awarded, there are strict procedures that government agencies follow when it comes to reimbursement of the costs incurred in the course of fulfilling contracts. Accordingly, it is possible that some or all costs might not be reimbursed under a government contract as contemplated by us.

Government agencies also typically audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems and compliance with applicable laws, regulations and standards. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines and suspension, or prohibition from doing business with the government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such imposition of penalties, or the loss of such government contracts, could materially adversely affect our business, financial condition, results of operations and growth prospects.

There also is typically a longer window of liability under government contracts than private contracts, and the government can seek claims after the contract has ended and payments under the contract have been made. The terms of government contract may also require the sharing of proprietary information, processes, software and research and development efforts with the government. Additionally, government employees are required to follow certain protocols to ensure there is no appearance of impropriety in the bidding process. As a result, bidders on government contracts must ensure that there is no appearance of favoritism, gift giving, bribery or the exertion of other influences in the bidding process. Any finding of same can result in fines to the bidder and cancellation of contracts. The applicable state government generally has the ability to terminate our contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, we generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for its convenience.

We cannot assure you that we will be successful in navigating the government contract bidding process or that we will be able to maintain our existing government contracts or obtain additional government contracts in the future.

Our operations may be adversely affected by disruptions to our information technology (“IT”) systems, including disruptions from cybersecurity breaches of our IT infrastructure.

We rely on information technology networks and systems, including those of third-party service providers, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for a variety of functions, including financial reporting, data management, project development and email communications. Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, terrorist attacks, sabotage and similar events. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our information technology systems to sophisticated and targeted measures known as advanced persistent threats. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our systems or in non-encrypted portable media or storage devices. We could also experience a business interruption, information theft of confidential information, or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Despite the implementation of network security measures and disaster recovery plans, our systems and those of third parties on which we rely may also be vulnerable to computer viruses, break-ins and similar disruptions. If we or our vendors are unable (or are perceived as unable) to prevent such outages and breaches, our operations may be disrupted and our business reputation could be adversely affected.

We expect that risks and exposures related to cybersecurity attacks will remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, processes, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations (including Canadian’s Cannabis Act and related regulations and the European Union’s general data protection regulation (“GDPR”)) regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.

Some of the applications and services available through the Leaf Data System and MJ Platform are provided through relationships with third-party service providers. We do not typically have any direct control over these third-party service providers. These third-party service providers could experience service outages, data loss, privacy breaches, including cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm users thereof. The MJ Platform itself does not depend on any third-party software or applications and is based entirely on open source technologies and custom programming. The MJ Platform, however, is hosted by Amazon Web Services, a third party service provider. There are readily available alternative hosting services available should we desire or need to move to a different web host. Certain ancillary services provided by us also uses the services of third party providers, for which, we believe, there are readily available alternatives on comparable economic terms. Offering integrated platforms, such as the Leaf Data System and MJ Platform which partially rely on the services of other providers lessens the control that we have over the total client experience. Should the third-party service providers we rely upon not deliver at standards we expect and desires, acceptance of our platforms could suffer, which would have an adverse effect on our business and financial performance. Further, we cannot be assured of entering into agreements with such third-party service providers on economically favorable terms.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions. Any acquisition that we make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial, and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our own. Any acquisitions would be accompanied by risks. For example, there may be significant changes in our market value after we have committed to complete the transaction and have established the purchase price or exchange ratio; a potential targeted acquisition’s business and prospects may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers, and contractors; and the acquired business or assets may have unknown liabilities that may be significant. If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. To grow and be successful, we need to attract and retain qualified personnel.

We recently acquired three separate operating companies: approximately 80% of Solo and 100% of each of Trellis Solutions Inc., an Ontario corporation (“Trellis”) and Ample. We may not be able to successfully integrate all three of these businesses into our operations, including assimilating the operations and personnel of each of these companies. If we do not successfully integrate these businesses we may not maximize the anticipated benefits of these acquisitions and efforts to complete such integration may have an adverse impact on our results of operations by distracting management and other key personnel, increasing costs of operations or exposing us to additional liabilities.

In any future acquisitions, we may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of our or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions.

Our shares of Solo are subject to a potential repurchase option by the other shareholders of Solo.

We currently hold approximately 80% of the issued and outstanding shares of Solo and have an option, until January 15, 2021, to acquire the remaining minority stake in Solo in either cash or shares. If our option expires unexercised, Solo’s other shareholders have a three-month option to acquire between 40% and 55% of Solo back from the us in cash. If we fail, or are unable to or determine not to exercise our option, our ownership in Solo could be reduced significantly, we could lose our representatives on the board of directors of Solo and we could no longer have control over the management and operations of Solo. If we are unable to effect control over the operations of Solo, we would be dependent on the management of Solo for the success of Solo and the value of our remaining shares of Solo. If such management fails to successfully implement the operations of Solo, it could adversely affect the value of our Solo shares which could negatively impact our financial condition.

To grow and be successful, we need to attract and retain qualified personnel.

Our growth and success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for experience and qualified talent in our industry can be intense. We may not be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we are unable to hire, assimilate and retain qualified personnel in the future, such inability could adversely affect our operations.

We are smaller and less diversified than many of our potential competitors.

While we believe we are a leading provider in the software solutions segment of the cannabis industry, there exists many general software design and integrated business platform companies seeking to provide online and software based business solutions and operations integration to customers in numerous industries. The continued growth of the cannabis industry will likely attract some of these existing companies and incentivize them to produce solutions that are competitive with those offered by us. Many of these potential competitors are a part of large diversified corporate groups with a variety of other operations and expansive resources. We may not be able to successfully compete with larger enterprises devoting significant resources to compete in our target marketspace, which may negatively affect operations.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our Leaf Data Systems, MJ Platform and intellectual property acquired in business combinations, such as Solo, Trellis and Ample. We seek to protect our proprietary and intellectual property rights through patent applications, available copyright and trademark laws, nondisclosure agreements, and licensing and distribution arrangements with reputable companies in our target markets. While patent protection for inventions related to cannabis and cannabis-related products is available, there are substantial difficulties faced in the patent process by cannabis-related businesses. Further, patent applications may be rejected for numerous other reasons beyond those related to the cannabis industry, including that the subject matter of the application is found to be non-patentable. Our previous patent applications were denied and while we are continuing to pursue such applications and believe they are with merit, there can be no assurance that patents will be issued on these applications. The failure to be awarded patents on our technology could weaken our ability to enforce our intellectual property rights. Any such enforcement, whether we have been granted patent protection or not, would be costly, and there can be no assurance that we will have the resources to undertake all necessary action to protect our intellectual property rights or that we will be successful. Any infringement of our material intellectual property rights could require us to redirect resources to actions necessary to protect same and could distract management from our underlying business operations. An infringement of our material intellectual property rights and resulting actions could adversely affect our operations.

Our success depends in part upon our ability to protect our core technology and intellectual property.

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of patent applications, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

We generally control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international copyright laws.

Despite efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology, as was the case when our source code was compromised in June 2017. We have taken significant actions to improve security but will be required to regularly modify our systems to combat new hacking approaches as they develop. In addition, as our international operations expand, effective intellectual property protections may not be available or may be limited in foreign countries.

Companies in the Internet, technology, and software industries frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. From time to time, we may face allegations that we have infringed the trademarks, copyrights, patents, trade secrets and other intellectual property rights of third parties, including competitors and non-practicing entities.

Others may assert intellectual property infringement claims against us.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. It is possible that others may claim from time to time that our products misappropriate or infringe the intellectual property rights of third parties. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against these claims, which could adversely affect our operations. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible.

Our business and stock price may suffer as a result of our limited public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock in an adverse manner, the price and trading volume of our common stock could decline.

If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. We currently have limited coverage by securities and industry analysts. If no additional securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who cover, or who cover us in the future, change their recommendation regarding our stock in an adverse manner, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of MJF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to conclude that our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Failure to remediate material weaknesses in internal accounting controls could result in material misstatements in our financial statements.

Our management has identified material weaknesses in our internal controls over financial reporting and has concluded that due to such material weaknesses, our disclosure controls and procedures were not effective as of June 30, 2019. If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares of Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions include a staggered Board of Directors and the ability of the Board of Directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

Our Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to us, or any of our directors or officers in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may otherwise have.

Our management may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. These potential conflicts of interest could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under our amended and restated certificate of incorporation, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.

Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our operations could be adversely affected by events outside of our control, such as natural disasters, wars or health epidemics.

We may be impacted by business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires. An outbreak of any of the foregoing or a fear of any of the foregoing, could adversely impact us by disrupting the operations of our customers, which could result in delayed payments, non-renewal of contracts and other adverse effects on the market for our products or by causing project development and implementation delays and disruptions (including as a result of government regulation and prevention measures). We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

Direct and indirect consequences of the COVID-19 pandemic may have material adverse consequences.

The current COVID-19 pandemic is creating extensive disruptions to the global economy. Governments, businesses, and the public are taking unprecedented actions to contain the spread of COVID-19 and to mitigate its effects, including quarantines, travel bans, shelter-in-place orders, closures of businesses, fiscal stimulus, and legislation designed to deliver monetary aid and other relief. While the scope, duration, and full effects of COVID-19 are rapidly evolving and not fully known, the pandemic and related efforts to contain it have disrupted global economic activity, adversely affected the functioning of financial markets, impacted interest rates, increased economic and market uncertainty, and disrupted trade and supply chains. If these effects continue for a prolonged period or result in sustained economic stress or recession, we may experience adverse effects to our operations. Specifically, if our customers are forced to reduce business hours or close their businesses for an extended period of time or if their customer base experiences financial hardship, our customers may experience a sharp decline in revenue and be unable to meet their obligations to us under existing agreements or be unwilling to extend their agreements past current terms, which may adversely impact our financial results. Further we may experience a decrease in new customers due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19. As governments are focused on relief efforts and fiscal stimulus measures, important legislation to expand or clarify certain existing or new markets for our products may be postponed or abandoned, which may adversely impact our results. Further, these conditions may impact our ability to access financial markets to obtain necessary funding to operate our business as currently contemplated, which may adversely affect our liquidity and working capital. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended June 30, 2019, such as those relating to our operations and financial condition. Due to the highly uncertain and dynamic nature of events relating to the COVID-19 pandemic, it is not currently possible to estimate the impact of the pandemic on our business. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.

Risks Relating to our Convertible Debt

The issuance of shares of our common stock pursuant to our convertible notes may result in significant dilution to our stockholders.

The conversion of our outstanding convertible notes we issued on June 9, 2020 could result in the issuance of a significant number of shares of our common stock. Currently the $17 million in principal amount of convertible notes is convertible at a price of $11.50 per share, which would result in the issuance of 1,478,260 shares of our common stock upon the conversion of the convertible notes in full. Beginning on April 1, 2021, at the option of Akerna, the installment payments on the convertible notes can be converted into shares of common stock of Akerna at a price per share equal to the lower of (i) the conversion price then in effect, (ii) the greater of (x) the floor price of $1.92 and (y) 90% of the lower of (A) the volume weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (B) the quotient of (I) the sum of the volume weighted average price of the common stock for each of the two (2) trading days with the lowest volume weighted average price of the common stock during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (II) two (2).

Due to the variable nature of the adjustments of installment conversion prices and the formula that sets certain conversion prices of these securities based on a discount to the then current market price, we could issue up to 8,854,167 shares of common stock upon conversion of the convertible notes at the floor price, which may result in a significant dilution to our stockholders and could negatively impact the trading price of our common stock.

Our obligations to the holders of our convertible notes are secured by a security interest in substantially all of our assets, if we default on those obligations, the convertible note holders could foreclose on our assets.

Our obligations under the convertible notes we issued on June 9, 2020 and the transaction documents relating to those convertible notes are secured by a security interest in substantially all of our assets. As a result, if we default under our obligations under such convertible notes, the collateral agent on behalf of the holders of the convertible notes could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and you may lose all or part of your investment.

Events of default under the convertible notes include: (i) suspension of trading of the common stock on a national securities exchange for five days; (ii) uncured conversion failure; (iii) failure by us to maintain required share allocations for the conversion of the convertible notes; (iv) failure by us to pay principal when due; (v) failure to remove restricted legends from shares issued to the holders upon conversion of the convertible notes; (vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness of Akerna; (vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against Akerna or any subsidiary and not dismissed within 45 days of initiation; (viii) the commencement by Akerna or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (ix) the entry by a court of a decree, order, judgment or other similar document in respect of Akerna or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (x) final judgment for the payment of money aggregating in excess of $50,000 are rendered against Akerna or any subsidiary and not bonded or discharged within 30 days; (xi) failure of Akerna or any subsidiary to pay when due any debts in excess of $50,000 due to any third party; (xii) breaches by Akerna or any subsidiary of any representations or warranties in the securities purchase agreement pursuant to which the convertible notes were purchased or any document contemplated thereby; (xiii) a false or inaccurate certification by Akerna that either (A) the “Equity Conditions” (as defined in the convertible notes) are satisfied, (B) there has been no “Equity Conditions Failure,” (as defined in the Notes) or (C) as to whether any event of default has occurred; (xiv) failure of Akerna or any subsidiary to comply with certain of the covenants in the convertible notes; (xv) the occurrence of (A) at any time after the six month anniversary of the issuance date of the convertible notes, any current public information failure that remains outstanding for a period of twenty (20) trading days or (B) any restatement of any financial statements of Akerna filed with the SEC; (xvi) any material adverse effect occurring; (xvii) any provision of any transaction document shall at any time for any reason cease to be valid and binding or enforceable; (xviii) any security document shall for any reason (other than pursuant to the express terms thereof or due to any failure or omission of the collateral agent) fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien; (xix) any material damage to, or loss, theft or destruction of, any collateral, that is material to the business of Akerna or any subsidiary and is not reimbursed by insurance; or (xx) any event of default occurs under any other convertible note.

The holders of the convertible notes have certain additional rights upon an event of default under such convertible notes, which could harm our business, financial condition and results of operations and could require us to reduce or cease or operations.

Under the convertible notes, the holders have certain rights upon an event of default. Such rights include (i) the remaining principal amount of the convertible notes bearing interest at a rate of 15% per annum, (ii) during the event of default the holders of the convertible notes will be entitled to convert all or any portion of the convertible notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the volume weighted average price of the common stock for each of the two (2) trading days with the lowest volume weighted average price of the common stock during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two (2), but not less than the floor price, and (iii) the holder having the right to demand redemption of all or a portion of the convertible notes, as described below. At any time after certain notice requirements for an event of default are triggered, a holder of convertible notes may require us to redeem all or any portion of the convertible note by delivering written notice. The redemption price will equal the greater of (i) 115% of the outstanding principal of the convertible note to be redeemed and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to market value of the shares of the common stock underlying the convertible notes, as determined in accordance with the convertible notes. Upon the occurrence of certain events of default relating to the bankruptcy of Akerna, whether occurring prior to or following the maturity date, Akerna will be required to immediately redeem the convertible notes, in cash, for an amount equal to 115% of the outstanding principal of the convertible notes, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity. We may not have sufficient funds to settle the redemption price and, as described above, this could trigger rights under the security interest granted to the holders and result in the foreclosure of their security interests and liquidation of some or all of our assets.

The exercise of any of these rights upon an event of default could substantially harm our financial condition, substantially dilute our other shareholders and force us to reduce or cease operations and you may lose all or part of your investment.

Risks Relating to our Common Stock and this Offering

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

Any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt, subject to the limitations imposed by our current outstanding convertible notes, or the issuance or sale of other securities or instruments senior to our shares of common stock. We cannot be certain how the repayment of our convertible notes will be funded and we may issue further equity or debt in order to raise funds to repay the convertible notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

The market price of our shares of common stock is particularly volatile given our status as a relatively new public company with a generally small and thinly traded public float, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of common stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Currently, there are warrants of Akerna to purchase 5,813,804 shares of common stock at $11.50 per share and $17 million in principal amount of convertible notes convertible at a price of $11.50 per share. In addition, because we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our common stock. Many of these factors are beyond our control and may decrease the market price of our shares of common stock, regardless of our operating performance.

The market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of common stock at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	Variations in our revenues and operating expenses;

●	Actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

●	Market conditions in our industry, the industries of our customers and the economy as a whole;

●	Actual or expected changes in our growth rates or our competitors’ growth rates;

●	Developments in the financial markets and worldwide or regional economies;

●	Announcements of innovations or new products or services by us or our competitors;

●	Announcements by the government relating to regulations that govern our industry;

●	Sales of our common stock or other securities by us or in the open market; and

●	Changes in the market valuations of other comparable companies.

The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

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FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on information available to our management as of the date of this Prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, in particular the substantial risks and uncertainties related to the ongoing COVID-19 pandemic. Important factors that could cause such differences include, but are not limited to:

●	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

●	our ability to complete planned acquisitions on time or at all due to failure to obtain stockholder approval or governmental or regulatory clearances, or the failure to satisfy other conditions to completion, or the failure of completion for any other reason;

●	our ability to attract new customers on a cost-effective basis and the extent to which existing customers renew and upgrade their subscriptions;

●	the timing of our introduction of new solutions or updates to existing solutions;

●	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

●	our ability to maintain and expand our strategic relationships with third parties;

●	our ability to deliver our solutions to customers without disruption or delay;

●	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

●	our ability to expand our international reach;

●	our ability to retain or recruit officers, key employees and directors;

●	our ability to raise additional capital in the future;

●	our ability to successfully coordinate Akerna’s business with acquired businesses within anticipated timelines and at their expected costs;

●	our response to adverse developments in general market, business, economic, labor, regulatory and political conditions, including worldwide demand for cannabis and the spot price and long-term contract price of cannabis;

●	our response to competitive risks;

●	the market reaction to negative publicity regarding cannabis;

●	our ability to effectively manage any disruptions to our business and/or any negative impact to our financial performance caused by the economic and social effects of the COVID-19 pandemic and measures taken in response; and

●	other factors discussed in other sections of this Prospectus, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS

Solo Acquisition

On November 25, 2019, we entered into a stock purchase agreement with substantially all of the shareholders of Solo, Ashesh C. Shah, Lokesh Chugh and Palle Pedersen, each an adult individual (collectively, the “Solo Shareholder Representatives”) and Solo, pursuant to which we agreed to acquire all right, title and interest in 80.40% of the issued and outstanding capital stock of Solo (calculated on a fully diluted basis), free and clear of all liens.

On January 15, 2020, we closed on the stock purchase agreement and acquired 80.40% of the outstanding capital stock of Solo. The initial consideration amount was 1,950,000 shares of our common stock, less 570,000 shares of our common stock to be held in escrow as follows: (a) 375,000 are to be held and sold to cover costs of the Solo shareholders under a related intellectual property purchase agreement, to be completed within 12 months of the closing date, with any remaining shares to be released to the Solo shareholders; and (b) 195,000 shares to be held to cover any indemnity payment to certain Akerna parties under the indemnity provisions in the agreement.

We have an option to acquire the remaining minority stake in Solo during the 12 months following the close in either cash or shares (the “Company Option”) in an amount equal to either (a) if Akerna shares are trading at an amount less than or equal to $16.00 per share, the greater of (i) 800,000 Akerna shares or (ii) the difference between the number of Akerna shares worth $20,000,000 valued at market price and 1,950,000 Akerna shares, or (b) if Akerna shares are trading at more than $16.00 per share, the number of Akerna shares equal to the (A) difference between (i) the product of the market price and 1,950,000 Akerna shares and (ii) $44,000,000, divided by (B) the market price.

If the Company Option expires unexercised, Solo has a three-month option to acquire between 40% and 55% of Solo back from us in cash.

We also agreed to pay fees to the legacy Solo shareholders equal to the lesser of (i) $0.01 per solo*TAGTM and solo*CODETM sold or (ii) 7% of net revenue. The fees will be paid annually until the earlier of: (1) Akerna shares trading above $12 per share for 20 days in a 30-day period; (b) Akerna no longer owning a majority stake in Solo; or (c) the expiration of the patents related to solo*TAGTM and solo*CODETM, which is December 1, 2029.

Ashesh C. Shah, one of the shareholder representatives of the Solo shareholders in the transaction, is a former director of Akerna. Mr. Shah resigned as a director of Akerna on November 24, 2019, prior to the approval of the transactions in the Solo purchase agreement by the board of Akerna on November 25, 2019.

Trellis Acquisition

On April 8, 2020, we entered into a stock exchange agreement among each of the parties set forth in Exhibit E of the agreement, Pranav Sood, an individual, and Trellis, pursuant to which we purchased and took assignment and delivery of 100% of the issued and outstanding capital stock of Trellis. The consideration for the Trellis shares was 349,650 shares of our common stock with an aggregate contract value of $2,000,000 at $5.72 per share, which is subject to certain adjustments not later than 90 days post-closing. The acquisition closed on April 10, 2020, the acquisition date fair value of the shares of stock issued was $2,531,466, or $7.24 per share, the closing price on the date of acquisition.

Ample Acquisition

On December 18, 2019, we entered into the Arrangement Agreement, pursuant to which we through Exchangeco agreed to the Arrangement to acquire all of the issued and outstanding equity of Ample.

On July 7, 2020, the Arrangement was consummated by way of the court-approved Plan of Arrangement under Ontario law and Ample became our indirect wholly-owned subsidiary.

Pursuant to the Arrangement Agreement and the Plan of Arrangement, on the closing date, holders of Ample Shares received a number of Exchangeable Shares equal to the number of Ample Shares multiplied by the Exchange Ratio of 0.0524. In the aggregate, Ample shareholders received 3,294,574 Exchangeable Shares. The Exchange Ratio was agreed to on December 18, 2019, and was not adjusted for any subsequent changes in market price of our common stock or the Ample Shares prior to the closing date. The Exchangeable Shares are exchangeable for shares of our common stock on a 1:1 basis, as determined in accordance with the Arrangement Agreement.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, Purchaser, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary.

In addition to the Exchangeable Shares, each Ample shareholder, immediately prior to the time at which the Arrangement became effective received one Contingent Value Right (each a “CVR” and collectively the “CVRs”). Each CVR entitles the holder to receive a portion of Deferred Consideration (as defined in the Arrangement Agreement) that the initial holder of such CVR is entitled to receive in its capacity as an Ample shareholder, with an aggregate of up to CAD$10,000,000 additional Exchangeable Shares issuable to the holders of the CVRs subject to downward adjustment pursuant to the Arrangement Agreement. Pursuant to the Rights Indenture entered into on July 7, 2020 by and among Akerna, Exchangeco, John Prentice as Shareholder Representative and Odyssey Trust Company, holders of CVRs shall be entitled to additional Exchangeable Shares if certain revenue targets are achieved by Ample during the twelve month period following effectiveness of the Arrangement.

On July 7, 2020, we, entered into (i) an Exchangeable Share Support Agreement together with Exchangeco, Akerna Canada Holdings Inc., a corporation existing under the laws of the Province of Ontario, and John Prentice, as Shareholder Representative, and (ii) a Voting and Exchange Trust Agreement (the “Voting and Exchange Trust Agreement”) with Exchangeco, Akerna Canada Holdings Inc. and Odyssey Trust Company (the “Trustee”) solely for the purpose of ensuring that each Exchangeable Share is substantially the economic and voting equivalent of a share of common stock of Akerna, and, following the registration of the shares of common stock issuable upon exchange of the Exchangeable Shares and the CVRs with the Securities and Exchange Commission (the “Commission”), ensuring that each Exchangeable Share is exchangeable on a one-for-one basis for a share of common stock of Akerna, subject to certain limitations set forth therein. Together, the Voting and Exchange Trust Agreement and the Support Agreement set forth the terms governing the Exchangeable Shares. Through the Voting and Exchange Trust Agreement and the issuance by Akerna to the Trustee of a special voting share, each holder of Exchangeable Shares effectively has the ability to cast votes along with holders of shares of our common stock.

Debt Financing

On June 8, 2020, we entered into a securities purchase agreement with two institutional investors to sell a new series of senior secured convertible notes of Akerna, in the aggregate principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all of our outstanding and future indebtedness. On June 9, 2020, we issued the convertible notes and entered into a security and pledge agreement related thereto. See the description of the convertible notes below under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Convertible Note Transaction”.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of shares of our common stock on the exchange of Exchangeable Shares.

PLAN OF DISTRIBUTION

The common stock offered under this Prospectus will be issued in exchange for Exchangeable Shares. No broker, dealer or underwriter has been engaged in connection with soliciting the exchange and no commission or other compensation will be paid to any person in connection with the solicitation of the exchange. Exchangeco issued the Exchangeable Shares to shareholders of Ample, on July 7, 2020. The shareholders of Ample received the Exchangeable Shares in connection with the arrangement by and between Ample, Exchangeco and Akerna under a plan of arrangement in accordance with Section 182 of the Business Corporations Act (Ontario). The Ontario Superior Court of Justice issued a final order approving the plan of arrangement on June 30, 2020. The Exchangeable Shares were issued pursuant to Section 3(a)(10) of the Securities Act, based on the final order of the Ontario Superior Court of Justice.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends is restricted by agreements governing Akerna’s and its subsidiaries’ debt, including the Company’s senior secured convertible notes. See “Risk Factors” above.

DESCRIPTION OF COMPANY CAPITAL STOCK

Our authorized share capital consists of 75,000,000 shares of Common Stock, $0.0001 par value per share, of which 13,258,707 shares of common stock are issued and outstanding as of July 7, 2020, 5,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding and one share of special voting stock, of which one share is outstanding. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common stock. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of Akerna and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of Akerna, in the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Special Voting Share

The special voting share has a par value of $0.0001 per share. The special voting share entitles the holder thereof to an aggregate number of votes equal to the number of the Exchangeable Shares issued and outstanding from time to time and that are not owned by us or our subsidiaries. Except as otherwise provided herein or by law, the holder of the special voting share and the holders of our common stock will vote together as a single class on all matters submitted to a vote of Akerna’s shareholders. With respect to all meetings of shareholders of Akerna at which holders of Akerna shares are entitled to vote, each registered holder of Exchangeable Shares shall be entitled to instruct the trustee holding the special voting share to cast and exercise, in the manner instructed, that number of votes equal to the “Equivalent Vote Amount” for each Exchangeable Share owned of record by such holder of Exchangeable Shares at the close of business on the record date established by Akerna or by applicable law for such meeting, in respect of each matter, question, proposal or proposition to be voted on at such meeting. At such time as the special voting share has no votes attached to it, the special voting share shall be automatically cancelled.

Exchangeable Shares

The Exchangeable Shares of Exchangeco are intended to be substantially economically equivalent to shares of our common stock. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of Exchangeco include the following:

●	any holder of Exchangeable Shares of Exchangeco is entitled at any time following effectiveness of the registration statement, of which this Prospectus is a part to require Exchangeco to redeem any or all of the Exchangeable Shares registered in his/her name in exchange for one share of our common stock for each Exchangeable Share presented and surrendered;

●	in the event Akerna declares a dividend on its common stock, the holders of Exchangeable Shares of Exchangeco are entitled to receive from Exchangeco the same dividend, or an economically equivalent dividend, on their Exchangeable Shares;

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the holders of the Exchangeable Shares of Exchangeco are not entitled to receive notice of or to attend any meeting of the shareholders of Exchangeco or to vote at any such meeting, except as required by law or as specifically provided in the Exchangeable Share conditions; and

●	the holders of Exchangeable Shares of Exchangeco are entitled to instruct the Trustee to vote the special voting stock as described above.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, Purchaser, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary.

CVRs

In addition to the Exchangeable Shares, each Ample shareholder, immediately prior to the time at which the Arrangement became effective received one CVR. Each CVR entitles the holder to receive a portion of Deferred Consideration (as defined in the Arrangement Agreement) that the initial holder of such CVR is entitled to receive in its capacity as an Ample shareholder, with an aggregate of up to CAD$10,000,000 additional Exchangeable Shares issuable to the holders of the CVRs subject to downward adjustment pursuant to the Arrangement Agreement. Pursuant to the Rights Indenture entered into on July 7, 2020 by and among Akerna, Exchangeco, John Prentice as Shareholder Representative and Odyssey Trust Company, holders of CVRs shall be entitled to additional Exchangeable Shares if certain revenue targets are achieved by Ample during the twelve month period following effectiveness of the Arrangement.

Election of Directors

Our Class I Directors held office until the 2019 annual meeting of stockholders and were reelected at such meeting. Our Class II Directors hold office until the 2020 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class III Directors hold office until the 2021 annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the votes cast at the annual meeting by the holders of Common Stock present in person or represented by proxy and entitled to vote at such meeting. There is no cumulative voting for directors.

DESCRIPTION OF THE BUSINESS

Business Overview

We are a leading provider of enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Ten years ago, we identified a need for organic material tracking and regulatory compliance software as a service (“SaaS”) solutions in the growing cannabis and hemp industry. We developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. We provide our regulatory software platform, Leaf Data Systems®, to government regulatory agencies, and our business software platform, MJ Platform®, to state and federally licensed businesses. Although we have helped monitor legal compliance for more than $18 billion in cannabis sales to date, we do not handle any cannabis related material, do not process sales transactions within the United States, and our revenue generation is not related to the type or amount of sales made by our clients, as revenues are generated by us on a fixed-fee based subscription model.

Our core products, Leaf Data Systems and MJ Platform, are highly-versatile platforms that provide our clients with a central data management system for tracking regulated products – from seed to initial plant growth to product – throughout the complete supply chain, using a global unique identifier method. Our platforms also provide clients with integrated security, transparency and scalability capabilities. These capabilities allow our state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada, Italy, Macedonia and Colombia) regulation at all times, and allows our government regulatory clients to effectively and cost-efficiently monitor licensees and ensure that commercial businesses are complying with their states’ regulations.

We generate revenue from software sales and by providing consulting services as follows:

●	Government Regulatory Software Contracts – Leaf Data Systems is our SaaS product for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. We have been serving three clients for Leaf Data Systems, the State of Washington, the Commonwealth of Pennsylvania and the State of Utah.

●	Commercial Software Contracts – MJ Platform is our SaaS offering for state and federally-licensed businesses. MJ Platform is an ERP (Enterprise Resource Planning) compliance system specific to the cannabis industry, including state-legal marijuana, hemp and Cannabidiol, or CBD, industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers, distributors and retailers, but has applications in other industries.

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Consulting Services Contracts – We provide consulting services to cannabis industry operators interested in entering the cannabis industry and in integrating our platforms into their respective operations and systems. We consult with clients on a wide range of areas to help them successfully maintain compliance with state law. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management team and key personnel have broad experience gained form working with numerous cannabis operations. Our consulting team has experience in most aspects of cannabis operations in most verticals (e.g., cultivation, processing, distribution, manufacturing and retail). Our service providers understand the intricacies of the varying regulations governing cannabis in each jurisdiction and, to the extent necessary, modify the professional services based on the jurisdiction.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly legal states

We also resell a limited number of printers for printing compliance product labels and scales that are National Type Evaluation Program certified legal for trade. Revenue from these resale activities ranged from 1% to 4% of total revenue in each of the three and nine months ended March 31, 2020, and March 31, 2019, and is not expected to become a significant generator of revenue.

Our commercial software revenue growth is driven by leveraging our reputation and continued cannabis, hemp and CBD industry growth. We believe we are well known in these industries and can leverage our reputation, brand recognition, and wealth of relevant experience to attract existing cultivation, manufacturing and dispensary customers, and attract new market entrants. We believe that the reputation of our existing products and our ability to provide services in all areas of the seed-to-sale life cycle will attract customers from competitors that are seeking more comprehensive services and will attract new customers as they enter into existing markets and markets that become newly legalized. We also experience revenue growth in mature, established states and countries by providing a solution to operators seeking to vertically integrate their operations and improve their operations. We provide not only a vertically integrated solution across the cannabis, hemp, and CBD supply chain, but also have the business intelligence capture, which allows operators to run their businesses in a more informed and efficient manner. This business intelligence capture is derived from the suite of services provided by us and sets us apart from competitors.

Through our acquisition, investment and partnership strategies, we are expanding the features available to new and existing customers of MJ Platform and Leaf Data Systems, including the ability to track organic matter from seed-to-self (consumer), with an interactive consumer product experience. We believe that such features create further value by providing additional add-ins that should enhance utilization and the experience of our new and existing customers. For example:

(i)	our agreement with NetSuite will provide tax planning services to our customers in Canada;

(ii)	our integration with Sage Intacct provides tax planning services globally;

(iii)	our license with ZolTrain provides our MJ Platform customers with training modules to educate them and improve their experience by pairing education with product information at the point of sale;

(iv)	our Leaf Data Systems track-and-trace solution specifically customized for the State of Utah to include an electronic verification system and inventory control system, implements solo*TAGTM, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments as an alternative to radio-frequency identification, or RFID, tracking; and

(v)	our agreement with Isolocity enables cannabis enterprises to pursue international expansion by providing a quality management system, or QMS, framework to support local and national compliance needs and by leveraging such QMS, MJ Platform can support good manufacturing practices, or GMP, certification requirements, including the stricter European Union GMP standard required for the export of medical cannabis into Europe and Asia.

Cannabis Industry

General

We believe the growing cannabis industry in numerous U.S. states and other countries outside of the U.S. represents an ideal market for our technology, as both states and countries need to ensure legal compliance and the maintenance of the seed-to-sale life cycle within their jurisdictions. Furthermore, legally licensed operating companies need to ensure they operate within applicable state law and carefully track inventory.

Although in its early stages, the regulated cannabis industry (medicinal and adult-use) is experiencing rapid growth. According to Arcview Market Research and BDS Analytics’ latest “State of Legal Cannabis Markets” report, total legal spending on medical and adult-use cannabis in the U.S. reached an estimated $12.2 billion in 2019, an increase of 34% over 2018’s total of $9.1 billion. U.S. legal spending is forecast to reach $31.1 billion in 2024, rising at a compound annual growth rate (CAGR) of nearly 23% from $9.1 billion in 2018. The worldwide legal cannabis industry generated an estimated $14.9 billion in 2019, up 45.7% from 2018, which saw just 17% growth to $10.2 billion. The report also notes that with pending international legislative decisions on Mexico’s adult-use market and Germany’s medical market, total legal sales outside of the U.S. and Canada could rise from $517 million in 2018 to $5.4 billion in 2024 at a 47.7% CAGR.

Executing upon the expansion strategy detailed by CEO Jessica Billingsley in 2019, Akerna has acquired competitive brands Ample Organics and Trellis. These additions to the Akerna family of brands add two well-known seed-to-sale software options with reputable experience and significant market share. Ample Organics, the leading Health Canada approved software for Canadian Licensed Producers (LPs), has over 50% market share in the most advanced international market in the world. Trellis also brings a sophisticated solution for Cultivators, Manufacturers and Distributors, trusted by some of California’s largest brands.

Further to our current addressable market, the regulatory changes in the 2018 Farm Bill in the U.S. have created an opportunity for hemp-based CBD in general retail and pharmaceutical channels. Additionally, multiple countries across the world have legalized hemp for growth and export including China, Italy, Australia and South Korea. In the U.S., hemp-derived CBD is available broadly across retailers (not solely licensed cannabis dispensaries), including online, drug and convenience stores, natural product, beauty, grocery and pet stores. According to Grand View Research, Industrial Hemp Market Analysis, the global cannabidiol market was valued at $4.6 billion in 2018 and is expected to grow at a compound annual growth rate (CAGR) of 22.2% from 2019 to 2025. Additionally, the global industrial hemp market size (including seeds, shivs and fibers) was estimated at $4.71 billion in 2019 and is expected to register a revenue based CAGR of 15.8%.

The unfortunate events of the 2019 vape scare in the United States prompted regulatory changes and additional requirements, including anti-counterfeiting tags and codes. With a major investment and partnership with solo* sciences, Akerna has provided a solution to address the issue for both regulators and operators. The combined supply chain transparency solution was chosen by the State of Utah, requiring all medical dispensary products to be validated. MarketsandMarkets projects that the anti-counterfeit packaging market size will grow from USD 105.9 billion in 2018 to USD 182.2 billion by 2023, at a CAGR of 11.5%.The anti-counterfeit packaging market is projected to witness a high growth due to the increasing focus of manufacturers on brand protection to reduce counterfeiting. By leveraging this investment, we strengthen our current addressable market with an essential compliance tool.

The cannabis industry is a fast-growing, increasingly complex, and rapidly changing landscape. Arcview Market Research and BDS Analytics note that the range of regulatory schemes is wide, and fines for non-compliance are steep. Proper, safe and profitable operation of a cannabis business requires a full understanding of applicable laws, the ability to track plants and products to ensure compliance with these laws, and the ability to operate at scale in a competitive environment.

We use our years of experience, proprietary databases, and resources to identify trends and predict changes in the cannabis industry in order to evolve our products and better assist our clients in operating in compliance with the applicable laws of their jurisdictions and capitalizing on commercial opportunities within the applicable regulatory framework, with accuracy, efficiency, and geographic specificity. We have two data products: The MJ Platform Business Intelligence (“BI”); and Akerna Acumen Business Insights, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution and retail modules. BI gives MJ Platform clients access to aggregate data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time; past trends; and predictive future. This proprietary database assists user in making important decisions in real-time with respect to product monitoring, tracking, planning and pricing.

Seed-to-sale

Accurate tracking of any organic products requires the ability to identify an item that changes over time. A seed grows into a plant, and a plant is refined into multiple different products, some of which are sold to consumers, and others of which are destroyed or allowed to expire. The following is a general description of the seed-to-sale process:

Cultivation. The process of growing begins at the cultivation facility, where all living plants are tracked throughout their growth phases. The plants progress from propagation material (seeds or tissue cultures), to the vegetative stage (immature plants), then to the flowering stage (mature plants).

Harvest. Upon harvest, weights are gathered which represent the weight of the flower and other material (e.g., stems and roots). Weights decrease as product is processed through drying, trimming and elimination of waste.

Quality Assurance (“QA”) Laboratory Testing. Certain jurisdictions require cannabis or hemp CBD material to be tested. Samples of flower and other material are sent to a testing laboratory where the required testing can be performed. While product samples are undergoing lab testing, the remaining packages of the associated inventory remain quarantined until passing test results have been entered by the testing laboratory.

Packaging. Once harvested material has had the appropriate QA testing performed, harvest packages may be transferred to extraction and infusion (“E&I”) facilities to undergo extraction and infusion processes. E&I facilities process the usable plant material for sale, or extract the organic compounds from the plant, which can then be packaged for sale directly as concentrated extract, such as cannabis concentrate, or processed into infused products (such as topical products, edible products, and tinctures). In some jurisdictions, it is required that samples be sent to a testing laboratory again at this point for final testing prior to being transported to retail facilities to be distributed to consumers.

Our Platform Capabilities

Our platforms and related technology offer wide ranging capabilities. We integrate these capabilities into our software offerings to provide platforms that allow government regulators to engage in accurate and real-time compliance monitoring, and which provide licensed businesses with a true enterprise solution for managing their inventory and compliance. Key capabilities of the Leaf Data Systems and MJ Platform include:

●	Seed-to-Sale Tracking – This allows tracking of products from cultivation, through harvest and processing and manufacturing, to monitoring of the final sale to the patient or customer. Our traceability technology captures everything that happens in an individual plant’s life, providing visibility into the supply chain from any measurement of finished product dispensed to a patient or customer, back to the plant it came from, and all activity, transportation, and transactions that happen in between. While we do not provide point of sale processing, and never take, own, or handle any product or cash transaction, our platform does record all sales as part of state and jurisdictional compliance monitoring processes.

●	Single System Integration – This allows state-licensed clients to manage inventory, customer records and staff in one tracking system. MJ Platform and Leaf Data Systems platforms can be fully integrated with one another. Our platforms can also be integrated with systems of numerous third-party suppliers.

●	Remote Usage and Connectivity – This allows access through any Internet connection from anywhere and on any device.

Leaf Data Systems

General

Leaf Data Systems provides regulatory authorities with visibility into the operations of licensed medical and recreational cannabis businesses. Licensed cannabis facilities within a state can track plant and product movement and waste across their organization, which is processed into reporting tailored to the government agencies that regulate and enforce the rules of the industry. This gives regulators a tool for transparency and accountability across the cannabis supply chain to ensure public and product safety as well as to monitor sales and inventory within the industry. Leaf Data Systems is customized to the regulations of the state in which it is contracted and tailored to capture the relevant data points desired by regulatory officials.

Government regulators desire visibility at critical junctures within the seed-to-sale chain of custody in order to ensure public safety, monitor sales data for the purposes of taxation, and perform physical inspections of cannabis industry facilities. Leaf Data Systems allows for specific data points captured during these workflows to be compiled into the state and regional view retrievable by regulatory officials. These data points include:

●	Licensed facilities locations;

●	Individual employees at licensed facilities;
●	Specific physical locations at licensed facilities, such as where plants are grown, or products exist;

●	Plants tracked as they move through their life cycle with location, phase, and origin data captured;

●	Harvest details collected throughout the harvest process;

●	Product and type attributes associated with physical inventory;

●	Packages of physical inventory on hand at a licensed facility and all associated actions performed with inventory, such as inventory adjustments, transfers and destruction; and

●	Wholesale and retail transactions.

Leaf Data Systems leverages the use of unique identifiers that are assigned to each batch, plant and inventory item to connect the life cycle phases together and provide the foundation for the chain of custody. State officials are able to review all seed-to-sale information captured for all licensees through reporting of real-time data. The system allows regulators the ability to set alerts based on specific data points and their relative expected values to identify anomalies that might indicate diversion.

Leaf Data Systems provides regulators with three methods for data capture from licensees:

●	Application Programming Interface (“API”) – Licensees that utilize business management software provided by a third-party vendor to manage their plants, inventory and sales (including the MJ Platform) can integrate their existing system with Leaf Data Systems via an API. An API is a set of requirements that governs how one software application communicates with another. Our API details for Leaf Data Systems are available for any software company to utilize for their clients’ benefit.

●	File Upload – If API integration is not a possibility, licensees can utilize the data upload feature using comma-separated values (“CSV”) files. A CSV file is a common format for data exchange that is widely supported and is useful for transferring tabular data between programs that operate on incompatible formats. Leaf Data Systems provides a template as a guideline for proper formatting of CSV files for any data to be uploaded.

●	User Interface – Licensees who choose not to utilize API integration capabilities or data upload tools have the option of manually entering each line item of data to be captured. Leaf Data Systems’ data collection forms allow field by field detail entry for each piece of information that must be recorded.

Leaf Data Systems allows government regulatory clients to track product of licensees from seed to plant, view manifest data on demand in order to verify the transport details for a licensee transporting cannabis products or materials, and ensure proper taxation and payment of fees by licensees.

Government Contract Bidding Process

When seeking cannabis compliance monitoring and regulatory governance systems, states publish requests for proposal (“RFP”) to which companies, such as us, can respond. We monitor government contract opportunities by reviewing all available state registries for notifications of RFP and similar proposal invitations. We have relationships with industry lobbyists, industry coalitions, regulatory agencies and industry businesses, enabling us to learn of all government contract opportunities. We believe our industry expertise, adaptable platform technology and ability to timely provide a quality commercial off-the-shelf (COTS) solution at a competitive price provides us with the ability to win the bidding process and secure state regulatory customers.

Based on an RFP, we conduct internal road-mapping to determine if there is value in responding to the proposal. If we decide to proceed, we will formulate a detailed response, including granular responses to solicitation requirements; identifying and detailing the benefits of the Leaf Data System for the state’s needs and formulating a pricing regime that the state will find attractive. Typically, we will propose three pricing models, all of which consider the extent of customization required and the number of expected licensees operating across the platform:

●	The state pays for the entire project – In this model, the state pays all costs associated with implementation, licensee tags (e.g., solo*TAG™, radio frequency identification, or RFID, tags, barcode tags, etc.), ongoing support, and maintenance for the duration of the contract.

●	The costs for the project are split between the state and the licensees – In this model, the state pays for implementation and ongoing support and maintenance, while the licensees might pay for cost of tags.

●	The licensees pay for the entire project – In this model, the licensees bear the entire cost of the project in the form of monthly fees or license tag fees.

Currently 24 out of a total of 33 states, as well as the District of Columbia and Puerto Rico, are using some form of cannabis compliance tracking, which is becoming a standard for states that legalize medicinal or recreational cannabis. We believe that states’ demand for these platforms will continue to increase as further state-level cannabis legislation is introduced, and the existing legalized states further expand their compliance initiatives.

We have been awarded contracts in Washington, Pennsylvania, and Utah.

We have exclusivity in the Pennsylvania market due to our government contract, which requires operators in the state to use not only our track and trace system Leaf Data Systems but also our seed-to-sale tracking ERP product MJ Platform.

Agreement with State of Washington

We have supplied Washington State with Leaf Data Systems since 2017. The platform has been integrated with the Washington State Liquor and Cannabis Board and is used to monitor, control, and report on activities of authorized producers, processors and dispensaries. This project involved the conversion of three years of cannabis tracking data from the state’s prior tracking system, coordinating the cutover of all licensed businesses in the state to the Leaf Data Systems, and the integration of APIs from numerous third parties.

In July 2017, we and the Washington State Liquor and Cannabis Board (“WSLCB”) entered into a services contract for our provision of the Leaf Data System. The contract provided for us to undertake the work necessary to implement and integrate the Leaf Data system with WSLCB, with a subscription for maintenance and other services by us thereafter. The initial term of the contract for performance of such implementation and integration commenced on July 10, 2017. WSLCB has accepted and approved the implementation of the Leaf Data System, and the term of the state’s subscription for software maintenance and support was initially for one year, with up to five consecutive one-year renewals, at the sole option of Washington State. As of the date hereof, we are providing maintenance and support for the Leaf Date System, the current term expires on December 31, 2020. The subscription fee payable by WSLCB includes all costs associated with hosting, licensing, and support for each year of subscription services. WSLCB pays the respective annual costs in advance. Suspension or termination of this contract by WSLCB can occur in whole or any part at any time for certain prescribed reasons, including our breach of the contract, for the convenience of Washington State or the failure of Washington State to allocate funds in its budget for the Contract.

Agreement with State of Pennsylvania

We have supplied Pennsylvania with Leaf Data Systems since 2017. The platform has been integrated with the Pennsylvania Department of Health and is used to monitor, control, and report on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants, and academic clinical research centers. The Leaf Data System, as configured for Pennsylvania, permits growers and processors to begin cultivating, growing, and processing activities as soon as possible. This platform also integrates a third-party SaaS registry from Oracle for patients, caregivers, practitioners and medical providers with our seed-to-sale system to track patient dispensary activity in the state.

In January 2017, the Pennsylvania Department of Health (“PADOH”), together with Pennsylvania’s Office of Information Technology Bureau of IT Procurement accepted our bid to provide a hosted SaaS medical marijuana seed-to-sale tracking system and awarded us a service contract. We, as the prime contractor for this contract, provides all services and meets the requirements requested by PADOH, except the production of the Medical Marijuana Patient and Caregiver identification cards, which is provided by the Pennsylvania Department of Transportation. These specific services are provided through our Leaf Data Systems product, which monitors, controls and reports on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants and academic clinical research centers. Additionally, the services provided to the Commonwealth by us includes implementation of a hosted, SaaS registry for patients, caregivers, practitioners and medical providers, which is integrated with Leaf Data Systems as necessary to track patient dispensary activity. The term of the purchase order which was issued under the contract commenced on April 18, 2017, with an initial term of five years and the option for three (3) consecutive one-year renewals at the Commonwealth of Pennsylvania’s (the “Commonwealth”) discretion. The Commonwealth may exercise the renewal(s) in single or multiple year increments, at any time during the purchase order. Termination of the contract will occur at contract closeout and all data collected and stored in our systems will be transferred to PADOH without cost within 30 calendar days in a format agreed upon by the Commonwealth. Termination by the Commonwealth can occur in whole or any part at any time for certain prescribed reasons, including our failure to provide services as and when required, our failure to dedicate sufficient resources, including personnel, equipment and material, to the completion of prescribed services and unsatisfactory performance in the judgment of the Commonwealth. In addition, the Commonwealth can terminate the contract without cause for convenience upon 30 days’ notice if it determines that termination is in the best interest of the Commonwealth.

Agreement with State of Utah

In August 2019, we entered into a State of Utah Contract (the “Utah Contract”) with the Department of Technology Services (“DTS”), for MJF’s provision of the Leaf Data System. The Utah Contract provides for provision of our Leaf Data System and Trace Seed-to-Sale Solution, specifically customized for the State of Utah to include an electronic verification system and inventory control system that includes customer relationship management technology. The systems will utilize solo sciences’ solo*TAG™, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments, as an alternative to RFID tracking.

The Utah Contract also provides for us to undertake the work necessary to implement and integrate the Leaf Data system with DTS, with a subscription for maintenance and other services by us thereafter. The purpose of such implementation and integration is for a “Seed-to-Sale” inventory control system and electronic verification system to facilitate the electronic monitoring of the state’s medical cannabis industry; and supporting functionality to register, approve, provide system credentials and administer patients, caregivers, practitioners and medical providers. The initial term of the Utah Contract for performance of such implementation and integration is effective as of August 12, 2019, and terminates on August 1, 2024, with an initial term of five (5) years and the option for three (3) consecutive one-year renewals at the State of Utah’s discretion.

The inventory control system and electronic verification system are fully rolled out and operational. The DTS has moved into subscription services. Suspension or termination of the Utah Contract by DTS can occur in whole or any part at any time for certain prescribed reasons, including our breach of the contract, for the convenience by either party or the failure of State of Utah to allocate funds in its budget for the Utah Contract.

MJ Platform

We provide state-licensed dispensaries, cultivators, manufacturers, and distributors with a data-driven seed-to-sale tracking platform, MJ Platform, which provides clients with an enterprise resource planning solution for managing their inventory and regulatory compliance. We believe that the product can scale to serve businesses of varying size, whether a small boutique shop, a large multi-state company or a multi-country business, and is available in English, Spanish and French. MJ Platform is used by customers to compliantly track inventory through all phases of the seed-to-sale cycle – from cultivation to extraction and infusion to distribution and retail sales. Data points are collected at every stage of the product lifecycle and about multiple aspects of the plant’s growing environment, manufacturing processes and ingredients, as well as retail pricing and purchase data.

Every stage of the product lifecycle has costs attached to it, including building, labor, nutrients, lighting, water, and other, sometimes hidden, expenses. For enterprises at scale, managing costs becomes an increasingly important part of sustainability. MJ Platform allows users to track costs with specificity – by the day, by the hour, by the method, by the employee, by the product line, and by the square foot of facility space.

We service licensed cannabis operators in all verticals of the industry, including cultivation, manufacturing, distribution and retail dispensaries. We believe our ability to service Multi-State Operators (“MSOs”), Licensed Producers (“LPs”) with multiple verticals, as well as individual operators in the cultivation and manufacturing verticals differentiates us from other cannabis industry software providers that typically do not provide solutions for these types of businesses. We have significant client presence for our commercial software solutions in cannabis markets such as Arizona, California, Michigan, Pennsylvania, Colorado, Utah, Illinois, Oklahoma and Puerto Rico, as well as Canada.

We have exclusivity in the Pennsylvania and Utah markets due to our government contracts, which require operators in the states to use not only our track and trace system Leaf Data Systems but also our seed-to-sale tracking ERP product MJ Platform.

Cultivation

The cultivation module in MJ Platform allows licensed cultivators to quickly get ground-level details about plant strain creation and plant growth location, together with enterprise-level costing and yield projection modeling.

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the cultivation stages:

●	Creating plants. Cultivators use MJ Platform to identify strains of plants based on various phenotypes and to monitor and track genetics from a particular Mother Plant, thus allowing the Mother Plant and its progeny to be tracked genetically and by strain/phenotype performance over generations.

●	Growing plants. MJ Platform allows cultivators to view and track high-level details about the plants they have in the propagation, vegetation, and flowering stages, with the added ability to dive into an individual plant or group of plants. Cultivators can quickly move large batches of plants through the plant life cycle (vegetation/flowering stages) or individual plants can be moved if those plants need more or less time in a particular stage while keeping track of all inventory and monitoring regulatory compliance.

●	Harvesting plants. When plants have finished the flowering stage and are ready to be harvested, those plants can be reviewed through the platform as a group or individually. At this time, the overall harvest weight is entered, with corresponding waste weights. Both harvested and waste material are inventoried and tracked, allowing the business and the governing body, such as the state regulatory agency, to know where all such material is at any given time. Additionally, the harvest can be graded for quality, which allows for an evaluation of the genetics of the plant strain and the growing conditions within the cultivation facility.

●	Packaging harvest. After the harvest has gone through its various drying and curing stages, it will be ready to be either sold wholesale by the commercial business for extraction purposes or sent to a retail facility. At this point, “harvest lots” are created based on the variation of cannabis flower that the cultivation facility deals with (e.g., bulk flower, trim, prepacks, etc.) and each lot is inventoried, tracked and monitored.

●	Testing product. Test results can be added for products in order to track cannabinoid potency, terpenes, microbials, residual solvents, heavy metals, mycotoxins, pesticides, and foreign materials. This information can then be used for business or customer facing labeling. All test results become part of the data record and is monitorable.

●	Distributing to extraction or retail facilities. When product is ready to be distributed to an extraction facility (to run extractions and produce concentrates) or a retail facility (to be sold to patients or consumers), it can be sent out on a transfer, at which point the inventory will be removed from the system and the MJ Platform has done its job of helping the customer ensure compliance. Most U.S. States require a transport manifest be created and filed at this time as well, which MJ Platform does. If this cultivation facility and the facility to which the product is being transferred are under the same parent company, a corresponding purchase order will be created at that receiving facility, easily allowing that facility to receive the inventory.

Extraction and Infusion (E&I)

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the extraction and infusion stages:

●	Receiving inventory. When licensed extraction facilities are sent organic materials, such as raw cannabis plants, from other facilities in order to run extractions or processing on that material, the MJ Platform allows the extraction facility to easily receive that inventory into their system through a purchase order. The extraction facility is able to locate the vendor sending them product via the “vendor network” integrated into the MJ Platform, at which point the products they typically receive from the vendor will automatically be displayed. This allows the E&I facility to carefully track the products being sent by each vendor. Any payments made during the transfer are recorded in the MJ Platform and become part of the monitorable data.

●	Extracting and processing. Monitoring and accounting data for each of the varying pieces of equipment used in cannabis processing jobs can be added to MJ Platform. As equipment is used to transform cannabis material into cannabis oil, live resin, and other products, that processing time is deducted from that equipment’s overall life expectancy, allowing for true product costing capabilities. MJ Platform allows the user to select monitoring of particular starting material to be extracted and processed and the platform will present only the relevant information. Additionally, the platform can monitor individual employee tasking, job completion timelines and process efficiency.

●	Viewing multiple processing jobs. Larger E&I facilities have more equipment and therefore will have various processes running in various machines at the same time. MJ Platform allows for an E&I facility manager to view and modify details about all of the active processes running in each machine at any point in time.

●	Inventory listing. E&I facilities have inventory in various stages of processing at any point in time. Cannabis flower may be in the process of being extracted into oil, distilled to achieve high levels of purity, or packaged into a final product. Therefore, it becomes necessary for an E&I facility manager to see in which stage all of this inventory resides at various times and to be able to accurately and immediately track such inventory. The E&I inventory listing within MJ Platform has these inventory stages set up into buckets, which include pre-run, curing infusion concentrate and finished product. This inventory bucketing structure takes the guess work out of knowing where various products are in the extraction and processing phases, ensuring efficient state compliance and the meeting of product “finishing” timelines.

●	Completing processing jobs. When the processing job has completed, the output product(s) are selected and the new quantity of the output product are captured and become part of the compliance and monitorable data log. Quality ratings can also be assigned at this time to capture product color, clarity, aroma, consistency.

●	Assembling a final product. Once the varying extraction and processing jobs have been run and the output material is in its final form, the final product (such as cartridges, concentrates, oil capsules) can then be assembled for the final patient or consumer. Within MJ Platform, assemblies are monitored based on the facility’s operating procedures. For example, if cartridges are to be filled and packaged, the pre-built platform assembly would contain the appropriate amount of cannabis oil, an empty cartridge, MCT Oil for dilution, and a box to house the cartridge. All of these components are monitored in MJ Platform with their corresponding costs and inventory levels, with the location of each components identifiable and monitored. As employees assemble these cartridges, they will know what components are needed (and monitor the adequacy of inventory levels) and pull from existing inventory (or reorder inventory as necessary). The pre-built assemblies also allow for the comparison of expected cost/completion times relative to actual cost/completion times.

●	Testing product. In MJ Platform, product testing can be monitored and recorded at any stage of inventory (pre-run, curing, infusion concentrate and finished product). Certain states require tests to be completed at each stage of the cannabis product for consumer sales. For example, if an E&I facility is producing cartridges, it may be necessary to test the oil in the curing stage, the infusion concentrate stage, and the final finished product stage. MJ Platform is easily adaptable for these requirements and provides for traceability and compliance monitoring from one stage to another.

●	Distributing to retail locations. Once the E&I facility has finished taking in cannabis flower and outputting product, the E&I facility wholesales that product to retail facilities to be sold to patients and consumers. These transactions are recorded by MJ Platform and are monitorable by state governments and other governing bodies.

Retail

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the retail stages:

●	Receiving inventory. The process for receiving inventory at the licensed retail facility is the same as at the E&I and cultivation facilities. The licensed vendor sending the product can be easily located via the retail facility’s vendor network, at which point the products that are typically received from this vendor will automatically be displayed on the MJ Platform and tracking of same continues. Any payments made during this transfer are recorded and become part of the monitorable data.

●	Creating customer records. Licensed retail facilities use MJ Platform to create a record of each customer and capture relevant customer information, including medical history, purchase history, and overall spending. MJ Platform provides retail facilities with the ability to capture demographic information (e.g., phone, email, address, driver’s license and medical ID) and special grouping information (e.g., veteran, senior and repeat customer), which can be used by commercial business to determine any product pricing adjustments, and allows compliance with all customer record keeping requirements.

●	Tracking sales to customers/patients. Whether a retail facility handles in-store orders, phone orders or third-party online orders, MJ Platform records all sales finalized at or through the retail facility, including amounts of product sold, prices, inventory identification, and the employees handling and delivering product.

●	Adding products to an order. As orders are placed, MJ Platform records all package labeling, retail location and patient or customer information to the monitorable data for the commercial business. MJ Platform also assists clients in the provision of accurate labeling based on information input by the client. Depending on an inventory manager’s need for inventory restriction, packages can be moved within the system to various sales and storage locations to allow them to be visible to (or hidden from) the retail employees completing the sale in order to ensure compliance. In fact, the software can prevent the retail employee from compliantly recording an inventory sale that is not in the virtual sales location to which they’ve been assigned.

●	Enforcing purchase limits. Certain jurisdictions have restrictions on the amount of cannabis or cannabis derivatives that can be purchased during a given time period. MJ Platform allows for retail managers to set limits for their facility while providing the flexibility to override the limits for certain patient-based medical need. If product sale would put an end patient or customer over the applicable purchase limit, MJ Platform provides a warning message to the retail employee and the product is prevented from being compliantly recorded as a sale. Additionally, retail employees see a running total of the amount of cannabis material currently allocated to a patient or customer, allowing for tailored product choices based on the patient or customer’s remaining purchasable amount. If this retail facility’s parent company has multiple retail locations, all of these locations can be linked together to prevent “looping,” ensuring patients or customers aren’t purchasing their full limit at one location then purchasing additional product at another location.

●	Paying for orders. MJ Platform does not sell or handle cannabis products and does not process any payments for same but can integrate with the client facilities’ payment processors to record all transactions to further enhance state compliance data sets. Currently, there are no U.S. clients who have any integration to payment processing through MJ Platform and only Canadian clients have the ability to integrate to payment processors to receive data back to record a sale. In the U.S., MJ Platform simply records that a sale was made for compliance purposes.

●	Printing customer labels and receipts. MJ Platform allows for easy printing of labels that can be attached to the products or handed to the customer. Certain jurisdictions require such materials to be given to the customer for law enforcement purposes. Labels can be easily customized within MJ Platform to suit the needs of changing laws. Certain jurisdictions may require “mandated statements” on patient labels which apply to the whole order or may apply only to certain product categories. Instead of hardcoding these statements, MJ Platform empowers retail personnel to remain in compliance by allowing them to build out their own global label statements, category statements, subcategory statements to allow them to quickly pivot based on new rules or regulations.

Business Intelligence

We have two data products: The MJ Platform Business Intelligence (“BI”); and Akerna Acumen Big Data, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution and retail modules.

BI gives MJ Platform clients access to aggregate data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. This proprietary database assists user in making important decisions in real-time with respect to product monitoring, tracking, planning and pricing.

BI is monetized through the provision of Data Analytics subscriptions to clients. We typically grants a limited, non-exclusive, non-sub-licensable license to use our industry data for internal management, reporting and business optimization purposes. The information typically supplied to clients is aggregated and anonymized information regarding products, which may or may not be those of the client, sold through sales generated through our online service platforms.

During the cultivation phase, the platform allows for yield and cycle management forecasting. The platform leverages plant growth cycle and expected harvest yield data from the propagation, vegetation and flowering stages to forecast when there will be on-hand inventory for various products, allowing for ramp up in cultivation staffing and marketing/pre-selling of the inventory.

During the E&I phase, the platform allows the licensed facility to monitor product efficiency and product quality. It provides the facility manager with insight into the efficiency and quality of extraction, processing, and assembly jobs by employee, and enables the manager to determine with employees are achieving the highest yielded product output, and which are achieving product output with the highest quality ratings.

During the retail phase, the platform allows licensed retail locations to run consumer and patient analytics by tracking sales data relative to purchaser information, such as age, gender, zip code, discounts and coupons redeemed, and date of product sale. The platform helps compliantly monitor and track retail locations retention efforts with existing patients or customers by tracking and reporting on the client’s targeted marketing and advertising efforts. The platform also allows retail location managers to view details about product sales by type, strain, vendor and consumer type, allowing for reorder and pricing of products based on data. The tracking of this data also allows retail locations to evaluate gross profit trends. The platform also provides high-level sales data about daily, weekly and monthly sales, sales by payment type, sales by retail employee, sales by product and strain type, sales by consumer segment, and other metrics.

We believe we have cultivated a substantial legal cannabis dataset with over $18 billion in sales tracked and 10 years of data across 20+ states and multiple countries. With the contractual ability to aggregate and anonymize this data, we have launched the Akerna Acumen product to provide banks, investors, researchers, cannabis businesses and non-cannabis businesses with cannabis market intelligence and valuable market comparison data. The data is available in various formats and is available with updates as frequently as daily.

Partner Integrations

MJ Platform is built on a microservices architecture. This structure has a number of benefits, including the ability to segregate certain pieces of the service in order to allow for those pieces to be easily accessed by third-party services. For example, we recently entered into a partnership with solo sciences and Isolocity to bring increased supply chain visibility and compliance to clients. The Isolocity partnership enables cannabis enterprises to pursue international expansion by providing a QMS framework to support local and national compliance needs. By leveraging Isolocity’s QMS, MJ Platform supports GMP certification requirements, including the stricter EU-GMP standard required for the export of medical cannabis into Europe and Asia.

The solo sciences partnership expands our reach across the cannabis supply chain visibility and transparency to the consumer to point-of-purchase and post-purchase feedback. The partnership also includes a proprietary tracking technology, solo*TAG™, that provides a more cost-effective and secure alternative to RFID. The technology is exclusively only available from solo and Leaf Data Systems.

As a result of MJ Platform being fully built along Representational State Transfer (“REST”) APIs, we are able to add valuable functionality through integration and strategic partners. The partnerships allow us to offer far more value to clients at a lower development cost to the company and serves as a source of accretive referral revenue to MJ Platform.

Consulting

Our experienced services team assists our government regulatory and business clients in integrating our platforms into their respective operations and systems.

Entering the cannabis industry is a significant undertaking. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management and key personnel bring deep cannabis industry experience to us. Our management team and key personnel have broad experience gained form working with numerous cannabis operations. Our consulting team has experience in every aspect of cannabis operations in every vertical (e.g., cultivation, processing and retail). Our team members have previously managed projects, including cultivation facilities exceeding 100,000 square feet, retail operations with locations in multiple states and online businesses serving an entire country.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements regarding the legal cannabis industry. We typically provides our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly opened states.

We consult with clients on a wide range of areas to help them successfully operate in the cannabis industry in compliance with state law, including:

●	reviewing plant and product procedures to ensure compliance and safety, as well as create greater safeguards against diversion (for example, the redirection of medicinal marijuana to a recreational user sales);

●	providing role-based, recorded training customized for clients’ businesses and personnel with an emphasis on the applicable state regulatory scheme;

●	writing license applications and compliance programs.

Ample

Ample is a technology provider for cannabis businesses with a focus on providing solutions to Canadian LPs and other cannabis producers outside of Canada operating in accordance with applicable laws, to ensure cannabis cultivation operations remain compliant with the applicable regulatory landscape. Ample’s seed-to-sale platform allows cultivators to track and report every stage of their cannabis growing operations, production, and sales processes by implementing unique workflows and methods to ensure that traceability identifiers are attached to various entities at every stage of production and sale. Furthermore, the Ample technology provides insight and control for regulators by generating mandatory compliance reports on inventory, patients, physicians, and any other details required within a specific regulatory jurisdiction.

Ample currently has 74 full-time employees and provides services to over 120 LPs and 5 other licensed cannabis producers in Colombia, Jamaica, New Zealand, and Australia. Ample was a Deloitte FAST50 Company to Watch in 2018, placed 9th on the Deloitte FAST50 in 2019, and was ranked the 19th Top Growing Company in Canada by the Globe and Mail in 2019. Additionally, Ample is Service Organization Control (SOC) Type 2 certified.

In December 2018, Ample acquired Last Call Analytics (“LCA”), a retail analytics platform designed for the beverage alcohol industry, with a focus on allowing its customers to use data to empower retail operations and generate revenue growth. The platform ingests sales and product data from a wide variety of sources, normalizes and homogenizes the dataset, and displays the resultant analysis in a proprietary application. With the underlying technologies built by LCA, Ample has created AmpleData, a retail analytics platform for the cannabis industry that applies the same proven solution to data streams ingested from various points within the regulated supply chain.

The Ample Organics suite of products also includes:

●	AmpleCentral — a government reporting and tracking solution that uses proprietary tags to identify cannabis plants, biomass, and products as they move through the possession of various license holders within the supply chain, and ultimately, to patients or consumers. The software serves as the system of record within a jurisdiction, through which, every licensee must report their compliance information.

●	AmpleExchange — a software product designed to conduct the wholesale exchange of cannabis, accessories, and cannabis derivative products through a defined procurement process between producers, distributors, and retailers.

●	AmplePayments — an exclusive payment processing offering that, through partnerships with leading payment providers and financial institutions, provides credit card processing, electronic funds transfers, and PayPal merchant integration within the Ample Organics E-Commerce platform used by LPs across Canada.

●	AmpleCare — an API-first middleware solution that allows for the submission of both patient registration documents and medical documents in a secure electronic format to LPs using the Ample Organics seed-to-sale platform. This product enables clinics and healthcare practitioners to prescribe and register their patients directly from their clinic management or electronic medical record software in minutes instead of days.

●	AmpleLearn — a dynamic education and training platform designed to educate and onboard personnel working within a licensed cannabis company. Additionally, the platform and course content have been adopted by post-secondary institutions in Canada to be used when training students for a career in the cannabis industry.

Solo

Solo is a technology provider for legal cannabis businesses with a focus on providing a cannabis tracking technology that provides seed-to-sale-to-self data throughout a product’s lifecycle and empowers consumers with the ability to confirm the quality and authenticity of a product they have purchased.

Solo uses proprietary technology to place a unique encrypted arrangement of patterns (“a digital signature”) onto individual packaging labels. The Solo technology is significantly lower cost and more secure than traditional tagging technologies like radio-frequency identification. The technology includes a free consumer mobile application, granting end-users and regulatory agencies the ability to track products in the supply chain, verify their authenticity and learn more detailed information about the product such as its origins and ingredients.

The Solo technology platform also enables brands to connect directly with consumers. Through it, product creators can provide end users with push notifications, targeted news, product insights, loyalty points, etc. Brands embrace the platform as it enables them to increase their revenues and create a more tailored marketing experience. Customers benefit from product incentives while gaining trust in the products they are buying and consuming.

Solo currently has eight full-time employees and three consultants. In 2019, Solo was selected for the CNBC Upstart 100, a list of the world’s 100 most promising startups. Competing companies came from a diverse group of global nominees representing nearly every sector like enterprise software, finance, insurance, health care, and retail. Co-founder and Head of Partnerships, Katie Flannery, was also awarded the Silver Executive of the Year Award in the 2019 Stevie Awards for Female Business Services. The Stevie Awards, presented by American Business Awards organization, serve as an indicator of the increasing numbers of women shaping the business world as entrepreneurs and leaders.

Solo has developed several key partnerships including 14th Round (a leading cannabis packaging innovator 14th Round and the number one vaporizer and packaging supplier in North America), the Global Alliance for Cannabis Commerce (a trade organization representing a major cross-section of the global cannabis industry), and the Utah Department of Health and Department of Agriculture (Solo won a joint contract with Akerna and will be a key tagging and technology component in a closed-loop system used by all Utah cannabis licensees as the state’s primary tracking system at the retail, wholesale, cultivation and manufacturing levels.)

The current Solo product offering includes the following:

●	solo*CODE: Proprietary coding technology that places a unique encrypted arrangement of patterns onto the label on every individual product package — rather than every batch or SKU. This low-cost process allows end-users and regulatory agencies the ability to easily scan a product with a free mobile app, verify its authenticity, pull up data about the item, and confirm that it is not a potentially dangerous counterfeit or fake product from an illicit source.

●	solo*TAG: A seed-to-sale tracking technology that uses a proprietary cryptologically secure coding system to follow the life cycle of an individual cannabis plant from the time it is planted, through its growth cycle to harvesting, manufacturing, and shipping.

●	solo*APP: The solo sciences mobile application that allows product buyers and regulatory agencies to scan a solo*CODE, pull up information regarding the item in front of them, provide feedback regarding their consumer experience, and also get push notifications, targeted news, product insights, loyalty points, etc.

●	solo*ID: A detailed consumer assessment that collects a myriad of demographic data, personal preferences, and physiological details in order to produce a custom profile for a person. This ID allows Solo to suggest products that a consumer may enjoy or dislike. As an individual provides feedback from their product experiences the Solo machine learning platform continuously updates the users solo*ID and makes it more accurate.

Strategy

We intend to pursue additional growth through organic initiatives, including increased marketing personnel and resources, acquisitions, and strategic relationships. Key elements of our strategy include:

●	expanding into new states and countries acquiring new commercial and government clients with a seed-to-sale solution that meets in-market compliance requirements;

●	capitalizing on the rapidly growing hemp CBD market with marketing investment and additional feature development;

●	acquiring additional data services clients and expanding data features and data points collected across the supply chain;

●	expanding services offerings among existing customers

●	exploiting the network effect that results from our strong position in the compliance technology and inventory management market for the cannabis supply chain;

●	enhancing our systems infrastructure and data security systems;

●	establishing strategic partnerships to provide greater value to clients through increased data collection

●	expanding our products to other organic material industries in the United States and aboard; leveraging our first-to-market position and utilizing our long-standing relationships with thousands of growers, cultivators, dispensaries and government agencies, to continue to develop and sell our platforms and related products and services; and

●	making strategic acquisitions to enhance product and service offerings and marketing breadth.

Government Regulation

We do not grow, handle, process or sell cannabis or cannabis-derived products, nor do we ever possess any such material or process any transactions related to the sale of same. We only provide a technology platform for our clients to ensure their compliance with state law, and to monitor and control their inventory in compliance with state regulatory environments. We do not receive any commissions from sale by our clients and our revenue generation is not based on the sales of cannabis product by our clients, but rather we generate revenues through a fixed-fee based subscription revenue model. We are not directly subject to state or federal government drug regulation and our products are only intended to be used to ensure compliance with applicable state laws, under which our clients operate. Our clients are subject to state and federal law as it relates to cannabis growth, processing and sale. 33 U.S. states have legalized cannabis in some form. Cannabis, however, is still deemed illegal under federal law. The federal government regulates drugs through the Controlled Substances Act (CSA) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis.

We believe the existing and emerging state and federal regulatory landscape creates opportunities for our platforms. We are awarded contracts with our government regulatory clients for our products and services through the process of competitive bidding. This process begins when we first learn, formally or otherwise, of a potential contract from a prospective government customer and concludes after all negotiations are completed upon award. When preparing our response to a prospective customer for a potential contract, we evaluate the contract requirements and determine and outline the services and products that we can provide to fulfill the contract at a competitive price.

Our government contracts and sub-contracts are subject to the procurement rules and regulations of the individual states. Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to our contract costs. Additionally, we may be subject to government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

The applicable state government generally has the ability to terminate our contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, we generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for our convenience. In the event of a stop work order, we generally would be protected by provisions covering reimbursement for costs incurred on the contract to date and for costs associated with the temporary stoppage of work on the contract.

In order to obtain a government contract for the Leaf Data Systems, we are required to follow a competitive bidding process in each state where we seek a contract. Any government contract awarded to us could require us:

●	to expend material time and money ahead of receipt of revenues thereunder;

●	to be become subject to potential audits and reviews by government agencies; and

●	to reserve for potential liabilities under such contracts for periods longer than under private, commercial contracts.

Privacy & Customer Data

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation (“GDPR”) that took effect in May 2018, impose new obligations directly on us as both a data controller and a data processor, as well as on many of our customers. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”), which will take effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the EU’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, such as GDPR and CCPA readiness, these laws may require us to make additional changes to our services to enable us or our customers to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Competition

We compete with numerous companies in the cannabis industry that offer services that are similar to some of our services, including, but not limited to, Acumatica, BDS Analytics, BioTrackTHC, Canna Advisors, Cannabis 365, Cova Cannabis, Denver Relief, Flowhub, Greenbits, Guardian, Headset Medicine Man, Metrc, New Frontier, Nextec, 3C, Treez and TILT Holdings. We also directly compete with Kind Financial, a company offering substantively similar services to us and that has partnered with Microsoft to deliver such services in the United States.

We face competition in each of the revenue segments in which we operate. We believe, however, that we possess relative strengths in each segment that provide us with competitive advantages, including:

●	the range of services offered by us;

●	our management personnel and their industry knowledge and experience; and

●	our proprietary databases, which are only available to users of our platforms and consulting services.

Range of Services

We believe that we possess a unique viewpoint into the industry because we offer solutions to, and works with, both commercial businesses and government regulatory agencies towards the common goal of ensuring regulatory compliance and real-time monitoring of inventory and sales. We offer a complete range of both software and services to meet these needs for both state governments and commercial businesses. While we do not face competition from firms focusing on specific subsets of our markets, there are a very limited number of competitors providing products or services that compete with our complete range of products and services. We compete with software companies offering a product to businesses only in a certain geographic region or of a certain business type. We also compete with consulting firms serving a specific phase of the cannabis plant lifecycle.

Industry Knowledge and Experience

Our management personnel have extensive technical and business operations knowledge and experience within the cannabis industry, which has been developed through numerous years of service in key roles with a broad range of cannabis companies, both in terms of product and service type and size. We leverage this knowledge and experience to guide our product and service development and delivery. Our management team possesses significant compliance expertise, allowing us to continually monitor changes in legislation and regulation within the markets we and our customers operate. We face competition from companies who have teams with technical expertise or cannabis industry experience, but there are a limited number of competitors who have both and that understand the interplay between software and technical development and the application of same to the evolving cannabis compliance landscape.

Proprietary Databases

Ten years of operations has provided us with a statistically significant dataset of cannabis transaction information that we believe cannot be readily duplicated by new entrants into the marketplace. This growing database includes proprietary sales, market trends, customer preferences, pricing and regulatory data. We use this dataset to more accurately predict trends in the marketplace and makes this dataset available to users of our platforms, providing greater utility to customers in this regard than can be provided by competing platforms.

Size Compared to Direct Competitors

Based on numerous private and public sources, including state tax rolls and comparative industry websites, such as https://www.owler.com/company/mjfreeway, we contend that we are the largest competitor in the software-based compliance and inventory monitoring industry with respect to the cannabis industry. The comparative data available indicates that we are at the top of the industry in terms of annual revenues and number of employees. Additionally, we have one of the longest operating histories in the industry amongst these competitors, and holds the largest global footprint amongst these competitors, having served cannabis operators in 29 U.S. states, the District of Columbia and Puerto Rico and 14 countries globally dating back to 2010.

The industry in which we participate is highly fragmented, with many small and thinly-capitalized competitors. As part of our growth strategy, we may seek to acquire assets or companies that are synergistic with our business. We have built a scalable infrastructure to support both rapid organic growth and targeted acquisitions. By providing the full seed-to-sale solution, we believe we are well-positioned to be an acquirer of cannabis technology solutions throughout the supply chain.

Company Information

The Business Combination

On October 10, 2018 (as amended on April 17, 2019), we (f/k/a MTech Acquisition Holdings Inc.) entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), MJF, MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub”), MTech Sponsor LLC (“MTech Sponsor”), a Florida limited liability company, in the capacity as the representative for our equity holders (other than the Sellers) thereunder, and MJF and Jessica Billingsley (as successor to Harold Handelsman), in the capacity as the representative for the Sellers thereunder. The Merger Agreement provided for two mergers: (i) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity (the “Purchaser Merger”); and (ii) the merger of Company Merger Sub with and into MJF, with MJF continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Business Combination”).

The merger consideration was paid in shares of our common stock (the “Consideration Shares”) at a price per share equal to $10.16 per share. In total, 6,520,099 Consideration Shares were issued pursuant to the Merger Agreement. All of the Consideration Shares are subject to the terms of the Lock-Up Agreement (as defined below). In addition, 652,010 of the Consideration Shares (the “Escrow Shares”) are held in an escrow account (the “Escrow Account”) to cover any adjustments to the Merger Consideration (as defined in the Merger Agreement) or claims for indemnification pursuant to the Merger Agreement until ninety (90) days after we file our 2019 Annual Report with the U.S. Securities and Exchange Commission, with the exception of Escrow Shares held to satisfy then pending claims that shall remain in the Escrow Account until the claims are resolved. In addition, 215,063 of the Consideration Shares are subject to restricted stock agreements with varying vesting terms that reflect the vesting conditions application to equity interests of the applicable MJF equity holders at the time of the Business Combination.

In connection with the Merger Agreement, all recipients of the Consideration Shares executed a lock-up agreement (the “Lock-up Agreement”).  Pursuant to the Lock-up Agreement, each holder agreed not to engage in any transfer or other transaction with respect to the Consideration Shares for a period of time.  With respect to 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing of the Business Combination and (2) the date on which we close a subsequent corporate transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their shares for cash, securities or other property.  With respect to the remaining 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing the Business Combination, (2) the date on which we close a subsequent corporate transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their shares for cash, securities or other property and (3) the date on which the closing share price of our common stock equals or exceeds $12.50 per share for any twenty trading days with any thirty trading day period.  The third condition in the immediately preceding sentence was met and as such, there is no longer a lock-up with respect to 50% of the Consideration Shares.

On June 17, 2019, MTech held a Special Meeting, at which the MTech stockholders considered and approved, among other matters, the Merger Agreement. On June 17, 2019, the parties consummated the Business Combination.

At the Special Meeting, holders of 4,452,042 shares of MTech’s common stock sold in its initial public offering (the “Public Shares”), or 99 stockholders of MTech, exercised their right to redeem those shares for cash at a price of $10.23841733 per share, for an aggregate of $45,581,864 (which represented 77.98% of the funds held in the trust account of MTech on the date of the Special Meeting). Upon closing of the Business Combination, MTech’s units ceased trading, and our common stock and warrants began trading on The Nasdaq Stock Market under the symbols “KERN” and “KERNW,” respectively, we changed our name from MTech Acquisition Holdings Inc. to “Akerna Corp.”, and MJF became our wholly-owned subsidiary. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above and the transfer of the 100,120 Transferred Sponsor Shares (as defined below) pursuant to the Sponsor Stock Transfer Agreement (as defined below)) and the issuance of an additional 901,074 shares of common stock for an aggregate purchase price of approximately $9.2 million in the Private Placement (as defined below) consummated in connection with the Business Combination, there were 10,400,381 shares of our common stock and warrants to purchase 5,993,750 shares of our common stock issued and outstanding. As of the closing date of the Business Combination, the former securityholders of MJF beneficially owned approximately 62.7% of our outstanding shares of our common stock, the former securityholders of MTech beneficially owned approximately 27.7% of our outstanding shares of our common stock, and the Investors (as defined below) beneficially owned approximately 9.6% of our outstanding shares of our common stock. Upon the closing of the Business Combination, our management and principal stockholders beneficially owned approximately 59.70% of our outstanding shares of our common stock.

As noted above, the per share redemption price of $10.23841733 for holders of Public Shares electing redemption was paid out of MTech’s trust account, which had a balance immediately prior to closing of the Business Combination of approximately $58.9 million. MTech’s trust account was also reduced by approximately $4.4 million in order to satisfy obligations to vendors for services performed in connection with the Business Combination. In addition, MTech obtained approximately $9.2 million in proceeds from the Private Placement (as defined below), immediately prior to the closing of the Business Combination. We received proceeds of approximately $18 million upon the consummation of the Business Combination and the Private Placement, net of the payments to redeeming MTech stockholders of approximately $45.6 million, third party vendors of approximately $4.4 million, and additional capital raised in the Private Placement of $9.2 million.

Upon the closing of the Business Combination, the outstanding Common Units, Preferred Units, and Profit Interest Units of MJF were exchanged for shares of our common stock at an exchange ratio of one Unit of MJF to 0.26716 shares of Akerna common stock (the “Exchange Ratio). Except as otherwise noted, all common share amounts and per share amounts have been adjusted to reflect this Exchange Ratio, which was effected upon the Merger.

The Business Combination has been accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The owners and management of MJF have actual or effective voting and operating control of the combined company. In the Business Combination, MTech is the accounting acquiree and MJF is the accounting acquirer. A reverse recapitalization is equivalent to the issuance of stock by the private operating company for the net monetary assets of the accounting acquiree accompanied by a recapitalization with accounting similar to that resulting from a reverse acquisition, except that no goodwill or intangible assets are recorded.

The accompanying financial statements and related notes reflect the historical results of MJF prior to the merger and of the combined company following the Mergers, and do not include the historical results of MTech prior to the completion of the Mergers.

The Private Placement

In connection with the Business Combination, from June 5, 2019, through June 10, 2019, MTech entered into subscription agreements (each, a “Subscription Agreement”) with certain investors, whereby the investors named therein (the “Investors”) committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million (the “Private Placement”). Upon the closing of the Business Combination, such shares issued by MTech in the Private Placement (“Private Placement Shares”) were automatically converted into shares of our common stock on a one-for-one basis.

Pursuant to the Subscription Agreements, each Investor was granted an option (the “Private Placement Option”) for a period of sixty (60) days starting after the closing of the Business Combination to purchase, subject to certain conditions, additional shares of our common stock (“Option Shares”) at a price of $10.21 per share, up to a number of Option Shares equal to the number of Private Placement Shares purchased and held and not redeemed by such Investor under the Subscription Agreement. The Private Placement Option has expired and no Investor exercised such option.

In connection with the execution of the Subscription Agreements, MTech Sponsor and MTech entered into an Agreement to Transfer Sponsor Shares (each, a “Sponsor Stock Transfer Agreement”) with each Investor, pursuant to which MTech Sponsor agreed to transfer to each Investor at the closing of the Private Placement one share of Class B common stock of MTech for each nine Private Placement Shares purchased by such Investor for an aggregate of 100,120 shares of common stock (such shares, the “Transferred Sponsor Shares”). Each Investor agreed to accept its portion of the Transferred Sponsor Shares subject escrow and other restrictions under the Letter Agreement, dated as of January 29, 2018, by and among MTech and EarlyBirdCapital, Inc.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act since we went public in the U.S. in January 2018. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Employees

We have 136 employees as of June 30, 2020. None of our employees are a member of a union or a party to any collective bargaining agreement. We consider our relationship with our employees to be good.

DESCRIPTION OF PROPERTY

We currently maintain offices at 1630 Welton Street, Floor 4, Denver, Colorado 80202, which we lease for an aggregate of approximately $41,900 per month. The lease expires on January 31, 2022. We believe our current offices are suitable and adequate to operate our business at this time.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings, and no such proceedings are known to be contemplated.

No director, officer or affiliate of Akerna and no owner of record or beneficial owner of more than 5% of our securities or any associate of any such director, officer or security holder is a party adverse to Akerna or has a material interest adverse to Akerna in reference to pending litigation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “KERN”. As of July 7, 2020, we had 13,258,707 shares of common stock issued and outstanding and approximately 160 registered shareholders.

Purchases of Equity Securities by the Company and Affiliates

None.

2019 Long Term Incentive Plan Summary

The purpose of the Incentive Plan is to enable Akerna to offer its employees, officers, directors and consultants whose past, present and/or potential future contributions to Akerna have been, are, or will be important to its success, an opportunity to acquire a proprietary interest in Akerna. The various types of incentive awards that may be provided under the Incentive Plan are intended to enable Akerna to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

Plan Administration

The Incentive Plan is administered by the compensation committee of the Akerna Board (the “Compensation Committee”) or by the full Akerna Board, which may determine, among other things, (1) the persons who are to receive awards, (2) the type or types of awards to be granted to such persons, (3) the number of shares of common stock to be covered by, or with respect to what payments, rights, or other matters are to be calculated in connection with the awards, (4) the terms and conditions of any awards, (5) whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of common stock, other securities, other awards or other property, or cancelled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited, or suspended, (6) whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards or other property and other amounts payable with respect to an award, and (7) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Incentive Plan.

Stock Options

Stock options granted under the Incentive Plan may be of two types: (i) Incentive Stock Options (as defined in the Incentive Plan) and (ii) Non-qualified Stock Options (as defined in the Incentive Plan). Any stock option granted under the Incentive Plan shall contain such terms, as the Compensation Committee may from time to time approve.

The term of each stock option shall be fixed by the Compensation Committee; provided, however, that no stock option may be exercisable after the expiration of ten years from the date of grant; provided, further, that no Incentive Stock Option granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of voting stock of Akerna (“10% Shareholder”) may be exercisable after the expiration of five years from the date of grant.

The exercise price per share purchasable under a stock option shall be determined by the Compensation Committee at the time of grant; provided, however, that the exercise price of a stock option may not be less than 100% of the fair market value on the date of grant; provided, further, that the exercise price of an Incentive Stock Option granted to a 10% Shareholder may not be less than 110% of the fair market value on the date of grant.

Stock Appreciation Rights

The Compensation Committee may grant Stock Appreciation Rights in tandem with a stock option or alone and unrelated to a stock option. The Compensation Committee may grant stock appreciation rights to participants who have been or are being granted stock options under the Incentive Plan as a means of allowing such participants to exercise their stock options without the need to pay the exercise price in cash. In the case of a Non-qualified Stock Option, a stock appreciation right may be granted either at or after the time of the grant of such Non-qualified Stock Option. In the case of an Incentive Stock Option, a stock appreciation right may be granted only at the time of the grant of such Incentive Stock Option. Stock appreciation rights shall be exercisable as shall be determined by the Compensation Committee. All or a portion of a stock appreciation right granted in tandem with a stock option shall terminate and shall no longer be exercisable upon the termination or after the exercise of the applicable portion of the related stock option.

Restricted Stock and Restricted Stock Units

Shares of restricted stock may be awarded either alone or in addition to other awards granted under the Incentive Plan. The Compensation Committee shall determine the eligible persons to whom, and the time or times at which, grants of restricted stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the holder, any restriction period, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards. In addition, the Compensation Committee may award restricted stock units, which may be subject to vesting and forfeiture conditions during the applicable restriction period, as set forth in an agreement.

Restricted stock constitutes issued and outstanding shares of common stock for all corporate purposes. The holder will have the right to vote such restricted stock and to exercise all other rights, powers and privileges of a holder of common stock with respect to such restricted stock, subject to certain limited exceptions. Upon the expiration of the restriction period with respect to each award of restricted stock and the satisfaction of any other applicable restrictions, terms and conditions, all or part of such restricted stock shall become vested in accordance with the terms of the agreement. Any restricted stock that do not vest shall be forfeited to Akerna and the holder shall not thereafter have any rights with respect to such restricted stock.

The Compensation Committee may provide that settlement of restricted stock units will occur upon or as soon as reasonably practicable after the restricted stock units vest or will instead be deferred, on a mandatory basis or at the holder’s election, in a manner intended to comply with tax laws. A Holder will have no rights of a holder of common stock with respect to shares subject to any restricted stock unit unless and until the shares are delivered in settlement of the restricted stock unit. If the Committee provides, a grant of restricted stock units may provide a holder with the right to receive dividend equivalents.

Other Stock-Based Awards

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock, as deemed by the Compensation Committee to be consistent with the purposes of the Incentive Plan, including, without limitation, purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of common stock and awards valued by reference to the value of securities of or the performance of specified subsidiaries.

Change of Control Provisions

The Incentive Plan provides that in the event of a change of control event, (1) all of the then outstanding options and stock appreciation rights granted pursuant to the Incentive Plan will immediately vest and become immediately exercisable as of a time prior to the change in control and (2) any performance goal restrictions related to an award will be deemed achieved at 100% of target levels and all other conditions met as of a time prior to the change in control. In the event of the sale of all of Akerna’s assets or a change of control event, then the Compensation Committee may (1) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Incentive Plan; (2) require a holder of outstanding options to relinquish such award to Akerna upon the tender by Akerna to holder of cash, stock or other property, or any combination thereof pursuant to the terms of the Incentive Plan and (3) terminate all incomplete performance periods in respect of awards in effect on the date the acquisition occurs, determine the extent to which performance goals have been met based upon such information then available as it deems relevant and cause to be paid to the holder all or the applicable portion of the award based upon the Compensation Committee’s determination of the degree of attainment of performance goals, or on such other basis determined by the Compensation Committee.

The Akerna Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Incentive Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a holder under any agreement theretofore entered into hereunder, without the holder’s consent, except as set forth in this Incentive Plan or the agreement. Notwithstanding anything to the contrary herein, no amendment to the provisions of the Incentive Plan shall be effective unless approved by the stockholders of Akerna to the extent stockholder approval is necessary to satisfy any provision of the Ethics Code or other applicable law or the listing requirements of any national securities exchange on which Akerna’s securities are listed.

Equity Compensation Plans

The following summary information is presented as of June 30, 2020

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	519,357	(1)	$0	1,177,425
Equity compensation plans not approved by security holders	Not Applicable		Not Applicable	Not Applicable
TOTAL	519,357	(1)	$0	1,177,425

(1)	See “2019 Long Term Incentive Plan Summary” above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this Prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and “Note Regarding Forward-Looking Statements” above.

Financial Results of Operations

Revenue

Our software revenue is derived from MJ Platform, our SaaS enterprise resource planning tool offering for state-licensed businesses, and Leaf Data Systems, our track-and-trace product for government agencies. MJ Platform contracts are generally annual contracts paid monthly in advance of service and cancellable upon 30 days’ notice, although we do have some multi-year MJ Platform contracts. We defer recognition of revenue from these payments until services have been provided, generally ratably over the noncancelable term of the agreement. Leaf Data Systems contracts are generally multi-year contracts payable in annual or quarterly installments. A percentage retainer or holdback fees (generally ranging from 10% to 30%) are common until all initial deliverables are complete. MJ Platform and Leaf Data Systems contracts generally may only be terminated early for breach of contract as defined in the respective agreements.

Consulting services revenue growth is driven by numerous factors. In new emerging states, we provide solutions for aspiring operators in the pre-application of licensures and pre-operational phases of development. These services include application and business plan preparation as they seek licenses to be granted. Consulting services are provided to post operational licensees to consult during the setup and buildout phases as they open and begin operating their businesses. We also provide business optimization services for established businesses that can benefit from consulting to increase efficiencies as they expand and grow. Our consulting revenue is derived throughout the life cycle of a customer relationship.

We contract our consulting services through Statements of Work (“SOW”) for businesses or entrepreneurs interested in developing operations in the cannabis, hemp and CBD industries. SOW issued and completed during the pre-application phase generally solidify us as the contractor of choice for subsequent operational phases once the operator is granted the license. As a result, our consulting revenue is driven as new emerging states pass legislation and as our client-operators gain licenses. Accordingly, we expect our consulting services to continue to grow as more states emerge with legalization reforms.

Cost of Revenue

Our cost of revenue is derived from direct costs derived primarily from government contract subcontractor expenses in addition to hosting and infrastructure costs associated with operating MJ Platform and Leaf Data Systems. We record cost of revenue based on the direct cost method. This method requires allocation of direct and indirect costs including support services and materials to cost of revenue. Consulting cost of revenue is primarily determined as a result of our employees’ salaries and other related compensation expenses.

Product and Development Expenses

Our product and development expenses include salaries and benefits, contractor expenses, technology expenses, and other overhead. These expenses have grown over time, and we expect these expenses to continue to increase with our growth.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses include salaries and benefits, sales and marketing expenses, public relations and investor relations fees, outage expenses, professional fees, and other overhead. These expenses have grown over time, and we expect these expenses to continue to increase with our growth.

Marketing and sales expenses are our largest cost and consist primarily of salaries and related expenses for our sales and marketing staff; including commissions, as well as payments to partners and marketing programs. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities. We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new customers, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a quarter.

Critical Accounting Policies and Estimates

We disclose our significant accounting policies in Note 2 — Summary of Significant Accounting Policies in our Audited Consolidated Financial Statements that is part of this Prospectus. Since the date of the Audited Consolidated Financial Statements, there have been no material changes to our significant accounting policies.

Results of Operations for the Year Ended June 30, 2019 Compared with the Year Ended June 30, 2018

The following table sets forth information comparing the components of net loss for the years ended June 30, 2019 and 2018:

	Years ended June 30,
	2019	2018
Revenues:
Software	$8,256,492	$8,082,424
Consulting	2,403,797	2,281,836
Other	259,496	112,523
Total Revenue	10,919,785	10,476,783

Cost of revenues	4,633,844	4,361,963
Gross Profit	6,285,941	6,114,820

Operating expenses:
Product development:	5,565,097	2,645,093
Selling, general and administrative	13,136,522	5,932,887
Total operating expenses	18,701,619	8,577,980
Other income (expenses)	109,131	(25,149)
Net loss	$(12,306,547)	$(2,488,309)

Total Revenue

Total revenue increased to approximately $10.9 million for the fiscal year ended June 30, 2019 from approximately $10.5 for the fiscal year ended June 30, 2018, an increase of approximately $0.4 million, or 4%. The increase in total revenue compared to the fiscal year ended June 30, 2018 was driven primarily by growth achieved across our commercial software business, MJ Platform, in addition to our consulting business. These increases were partially offset by a decrease in revenue from our government regulatory software business, Leaf Data Systems.

Software Revenue

Our total software revenue increased to approximately $8.3 million for the fiscal year ended June 30, 2019 from $8.1 million for the fiscal year ended June 30, 2018, for an increase of approximately $0.2 million, or 2%. Total software revenue accounted for 76% and 77% of total revenue for the years ended June 30, 2019 and 2018, respectively. The increase in software revenue over the fiscal year was primarily driven by growth in the number of commercial software subscriptions to MJ Platform (thus increasing recurring SaaS revenue).

Our software revenues generated from government customers under Leaf Data Systems totaled approximately $4.3 million and $4.5 million during the years ended June 30, 2019 and 2018, respectively. Leaf Data Systems revenue decreased for the fiscal year ended June 30, 2019 primarily as a result of a smaller volume of change orders and initial license fees in the current year period. Change orders represent out-of-scope functionality modifications requested by the client. Revenues earned from these change orders are recognized upon successful implementation and delivery of the requested modifications. As a result, revenues from these clients when compared year over year may be impacted by the timing of the agreement relative to the number of requested change orders in one or either period.

Consulting Revenue

Our consulting revenue includes revenue generated from consulting professional services delivered to prospective and current cannabis, hemp and CBD businesses and business operators. Our consulting revenue was approximately $2.4 million for the fiscal year ended June 30, 2019 compared to $2.2 million for the fiscal year ended June 30, 2018, an increase of approximately $0.1 million, or 5%, as a result of a higher volume of consulting activities and engagements during the second half of our 2019 fiscal year. Consulting services are correlated to state legalizations and other regulatory expansion activity. As a result, individual year-over-year comparisons may experience variability depending on the timing of recent legislative changes.

Consulting revenue was 22% of total revenue for the years ended June 30, 2019 and 2018, respectively. Due to the nature of consulting revenue and our dependence on emerging market activity as a driver of demand, the months in which we recognize consulting revenue has varied from year to year depending on whether state legislation has expanded to allow new market entrants or growth of existing market participant operations. For example, while consulting activity appeared to have slowed earlier during this fiscal year, it increased significantly during the three months ended June 30, 2019 due to emerging opportunities in Missouri, Maryland, Utah, New Jersey, and Arkansas as these states have experienced recent state legal changes. Further, five of our clients in Ohio have recently won processing licenses.

Other Revenue

Our retail/resale revenue represents revenue generated from point of sale hardware and labels. Retail/resale revenue increased to approximately $0.3 million for the fiscal year ended June 30, 2019 from $0.1 million for the fiscal year ended June 30, 2018, an increase of approximately $0.1 million, or 131%. Retail/resale revenue was 2% of total revenue for the fiscal year ended June 30, 2019.

Cost of Revenue and Gross Margin

Our cost of revenue increased to approximately $4.6 million for the fiscal year ended June 30, 2019 from $4.4 million for the fiscal year ended June 30, 2018, an increase of approximately 6%. The increase compared to the prior fiscal year period was primarily due to an increase in hosting and infrastructure costs incurred to support our Software business. Hosting and infrastructure costs grew from approximately $1.0 million to $1.4 million, an increase of approximately $0.4 million, or 40%, as we continued to increase Amazon Web Services usage as part of both the growth of MJ Platform in addition to the ramp of the contract with WSLCB.

Additionally, we incurred higher direct labor costs associated with providing our consulting services of approximately $0.2 million. These increases in cost of revenue were partially offset by fewer third-party subcontractor costs associated with servicing our contract with the Commonwealth of Pennsylvania. Overall, our gross profit margin remained consistent at 58% for both of the years ended June 30, 2019 and June 30, 2018.

Additionally, we experienced increased costs of revenue associated with retail hardware sales of approximately $128,000.

Because the applications and services available through the Leaf Data System are provided through relationships with third-party service providers at higher costs than those from our MJ Platform contracts, the gross profit margins from the government contracts are generally lower than those from our commercial software clients. Total costs of government revenues incurred by us, which are included in cost of revenues on the statement of operations, were approximately $2.0 million and $2.7 million during the years ended June 30, 2019 and 2018, respectively. The decrease in cost of government revenues incurred by us was due to a smaller volume of ongoing support and maintenance services provided in connection with the contract with the Commonwealth of Pennsylvania.

Operating Expenses

The following table presents operating expense line items for the years ended June 30, 2019 and 2018 and the period-over-period dollar and percentage changes for those line items:

	Years ended June 30,
	2019	% of revenue	2018	% of revenue	Change Period over Period
Operating expenses:
Product development	$5,565,097	51%	$2,645,093	25%	$2,920,004	110%
Selling, general and administrative	13,136,522	120%	5,932,887	54%	7,203,635	121%
Total operating expenses	$18,701,619	171%	$8,577,980	79%	$10,123,639	118%

Our operating expenses increased to approximately $18.7 million for the fiscal year ended June 30, 2019 from approximately $8.6 million for the fiscal year ended June 30, 2018, an increase of approximately $10.1 million, or 118%. The increased level of operating expenses for the fiscal year ended June 30, 2019 was driven by increased product development expenses of approximately $2.9 million, or 110% in addition to higher selling, general and administrative expenses of approximately $7.2 million, or 121%.

The increased level of operating expenses for the fiscal year ended June 30, 2019 was primarily driven by increases in salary expenses across Engineering, Sales and Marketing and Administrative functions as we continued to add headcount in order to support our growth. Salary expenses for Product Development functions increased by approximately $2.7 million. Salary expenses for Sales and Marketing and Administrative functions increased by approximately $3.5 million. Approximately $3.8 million of salaries in the current fiscal year were paid in the form of non-cash stock-based compensation. No non-cash stock-based compensation was paid during the fiscal year ended June 30, 2018.

Non-payroll related expenses within Selling, General and Administrative functions also increased for the fiscal year ended June 30, 2019 by approximately $3.7 million. These are primarily comprised of Sales and Marketing expenses related to our marketing initiatives including payments to partners and marketing programs. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities. We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new customers, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a particular quarter. Additionally, we incurred professional fees of approximately $1.5 million in connection with the Business Combination and Private Placement discussed below. We also incurred fewer operating expenses during the fiscal year ended June 30, 2018 as a result of insurance proceeds received from our 2017 security breach. Non-payroll related expenses within Product development functions also increased by approximately $0.2 million as we enhanced our cybersecurity and enterprise software capabilities following our 2017 security breach.

Results of operations for the nine months ended March 31, 2020 compared to nine months ended March 31, 2019

The following table highlights the various sources of revenues and expenses for the nine months ended March 31, 2020 as compared to the nine months ended March 31, 2019:

	Nine months ended March 31,
	2020	2019
Revenues:
Software	$7,148,964	$6,174,102
Consulting	2,248,947	826,777
Other	171,727	200,312
Total Revenue	9,569,638	7,201,191

Cost of revenues	4,457,110	3,550,612
Gross Profit	5,112,528	3,650,579

Operating expenses:
Product development:	4,024,743	2,877,869
Selling, general and administrative	13,881,055	7,440,115
Total operating expenses	17,905,798	10,317,984
Other income	158,508	87,248
Net loss	$(12,634,762)	$(6,580,157)

Total Revenue

Total revenue increased to $9.6 million for the nine months ended March 31, 2020 from $7.2 million for the nine months ended March 31, 2019, an increase of $2.4 million, or 33%. The increase in total revenue was achieved across all our products. The increase in total revenue was driven primarily by growth achieved in MJ Platform and in our consulting services business. The revenues from our government regulatory software business, Leaf Data Systems, increased slightly with the addition of the State of Utah contract.

Software Revenue

Our total software revenue increased to $7.1 million for the nine months ended March 31, 2020 from $6.2 million for the nine months ended March 31, 2019, an increase of $1.0 million, or 16%. Software revenue accounted for 75% and 86% of total revenue for the nine months ended March 31, 2020 and 2019, respectively. The increase in software revenue was primarily driven by 27% growth in revenue from MJ Platform. This increase in software revenue was primarily the result of volume-driven increases from new business, which includes new customers, upgrades and additional subscriptions from existing customers. We continue to invest in a variety of customer programs and initiatives, which, along with increasing adoption, have helped keep our attrition rate consistent as compared to the prior year. Consistent attrition rates play a role in our ability to maintain growth in our subscription revenues. Changes in the net price per user per month have not been a significant driver of revenue growth for the periods presented. Our software revenue during the nine months ended March 31, 2020 was not significantly impacted by COVID-19, in most jurisdictions our customers were deemed “essential businesses” and continued operations. Revenue recognition for new customers in our pipeline may be delayed if the timing of implementation and onboarding is negatively impacted in future periods. The significance of the impact of the COVID-19 outbreak on our business and the duration for which it may have an impact cannot be determined at this time.

Software revenues generated from government customers under Leaf Data Systems increased to $3.5 million for the nine months ended March 31, 2020, up from $3.4 million for the nine months ended March 31, 2019. While our revenues from Leaf Data Systems from our contracts with the State of Washington and the State of Pennsylvania declined for the nine months ended March 31, 2020 compared to the nine months ended March 31, 2019 by $0.7 million primarily as a result of the completion of professional services and transition to the more consistent run and maintain mode, we recorded revenue of $0.8 million from our contract with the State of Utah, which commenced in August 2019.

Consulting Revenue

Our consulting revenue includes revenue generated from consulting professional services delivered to prospective and current cannabis, hemp and CBD businesses and business operators. Our consulting revenue was $2.2 million for the nine months ended March 31, 2020 compared to $0.8 million for the nine months ended March 31, 2019, for an increase of $1.4 million, or 172%. The increase in consulting services and other revenues was due primarily to the higher demand for services from an increased number of customers. We delivered approximately 30 operational license applications on behalf of Missouri-based clients during the month of August alone, and we continue to experience strong demand for our consulting services in other emerging states. Further, during the nine-month period ended March 31, 2020, we serviced a large contract with a Midwest-based client for the preparation, completion and delivery of operational license applications for a portfolio of recreational retail and cultivation facilities. Consulting services are correlated to state legalizations and other regulatory expansion activity. As a result, individual period-over-period comparisons may experience variability depending on the timing of recent legislative changes. During the COVID-19 outbreak, state legislatures have turned their focus to the pandemic, tabling work on cannabis legislation. The significance of the impact of the COVID-19 outbreak on our business and the duration for which it may have an impact cannot be determined at this time.

Consulting revenue was 24% and 11% of total revenue for the nine months ended March 31, 2020 and 2019, respectively. Due to the nature of consulting revenue and our dependence on emerging market activity as a driver of demand, the months in which we recognize consulting revenue has varied from period to period depending on whether state legislation has expanded to allow new market entrants or growth of existing market participant operations. We expect this variability to continue.

Other Revenue

Our other revenue represents revenue generated from the resale of point of sale hardware and labels. Other revenue decreased to $172,000 for the nine months ended March 31, 2020 from $200,000 for the nine months ended March 31, 2019, a decrease of $28,000, or 14%. Other revenue was 2% and 3% of total revenue for the nine months ended March 31, 2020 and March 31, 2019, respectively.

Cost of Revenue and Gross Profit

Our cost of revenue for the nine months ended March 31, 2020 was $4.5 million, an increase of $0.9 million, or 26%, as compared to cost of revenue for the nine months ended March 31, 2019 of $3.6 million. The increase compared to the prior nine-month period was primarily as a result of the costs incurred to service the new contract with the State of Utah, $0.9 million. With the reduction of professional services related to implementation and our exiting contracts’ transition to run and maintain mode, we expect these costs to decrease then level off in future periods. Direct labor costs associated with providing our consulting services increased by $0.1 million, while the increase in hosting and infrastructure costs associated with our Software business accounted for $0.2 million of total increase in cost of revenue. Infrastructure costs have increased primarily due to our investment for future growth, we expect to realize incremental per customer cost savings from this investment in the next fiscal year. The overall increase in cost of revenue was partially offset by a decrease of $0.3 million as a result of a change in third-party subcontractor costs related to our contract with the Commonwealth of Pennsylvania. We intend to continue to invest additional resources in our enterprise software group to facilitate the adoption of our services. The timing of these expenses will affect our cost of revenues, both in terms of absolute dollars and as a percentage of revenues in future periods.

Our gross profit for the nine months ended March 31, 2020 was $5.1 million, an increase of $1.5 million, or 40%, as compared to gross profit for the nine months ended March 31, 2019 of $3.7 million. Our gross profit margin for the nine months ended March 31, 2020 was 53.4%, an increase of 270 basis points as compared to gross profit margin for the nine months ended March 31, 2019 of 50.7%. The increase compared to the prior nine-month period was primarily as a result of increased consulting revenue and the minimal marginal cost to provide these services.

Because some of the applications and services available through the Leaf Data System are provided through relationships with third-party service providers, the costs are higher than those allocated from our employees’ salaries to support our MJ Platform and consulting contracts. Therefore, the gross profit margins from the government contracts are generally lower than those from our commercial software clients. Total costs of government revenues incurred by us, which are included in cost of revenues on the statement of operations, was $2.2 million and $1.6 million during the nine months ended March 31, 2020 and 2019, respectively.

Operating Expenses

The following table presents operating expense line items for the nine months ended March 31, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Nine Months Ended March 31,		Change
	2020	2019	Period over Period
Operating expenses:
Salary expenses, excluding Solo	$3,293,326	$2,634,405	$658,921	25%
Solo product development	327,567	-	327,567	nm
Other product development	403,850	243,464	160,386	66%
Product development	4,024,743	2,877,869	1,146,874	40%
Percentage of revenue	42%	40%

Sales and marketing	3,790,317	2,557,126	1,233,191	48%
Solo selling, general and administrative	198,208	-	198,208	nm
General and administrative salaries	4,009,551	2,947,042	1,062,509	36%
Merger related costs	219,297	667,313	(448,016)	(67%)
Acquisition related costs	1,597,283	-	1,597,283	nm
Other general and administrative	4,066,399	1,268,634	2,797,765	221%
Selling, general and administrative	13,881,055	7,440,115	6,440,940	87%
Percentage of revenue	145%	103%

Total operating expenses	$17,905,798	$10,317,984	$7,587,814	74%
Percentage of revenue	187%	143%

nm – percentage change not meaningful

Our operating expenses increased to $17.9 million for the nine months ended March 31, 2020 from $10.3 million for the nine months ended March 31, 2019, an increase of $7.6 million, or 74%. The increase in operating expenses was driven by higher selling, general and administrative expenses, an increase of $6.4 million, or 87%, in addition to higher product development expenses, an increase of $1.1 million, or 40%.

Salary expenses for product development functions, excluding product development salaries for Solo, increased by $0.7 million, or 25%, which includes $0.1 million of stock-based compensation recognized during the nine months ended March 31, 2020 that was not incurred in 2019. Product development costs also increased $0.3 million as a result of our January 2020 acquisition of the controlling interest in Solo. Other product development costs increased by $0.2 million for the nine months ended March 31, 2020, primarily related to recruiting costs. Our investments in product development were made to improve and extend our service offerings and develop new technologies. We expect that such costs will continue to increase in absolute dollars and may increase as a percentage of revenues in future periods as we continue to invest in additional employees and technology to support the development of new, and improve existing, technologies and the integration of acquired technologies.

Selling, general and administrative expenses include sales and marketing expenses, including personnel costs, related to our marketing initiatives including payments to partners and marketing programs; general and administrative functions, such as executives, finance and other supporting departments; transaction related costs; professional fees; and facilities expenses. Changes in selling, general and administrative expenses for the nine months ended March 31, 2020 as compared to 2019 were as follows:

●	$1.6 million increase in acquisition related costs associated primarily with our acquisitions of Solo in January 2020, Trellis in April 2020 and Ample, planned for the summer for 2020, this increase was partially offset by a $0.4 million decrease in costs incurred in connection with the Mergers in June 2019;

●	$0.2 million increase due to the addition of Solo’s selling general and administrative expenses;

●	$1.2 million, or 48%, increase in sales and marketing expense primarily due to higher personnel costs including $0.2 million of stock-based compensation for 2020;

●	$1.1 million increase in general and administrative personnel costs, $0.5 million of this increase is attributable to stock-based compensation; and

●	$2.8 million increase in other general and administrative costs, primarily as a result of our investments in technology and other infrastructure to position ourselves for future growth and the cost of operating as a public company.

We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new customers, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a quarter. We expect to incur additional transaction costs leading up to our acquisition of Ample in the summer of 2020 and would incur costs related to other acquisitions that we may identify, the timing and amount of these transaction costs will be variable and dependent on the level of acquisition activity.

Results of Operations for the Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

The following table highlights the various sources of revenues and expenses for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019:

	Three Months Ended March 31,		Change
	2020	2019	Period over Period
Revenues:
Software	$2,346,310	$2,024,916	$321,394	16%
Consulting	692,584	216,897	475,687	219%
Other	31,652	86,067	(54,415)	-63%
Total revenue	3,070,546	2,327,880	742,666	32%

Cost of revenues	1,420,909	1,166,482	254,427	22%
Gross profit	1,649,637	1,161,398	488,239	42%
Gross profit margin	53.7%	49.9%

Operating expenses:
Product development:	1,632,353	1,001,394	630,959	63%
Selling, general and administrative	5,500,837	2,663,171	2,837,666	107%

Total operating expenses	7,133,190	3,664,565	3,468,625	95%

Other income	33,398	13,064	20,334	156%
Net loss	(5,450,155)	(2,490,103)	(2,960,052)	119%
Net loss attributable to noncontrolling interests in consolidated subsidiaries	101,175	-	101,175	nm
Net loss attributable to Akerna stockholders	$(5,348,980)	$(2,490,103)	$(2,858,877)	115%

nm – percentage change not meaningful

Total Revenue

Total revenue increased to $3.1 million for the three months ended March 31, 2020 from $2.3 million for the three months ended March 31, 2019, an increase of $0.7 million, or 32%. The increase in total revenue was achieved across all our products. The increase in total revenue was driven by growth achieved across our commercial software business, MJ Platform, in addition to our consulting business, and our government regulatory software business, Leaf Data Systems.

Software Revenue

Our total software revenue increased to $2.3 million for the three months ended March 31, 2020 from $2.0 million for the three months ended March 31, 2019, an increase of $0.3 million, or 16%. Total software revenue accounted for 76% and 87% of total revenue for the three months ended March 31, 2020 and 2019, respectively. The increase in software revenue was primarily driven by 11% growth in revenue from MJ Platform. This increase in software revenue was primarily the result of volume-driven increases from new business, which includes new customers, upgrades and additional subscriptions from existing customers. We continue to invest in a variety of customer programs and initiatives, which, along with increasing adoption, have helped keep our attrition rate consistent as compared to the prior year. Consistent attrition rates play a role in our ability to maintain growth in our subscription revenues. Changes in the net price per user per month have not been a significant driver of revenue growth for the periods presented. Our software revenue during the three months ended March 31, 2020 was not significantly impacted by COVID-19, in most jurisdictions our customers were deemed “essential businesses” and continued operations. Revenue recognition for new customers in our pipeline may be delayed if the timing of implementation and onboarding is negatively impacted in future periods. The significance of the impact of the COVID-19 outbreak on our business and the duration for which it may have an impact cannot be determined at this time.

Software revenues generated from government customers under Leaf Data Systems increased by $0.2 million as a result of our contract with the State of Utah, which commenced in August 2019.

Consulting Revenue

Our consulting revenue includes revenue generated from consulting professional services delivered to prospective and current cannabis, hemp and CBD businesses and business operators. Our consulting revenue was $0.7 million for the three months ended March 31, 2020 compared to $0.2 million for the three months ended March 31, 2019, for an increase of $0.5 million, or 219%. The increase was driven by a higher volume of consulting activities and engagements during the period as we continue to experience strong demand for our consulting services in emerging states. Further, during the three-month period ended March 31, 2020, we serviced a large contract with a Midwest-based client for the preparation, completion and delivery of operational license applications for a portfolio of cultivation facilities. Consulting services are correlated to state legalizations and other regulatory expansion activity. As a result, individual period-over-period comparisons may experience variability depending on the timing of recent legislative changes. During the COVID-19 outbreak, state legislatures have turned their focus to the pandemic, tabling work on cannabis legislation. The significance of the impact of the COVID-19 outbreak on our business and the duration for which it may have an impact cannot be determined at this time.

Consulting revenue was 23% and 9% of total revenue for the three months ended March 31, 2020 and 2019, respectively. Due to the nature of consulting revenue and our dependence on emerging market activity as a driver of demand, the months in which we recognize consulting revenue has varied from period to period depending on whether state legislation has expanded to allow new market entrants or growth of existing market participant operations. We expect this variability to continue in future periods.

Other Revenue

Our other revenue represents revenue generated from the resale of point of sale hardware and labels. Other revenue decreased to $32,000 for the three months ended March 31, 2020 from $86,000 for the three months ended March 31, 2019, a decrease of $54,000, or 63%. Other revenue was 1% and 4% of total revenue for the three months ended March 31, 2020 and March 31, 2019, respectively.

Cost of Revenue and Gross Margin

Our cost of revenue for the three months ended March 31, 2020 was $1.4 million, an increase of $0.3 million, or 22%, as compared to cost of revenue for the three months ended March 31, 2019 of $1.2 million. The increase compared to the prior year’s quarter was primarily as a result of the costs incurred to service the new contract with the State of Utah of $0.2 million. With the completion of professional services related to implementation and our existing contracts transition to run and maintain mode, these costs are expected to decrease and level off in future periods. Software hosting costs have increased due primarily to higher transaction volumes. We intend to continue to invest additional resources in our enterprise software group to facilitate the adoption of our services. The timing of these expenses will affect our cost of revenues, both in terms of absolute dollars and as a percentage of revenues in future periods.

Our gross profit for the three months ended March 31, 2020 was $1.6 million, an increase of $0.5 million, or 42%, as compared to gross profit for the three months ended March 31, 2019 of $1.2 million. Our gross profit margin for the three months ended March 31, 2020 was 53.7%, an increase of 380 basis points as compared to gross profit margin for the three months ended March 31, 2019 of 49.9%. The increase compared to the three months ended March 31, 2019 was primarily as a result of increased consulting revenue and the minimal marginal cost to provide such services.

Because the applications and services available through the Leaf Data System are provided through relationships with third-party service providers, the costs are higher than those allocated from our employees’ salaries to support our MJ Platform and consulting contracts. Therefore, the gross profit margins from the government contracts are generally lower than those from our commercial software clients. Total costs of government revenues incurred by us, which are included in cost of revenues on the statement of operations, was $0.6 million and $0.5 million during the three months ended March 31, 2020 and 2019, respectively.

Operating Expenses

The following table presents operating expense line items for the three months ended March 31, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Three Months Ended March 31,		Change
	2020	2019	Period over Period
Operating expenses:
Salary expenses, excluding Solo	$1,042,008	$981,318	$60,690	6%
Solo product development	327,567	—	327,567	nm
Other product development	262,778	20,076	242,702	nm
Product development	1,632,353	1,001,394	630,959	63%
Percentage of revenue	53%	43%

Sales and marketing	1,142,318	975,007	167,311	17%
Solo selling, general and administrative	198,208	—	198,208	nm
General and administrative salaries	1,735,749	1,159,060	576,689	50%
Merger related costs	—	195,000	(195,000)	(100)%
Acquisition related costs	1,097,283	—	1,097,283	nm
Other general and administrative	1,327,279	334,104	993,175	297%
Selling, general and administrative	5,500,837	2,663,171	2,837,666	107%
Percentage of revenue	179%	114%
Total operating expenses	$7,133,190	$3,664,565	$3,468,625	95%
Percentage of revenue	232%	157%

nm – percentage change not meaningful

Our operating expenses increased to $7.1 million for the three months ended March 31, 2020 from $3.7 million for the three months ended March 31, 2019, an increase of $3.5 million, or 95%. The increase in operating expenses was driven by higher selling, general and administrative expenses, an increase of $2.8 million, or 107%, in addition to higher product development expenses, an increase of $0.6 million, or 63%.

Salary expenses for product development functions, excluding product development salaries for Solo, increased by $0.1 million, or 6%. Product development costs also increased $0.3 million as a result of our January 2020 acquisition of the controlling interest in Solo. Other product development costs increased by $0.2 million for the three months ended March 31, 2020, primarily related to recruiting costs. Our investments in product development were made to improve and extend our service offerings and develop new technologies. We expect that such costs will increase in absolute dollars and may increase as a percentage of revenues in future periods as we continue to invest in additional employees and technology to support the development of new, and improve existing, technologies and the integration of acquired technologies.

Selling, general and administrative expenses include sales and marketing expenses, including personnel costs, related to our marketing initiatives including payments to partners and marketing programs; general and administrative functions, such as executives, finance and other supporting departments; transaction related costs, professional fees; and facilities expenses. Changes in selling, general and administrative expenses for the three months ended March 31, 2020 compared to 2019 were as follows:

●	$1.1 million increase in acquisition related costs associated primarily with our acquisitions of Solo in January 2020, Trellis in April 2020 and Ample, planned for the summer for 2020, this increase was partially offset by a $0.2 million decrease in costs incurred in connection with the Mergers in June 2019;

●	$0.2 million increase due to the addition of Solo’s selling, general and administrative expenses;

●	$0.2 million, or 17%, increase in sales and marketing expenses primarily due to higher personnel costs;

●	$0.6 million increase in general and administrative personnel costs, $0.3 million of this increase is attributable to stock-based compensation recognized in 2020; and

●	$1.0 million increase in other general and administrative costs, primarily as a result of our investments in technology and other infrastructure to position ourselves for future growth and the cost of operating as a public company.

We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new customers, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a quarter. During the three months ended March 31, 2020, the COVID-19 pandemic resulted in the cancellation of travel and participation in marketing events, which reduced costs slightly relative to 2019.

Liquidity and Capital Resources

Cash Flows

Our cash and restricted cash balance were $14.8 million and $22.4 million as of March 31, 2020 and June 30, 2019, respectively. Cash flow information for the nine months ended March 31, 2020 and 2019 is as follows:

	Nine months ended March 31,
	2020	2019
Cash provided by (used in):
Operating activities	$(11,602,077)	$(6,357,935)
Investing activities	(202,281)	—
Financing activities	4,247,065	10,000,000
Net change in cash and restricted cash	$(7,557,293)	$3,642,065

Net cash used in operating activities increased to $11.6 million during the nine months ended March 31, 2020, from $6.4 million during the nine months ended March 31, 2019, an increase of $5.2 million. Cash used in operating activities during the nine months ended March 31, 2020 was primarily driven by the net loss of $12.6 million.

Net cash used in investing activities was $0.2 million during the nine months ended March 31, 2020, due to $0.3 million used to acquire minority stake in Zol Solutions, Inc, partially offset by $0.1 million of cash and restricted cash acquired in our acquisition of the majority stake in Solo. Please see Notes 7 and 3 to the Akerna condensed consolidated financial statements included in this Prospectus for more information about our investments in Zol Solutions, Inc. and Solo, respectively.

Net cash provided by financing activities totaled $4.2 million during the nine months ended March 31, 2020 due to receipt of proceeds from warrants exercised during the period. Net cash provided by financing activities totaled $10 million during the nine months ended March 31, 2019 as a result of proceeds raised in MJF Series C financing in August 2018. Upon the consummation of the Mergers, the Series C Preferred Units issued in connection with the transaction were converted into shares of Akerna common stock

Liquidity and Capital Resources

As of March 31, 2020, we had cash of $14.3 million, excluding restricted cash. We had a working capital balance of $13.1 million as of March 31, 2019, as compared to $21.8 million as of June 30, 2019.

Since our inception, we have incurred recurring operating losses, used cash from operations, and relied on capital raising transactions to continue ongoing operations. Although we have continuing negative cash flow from operations, the cash outflow since the Mergers is partially attributable to approximately $1.8 million in costs incurred in connection with specific transactions, including the Mergers and acquisitions completed or expected to close within the next twelve months. The transaction costs we expect to occur over the next twelve months are far less than the costs incurred during the nine months ended March 31, 2020. In addition, we are implementing a cost reduction plan during the fourth quarter 2020 that we expect to reduce recurring operating expenses between $2 million and $3 million annually. We anticipate our current cash will be sufficient to meet the working capital requirements for the next twelve months. From time to time, we may pursue various strategic business opportunities. These opportunities may include investment in or ownership of additional technology companies through direct investments, acquisitions, joint ventures and other arrangements. We can provide no assurance that we will successfully identify such opportunities or that, if we identify and pursue any of these opportunities, any of them will be consummated. Consequently, we may raise additional equity or debt capital or enter into arrangements to secure necessary financing to fund the completion of such strategic business opportunities, although no assurance can be provided that we will be successful in completing a future capital raise. The sale of additional equity could result in additional dilution to our existing stockholders, and financing arrangements may not be available to us, or may not be available in sufficient amounts or on acceptable terms. Our future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See “Risk Factors” on page 6 of this Prospectus and other information included in this Prospectus for a discussion of the risks related to our liquidity and capital structure.

Convertible Note Transaction

On June 8, 2020, we entered into a Securities Purchase Agreement (the “SPA”) with two institutional investors (each a “Holder” and collectively the “Holders”) to sell a new series of senior secured convertible notes (the “Convertible Notes”) of Akerna in a private placement (the “Private Placement”) to the Holders, in the aggregate principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all outstanding and future indebtedness of Akerna and its subsidiaries.

The Convertible Notes were sold on June 9, 2020 with an original issue discount pursuant to which the Holders paid $880 per each $1,000 in principal amount of the Convertible Notes and do not bear interest except upon the occurrence of an event of default.

We will use the proceeds from the sale of the Convertible Notes for general corporate purposes, but not, as covenanted in the SPA, directly or indirectly, for (i) the satisfaction of any indebtedness of Akerna or any of its subsidiaries, (ii) the redemption or repurchase of any securities of Akerna or any of its Subsidiaries, or (iii) the settlement of any outstanding litigation.

The Convertible Notes mature on June 1, 2023, are payable in installments and are convertible at the election of the Holders as more fully described below.

Under the terms of the Convertible Notes, the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders thereof, into shares of common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50.

The SPA contains customary representations and warranties of the Holders and Akerna regarding the purchase and offer and sale of the Notes.

Maturity and Repayment Dates

The Convertible Notes mature (the “Maturity Date”) on June 1, 2023.

Under the terms of the Convertible Notes, the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders thereof, into shares of common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50.

The principal amount is payable in monthly installments beginning on October 1, 2020. Unless deferred by the holder, on installment dates from October 1, 2020 through, and including, January 4, 2021, $500,000 in principal amount will be payable, (y) with respect to the installment dates from, and including, February 1, 2021 through, and including, June 1, 2021, $825,000 in principal amount will be payable and (z) with respect to installment dates from, and including, July 1, 2021 through, and including, the earlier of the repayment of the Principal and the Maturity Date, $1,000,000 in principal amount will be payable. We may not prepay any portion of the principal amount nor interest, if any.

Interest

The Convertible Notes are being sold with an original issue discount and do not bear interest except upon the occurrence of an Event of Default (described below), in which event the applicable rate will be 15.00% per annum.

Conversion

The Convertible Notes are convertible at any time in whole or in part, at the option of the holders thereof, into shares of the common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50 (the “Conversion Price”). The Conversion Price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction.

In connection with the occurrence of Events of Default, the holders of the Convertible Notes will be entitled to convert all or any portion of the Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume weighted average price (“VWAP”) of the common stock as of the Trading Day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the VWAP of the common stock for each of the two (2) Trading Days with the lowest VWAP of the common stock during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately prior to the applicable date of determination, divided by (B) two (2), but not less than the Floor Price.

Conversion Limitation and Exchange Cap

The holders of the Convertible Notes will not have the right to convert any portion of the Convertible Notes, to the extent that, after giving effect to such conversion, such Holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of the common stock outstanding immediately after giving effect to such conversion. A holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, the Convertible Notes shall not be convertible to the extent the conversion would result in Akerna issuing more shares of common stock than permitted under the rules of the Nasdaq Stock Market until such time as we shall have obtained Akerna stockholder approval.

Under the SPA, among other things, we agreed to hold a stockholder meeting, by no later than November 30, 2020 to approve resolutions authorizing the issuance of shares of common stock under the Convertible Notes for the purposes of compliance with the stockholder approval rules of the Nasdaq Stock Market. If such approval is not received by November 30, 2020 we will be obligated to continue to seek stockholder approval by February 28, 2021 and every three months thereafter until such approval is obtained.

Events of Default

The Convertible Notes are subject to certain customary events of default.

Off-Balance Sheet Arrangements

As of March 31, 2020, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name	Age	Position
Jessica Billingsley	42	Chairman of the Board and Chief Executive Officer(3)
Scott Sozio	39	Director(3)
Matthew R. Kane	39	Director(1)
Tahira Rehmatullah	37	Director(1)
Mark Iwanowski	64	Director(3)
John Fowle	42	Chief Financial Officer and Secretary
Nina Simosko	51	Chief Revenue Officer
Ray Thompson	49	Chief Operating Officer of MJF

(1)	Class I director.
(2)	Class II director.
(3)	Class III director.

Jessica Billingsley has served as Chief Executive Officer and director since the consummation of our Business Combination on June 17, 2019, and Chairman of the Board since July 2019. Ms. Billingsley co-founded MJF, our wholly-owned subsidiary, in 2010 and served as President of MJF from 2010 to April 2018 and Chief Executive Officer since May 2018. An early investor in one of Colorado’s first legal medical cannabis businesses, Ms. Billingsley created the category of cannabis seed-to-sale technology after seeing the need first-hand. Prior to MJF, Ms. Billingsley was the founder and chief executive officer of Zoco, a technology services firm with clients across the United States. Ms. Billingsley has 20 years of technology and systems experience with rapidly scaling businesses, and founded her first business at the age of 22. Ms. Billingsley has served on the board of the National Cannabis Industry Association since 2012. Ms. Billingsley was named one of Fortune’s 10 most promising women entrepreneurs in 2015, and named one of Inc. Magazine’s 100 Female Founders in 2018. Ms. Billingsley holds a dual degree from the University of Georgia in Computer Science and Communications. Ms. Billingsley was selected to serve on our Board based on her extensive experience with technology and systems companies, broad experience in the telecommunications industry, and her background as an entrepreneur.

Scott Sozio has served as a director since October 2018, prior to the Business Combination. From October 2018 until the consummation of the Business Combination on June 17, 2019, Mr. Sozio served as President and Secretary of Akerna. From September 2017 and until the Business Combination in June 2019, Mr. Sozio served as the chief executive officer and a director of MTech Acquisition Corp. Since July 2019, Mr. Sozio has served as Head of Corporate Development., Mr. Sozio is the co-founder of Hypur Ventures and since June 2016, served as its managing director, where he sources, structures, negotiates and executes portfolio investments. Since April 2015, Mr. Sozio served as a director of Hypur Inc., a financial technology firm focused on banking compliance. Since September 2016, Mr. Sozio served as a director of Simplifya Holdings, LLC, a cannabis compliance technology business, both portfolio companies of Hypur Ventures. Since February 2013, Mr. Sozio has served as a partner in Van Dyke Holdings, where he is responsible for its private investment portfolio, and he led its initial deal in the cannabis industry in 2014. Prior to joining Van Dyke Holdings, Mr. Sozio was a vice president of Bay Harbour Management L.C., a distressed-debt focused hedge fund. He joined Bay Harbour in 2004 after working in the Financial Restructuring Advisory Group at CIBC World Markets. Mr. Sozio is the former Chairman of Island One, Inc., a timeshare company based in Florida (from 2011 to 2012), and acquired by Diamond Resorts as part of Diamond’s initial public offering, and a former director of Great Destinations, Inc., a timeshare sales business based in California (from 2013 to 2016), and acquired by Interval International in 2016. Mr. Sozio holds a B.A. in Architecture from Columbia University. Mr. Sozio was selected to serve on our Board based on his extensive experience in finance and investment management and his broad experience with working with cannabis companies.

Matthew R. Kane has served as a director since the consummation of our Business Combination on June 17, 2019. Since December 2015, Mr. Kane served as a director or MJF. In 2002, Mr. Kane co-founded and, since then has served as co-chief executive officer of Green Shades Software, Inc., a human resources and tax reporting software company. Additionally, Mr. Kane has served as chief executive officer of Welltality, a health care technology start-up, since 2014. He received his bachelor’s degree in Computer Information Systems from Jacksonville University in 2001 and his MBA from the Warrington College of Business at the University of Florida in 2006. He previously served for 11 years on the board of Jacksonville University from 2007 to May 2018. Mr. Kane was selected to serve on our Board based on his extensive experience in in the software technology applications industry.

Tahira Rehmatullah has served as director since consummation of our Business Combination on June 17, 2019. Since October 2018, prior to the Business Combination and until consummation of the Business Combination in June 2019, Ms. Rehmatullah serves as Vice President and Treasurer. From September 2017 to June 2019, Ms. Rehmatullah was the chief financial officer of MTech Acquisitions Inc. Since 2016, Ms. Rehmatullah has also been a managing director of Hypur Ventures, where she is responsible for portfolio company management as well as investment sourcing and execution. Since June 2017, Ms. Rehmatullah has served as a director of Dope Media, a cannabis media company and portfolio company of Hypur Ventures. Prior to joining Hypur Ventures, from 2014 to 2016 Ms. Rehmatullah served as the general manager of Marley Natural, a cannabis brand based on the life and legacy of Bob Marley, where she was responsible for the brand launch as well as managing its day-to-day operations. From 2014 to 2016, Ms. Rehmatullah served as an investment manager at Privateer Holdings, a private equity firm with investments in the legal cannabis industry. Prior to her activities in the cannabis industry, from 2011 to 2012, Ms. Rehmatullah was a portfolio manager at City First Enterprises, or CFE, where she was responsible for underwriting, structuring and managing deals for their community development and investment portfolio. From 2007 to 2011, Ms. Rehmatullah was an associate at Perry Capital where she led research initiatives for the asset-backed securities team. Her career began in Ernst & Young’s Financial Services Advisory practice in 2005. Ms. Rehmatullah holds an M.B.A. from the Yale School of Management and was a Yale Entrepreneurial Institute Venture Creation Advisor. She holds a B.S. in Finance and minor in Life Sciences from The Ohio State University where she graduated Magna Cum Laude and was a Presidential Scholar. Ms. Rehmatullah was selected to serve on our Board based on her extensive experience in finance and investment management and her broad experience with working with cannabis companies

Mark D. Iwanowski has served as director since the consummation of the Business Combination on June 17, 2019. Since May 2019, Mr. Iwanowski has served as a director of MJF. Mr. Iwanowski is the founder of Global Visions-Silicon Valley, Inc., a global consulting group focused on venture, mergers and acquisitions, and turnarounds, and has served as its president and chief executive officer since August 2011. Mr. Iwanowski advises and invests in a variety of early stage companies and is an experienced veteran in the international technology sector. Recent projects including overseeing the selection, mentoring and seed funding of approximately 20 start-up companies in the Republic of Georgia. Mr. Iwanowski also serves on the Virgin Galactic advisory board, which recently made it first successful commercial flight into space. Mr. Iwanowski was a managing director with Trident Capital from April 2005 to November 2011. During this time, Mr. Iwanowski also served as chairman of Neohapsis (KSR INC) a cyber-security firm that was then acquired by Cisco from 2006 to 2010. From 2002 to 2005, Mr. Iwanowski was senior vice president - Global IT and chief information officer for Oracle Corporation (NYSE: ORCL). Prior to Oracle, Mr. Iwanowski co-managed an outsourcing business at Science Applications International Corp (NASDAQ: SAIC) and served as its chief operating officer - Telecom and IT Outsourcing Business Unit from 1997 to 2002. Mr. Iwanowski served as a principal at Quantum Magnetics, an airport explosive detection system company, as a general manager and vice president from 1995 to 1997. Mr. Iwanowski also held executive positions with Raytheon (NASDAQ:RTN) as the vice president of Business Development from 1993 to 1995, and was a principal at Applied Remote Technology, an underwater robotics company that was acquired by Raytheon (NASDAQ:RTN), serving as its executive vice president - business development from 1991 to 1993. Mr. Iwanowski played professional football from 1978 to 1980 with the New York Jets, Oakland Raiders and Kansas City Chiefs. Mr. Iwanowski received an MBA from National University in 1989, an MS in Engineering from California Institute of Technology in 1979, and a BS in Engineering from the University of Pennsylvania in 1977. Mr. Iwanowski was selected to serve on our Board based on his extensive experience in business operation and public companies.

John Fowle has served as Chief Financial Officer since December 17, 2019. From May 2019 through December 2019, Mr. Fowle served as Chief Financial Officer of Rev360, an optometry software and business services company. During that time, Mr. Fowle oversaw the company’s financial operations and risk management functions; and supported the company’s strategic divestiture of the software business unit. From July 2015 through December 2019, Mr. Fowle served as Vice President, Corporate Controller and Officer of Welltok, Inc., an emerging-growth, data-driven, enterprise SaaS company that delivers the healthcare industry’s leading consumer activation platform. From May 2013 through July 2015, Mr. Fowle served as Corporate Controller of Clarient Diagnostic Services, Inc., a NeoGenomics Company, a specialty molecular biology laboratory focused on cancer diagnostics, testing and research. Prior to that, Mr. Fowle held a variety of increasingly responsible senior financial management positions in GE Healthcare, Panasonic Avionics and Freedom Communications. Mr. Fowle holds a Bachelor of Science degree in Business Administration from the University of Southern California, a Master of Business Administration from the University of California, Irvine, and is a Certified Public Accountant.

Nina Simosko has served as Chief Revenue Officer since September 23, 2019. From Feb 2015 through 2018, Ms. Simosko served as president, chief executive officer, and chief product officer of NTT Innovation Institute Inc. (NTT i3), a Silicon Valley-based innovation center for NTT Group, one of the world’s largest information and communications technology companies. From Feb 2013 through July 2015, Ms. Simosko was responsible at Nike, Inc. for leading the creation and execution of the Nike technology strategy, planning and operations world-wide. Additionally, from February 2013 through February 2015, Ms. Simosko served on the advisory board of Appcelerator. From August 2012 through August 2014, Ms. Simosko served on the advisory board of Taulia, Inc. and from October 2012 through October 2014 served on the advisory board of K2Partnering Solutions. From June 2004 through May 2012, Ms. Simosko was the senior vice president of the Global Premier Customer Network of the SAP America, Inc. (“SAP”). At SAP, she led both the PCN Center of Excellence and SAP’s Global Executive Advisory Board. During her tenure, she was a part of SAP’s Global Ecosystem & Partner Group which was charged with continuing to build and enable an open ecosystem of software, service and technology partners together with SAP’s communities of innovation. Additionally, she served as the global chief operating officer for the worldwide Customer Education organization, responsible for driving more than half a billion euros in global education software and services revenue, as well as the senior vice president of the SAP’s Education Sales. From July 2008 through June 2011, Ms. Simosko served as a director of Reading Partners. From May 2000 through June 2004, Ms. Simosko served as the executive director of Siebel University and Worldwide Maintenance Renewal Sales, where she was responsible for $100M in annual revenues. From April 1998 through April 2000, Ms. Simosko served as the senior sales and marketing director of Oracle Corporation’s, Oracle Education (Americas Division), where she managed a P&L for a $13M annual budget. Ms. Simosko currently serves on the advisory board of: since January 2018, Silicon Valley in Your Pocket; since January 2015, AppOrchid; since September 2014, Reflection; since May, DeepSense.ai; and since June, 2019 Scanta, Inc. Ms. Simosko holds a Bachelor of Arts degree from Montclair State University where she graduated cum laude.

Ray Thompson has served as Chief Operating Officer of MJF since November 2018. From November 2016 to January 2018, Mr. Thompson worked as the head of customer and sales Operations for Gloo, a people development SaaS company. During that time, Mr. Thompson reported to the executive team to develop and execute on market strategies, product offerings, financial projections, and talent management. From October 2008 to October 2016, Mr. Thompson served as corporate senior vice president, managing across all aspects of the business providing enterprise SaaS solutions to federal and state governments and international humanitarian organizations. From 1996 to 2008, Mr. Thompson has served in various executive sales and marketing roles across multiple technologies companies.

Board Qualifications

Our Board has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, we expect to generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Our officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these officers or directors have senior leadership experience at various companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business investments and combinations.

We, along with our officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

Our board of directors are divided into three classes: Class I; Class II; and Class III. The directors in Class I have a term expiring at this Annual Meeting, the directors in Class II have a term expiring at the 2020 annual meeting of stockholders, and the directors in Class III have a term expiring at the 2021 annual meeting of stockholders. The Class I directors are Matthew R. Kane and Tahira Rehmatullah, the is currently no Class II directors, and the Class III directors are Jessica Billingsley, Scott Sozio, and Mark Iwanowski.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Amended and Restated Bylaws as it deems appropriate.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including Directors, pursuant to which the officer was selected to serve as an officer.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees.

Other Directorships

None of the Directors of Akerna are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

Other than as noted below, we are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating Committee and Compensation Committee must also be independent directors.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

As a result, the Board has affirmatively determined that each of Matthew R. Kane, Tahira Rehmatullah, Mark Iwanowski, and Ashesh Shah are independent in accordance with the Nasdaq listing rules. The Board has also affirmatively determined that all members of our Audit Committee, Nominating Committee and Compensation Committee are independent directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

Akerna, formerly known as MTech Acquisition Holdings, Inc., was incorporated under the laws of Delaware on October 3, 2018 and thus does not have any compensation information for 2018.

On October 10, 2018 (as amended on April 17, 2019), Akerna entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), MJ Freeway, LLC (“MJF”), MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub”), MTech Sponsor LLC (“MTech Sponsor”), a Florida limited liability company, in the capacity as the representative for the equity holders of Akerna (other than the Sellers) thereunder, and MJF and Jessica Billingsley (as successor to Harold Handelsman), in the capacity as the representative for the Sellers thereunder. The Merger Agreement provided for two mergers: (1) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity (the “Purchaser Merger”); and (2) the merger of Company Merger Sub with and into MJF, with MJF continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Business Combination”).

Prior to the Business Combination, none of MTech Holdings’ executive officers or directors received any cash (or non-cash) compensation for services rendered to Akerna.

The following table sets forth all information concerning the compensation earned, for the fiscal years ended June 30, 2019 for services rendered to us by persons who served as our named executive officers at the end of 2019. Individuals we refer to as our “named executive officers” include our chief executive officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended June 30, 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	All Other Compensation ($)		Total ($)
Jessica Billingsley(1)	2019	8,904	(1)	309,659	(2)	—	—	(2)	318,563
Chief Executive Officer
Scott Sozio(3)	2019	—		—		—	—		—
Former President and Secretary
Ruth Ann Kraemer(4)	2019	7,123	(4)	—		—	—		7,123
Chief Financial Officer and Secretary

(1)	Ms. Billingsley became Chief Executive Officer of Akerna on June 17, 2019. Ms. Billingsley will be paid an annual salary of $250,000, pursuant to an employment agreement with Akerna, and was paid $8,904, as a pro rata portion of her salary for year ended June 30, 2019. Upon the consummation of the Merger Agreement and Akerna’s achievement of certain target performance milestones, Akerna paid Ms. Billingsley a bonus of $309,659 as single lump sum.

(2)	Within ten days consummation of the Merger Agreement, Akerna paid Ms. Billingsley a single lump sum of $95,000. Additionally, as a result of reaching a certain target (as described below), Ms. Billingsley’s received a bonus of $214,659.
(3)	Mr. Sozio resigned as president and secretary effective as of June 17, 2019. Mr. Sozio received no compensation as president and secretary of MTech Holdings.
(4)	Ms. Kraemer became Chief Financial Officer of Akerna on June 17, 2019 and our Secretary on September 26, 2019, and was paid $7,123, as a pro rata portion of her salary for year ended June 30, 2019. Ms. Kraemer has not entered into an employment agreement with Akerna. On December 17, 2019, we terminated the employment of Ruth Ann Kraemer as Chief Financial Officer and Secretary of Akerna. On the same date, the Akerna Board appointed John Fowle as Akerna’s Chief Financial Officer and Secretary, which the Company announced on December 23, 2019.

Employment Agreements

Jessica Billingsley

In connection with the consummation of the Business Combination, Ms. Billingsley and Akerna entered into an employment agreement, dated June 17, 2019 (the “Billingsley Employment Agreement”). Under the terms of the Billingsley Employment Agreement, Ms. Billingsley serves at the Chief Executive Officer of Akerna at will, and must devote substantially all of her working time, skill and attention to her position and to the business and interests of Akerna (except for customary exclusions).

Akerna pays Ms. Billingsley an annual base salary in the amount of $250,000. The base salary is subject to (1) review at least annually by the board of directors of Akerna for increase, but not decrease, and (2) automatic increase by an amount equal to $50,000 from its then current level on the date upon which Akerna’s aggregate, gross consolidated trailing twelve month (TTM) revenue equals the product of (x) two multiplied by (y) Akerna’s aggregate, gross consolidated trailing twelve month (TTM) revenue as of the Closing. Within ten days of the consummation of the Merger Agreement, Akerna paid Ms. Billingsley a single lump sum of $95,000.

Ms. Billingsley will be eligible for an annual bonus (the “Annual Bonus”) with respect to each fiscal year ending during her employment. Her target annual cash bonus shall be in the amount of one hundred percent (100%) of her base salary (the “Target Bonus”) with the opportunity to earn greater than the Target Bonus upon achievement of above target performance. The amount of the Annual Bonus shall be determined by the board of directors of Akerna on the basis of fulfillment of the objective performance criteria established in its reasonable discretion. The performance criteria for any particular fiscal year shall be set no later than ninety days after the commencement of the relevant fiscal year. For the 2019 fiscal year, the Annual Bonus was determined based upon the following four (4) budget components, each of which scales linearly between achieving 75% to 100%, and greater than 100% with respect to the Platform Recurring Revenue (as defined in Billingsley Employment Agreement) and Government Recurring Revenue (as defined in Billingsley Employment Agreement) budget components respectively, of the applicable fiscal year’s budget for each such component (with 50% of the Target Bonus payable upon achievement of 75% of budget, 100% of the Target Bonus payable upon achievement of budget (and, with respect to the Platform Recurring Revenue and Government Recurring Revenue budget components, with 200% of each weighted portion of the Target Bonus payable upon achievement of 125% of the corresponding component of budget, with linear interpolation between points)). During fiscal year ended June 30, 2019, due to achieving a target Ms. Billingsley received a bonus of $214,659.

Ms. Billingsley is entitled to participate in annual equity awards and employee benefits. She is indemnified by Akerna to for any and all expenses (including advancement and payment of attorneys’ fees) and losses arising out of or relating to any of her actual or alleged acts, omissions, negligence or active or passive wrongdoing, including, the advancement of expenses she incurs. The foregoing indemnification is in addition to the indemnification provided to her by Akerna pursuant to her Indemnification Agreement.

The Billingsley Employment Agreement also contains noncompetition and non-solicitation provisions that apply through her employment and for a term of one year thereafter, and which are in addition to the noncompetition and non-solicitation provisions prescribed under a certain Non-Competition Agreement between Ms. Billingsley and Akerna.

Ruth Ann Kraemer

On September 10, 2018, Ms. Kraemer received an offer letter from MJF. Ms. Kraemer served as the Chief Financial Officer of Akerna at will. On December 17, 2019, Akerna terminated Ms. Kraemer’s employment. Akerna paid Ms. Kraemer a base salary of $200,000. At the Board’s discretion, Ms. Kraemer was eligible for a bonus. As additional compensation for her employment with MJF, Ms. Kraemer received 100,000 profit interest units of MJF, which were exchanged for 26,716 shares of common stock upon the consummation of the Business Combination. Ms. Kraemer was entitled to participate in annual equity awards and employee benefits.

Akerna entered into an Employee Covenant Agreement with Ms. Kraemer, which obligated Ms. Kraemer from disclosing any confidential information, including without limitation, trade secrets. The agreement also prohibited Ms. Kraemer during the term of her employment and for a period of two years after her employment from soliciting any customer, client, employee, supplier or vendor of Akerna, and rendering any services or giving advice to any competitor or affiliate of a competitor. The agreement also required Ms. Kraemer to return all Akerna property and disclose all work product to Akerna.

Ray Thompson

On October 19, 2018, Mr. Thompson received an offer letter MJF. Mr. Thompson serves as the chief operating officer of MJF at will. MJF pays Mr. Thompson an annual base salary of $200,000. At the Board’s discretion, Mr. Thompson may be eligible for a bonus. As additional compensation for his employment with MJF, Mr. Thompson received 100,000 profit interest units of MJF, which were exchanged for 26,716 shares of common stock upon the consummation of the Business Combination. Mr. Thompson is entitled to participate in annual equity awards and employee benefits.

Akerna entered into an Employee Covenant Agreement with Mr. Thompson, which obligates Mr. Thompson from disclosing any confidential information, including without limitation, trade secrets. The agreement also prohibits Mr. Thompson during the term of his employment and for a period of two years after is employment from soliciting any customer, client, employee, supplier or vendor of Akerna, and rendering any services or giving advice to any competitor or affiliate of a competitor. The agreement also requires Mr. Thompson to return all Akerna property and disclose all work product to Akerna.

Nina Simosko

On September 23, 2019, Ms. Simosko entered into a letter agreement with Akerna. Ms. Simosko serves as the Chief Revenue Officer of Akerna at will. Akerna pays Ms. Simosko an annual base salary of $200,000. At the Board’s discretion, Ms. Simosko may be eligible for a bonus. Ms. Simosko will receive an approximate grant of $1,000,000 of restricted stock units, which will vest as to 25% on the first anniversary of the grant date, as to the next 25% on the second anniversary of the grant date, as to the next 25% on the third anniversary of the grant date and as to the remaining 25% on the fourth anniversary of the grant date. Upon a change of control transaction, Ms. Simosko’s unvested restricted stock units or any other equity interests that she may be granted, will immediately vest. If Ms. Simosko’s employment is terminated by Akerna without cause or by her with good reason, she is entitled to her base salary through the date of termination and the immediate vesting of 33% of the restricted stock units that are unvested on the date of termination. Ms. Simosko is entitled to reimbursement of reasonable expense incurred with her relocation to Denver, Colorado, in amount not to exceed $5,000. Ms. Simosko is entitled to participate in employee benefits.

Akerna entered into an Employee Covenant Agreement with Ms. Simosko, which obligates Ms. Simosko from disclosing any confidential information, including without limitation, trade secrets. The agreement also prohibits Ms. Simosko during the term of her employment and for a period of two years after her employment from soliciting any customer, client, employee, supplier or vendor of Akerna, and rendering any services or giving advice to any competitor or affiliate of a competitor. The agreement also requires Ms. Simosko to return all Akerna property and disclose all work product to Akerna.

Outstanding Equity Awards at Fiscal Year-End

Akerna did not have any outstanding equity awards at June 30, 2019.

Option Exercises and Stock Vested

There were no options exercised by the executive officers during the years ended June 30, 2019 or 2018.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interest.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in our company’s best interest.

Narrative Disclosure to Director Compensation Table

Cash Compensation

Each non-employee member of the Board receives annual cash compensation of $15,000.

Stock Compensation

During the year ended June 30, 2019, no stock compensation was granted to the non-employee members of the Board. However, the Compensation Committee has agreed that each non-employee member of the Board will annually receive $15,000 of restricted stock units pursuant to the Incentive Plan, which will vest quarterly.

Compensation Policies and Practices and Risk Management

The Compensation Committee has reviewed the design and operation of Akerna’s compensation policies and practices for all employees, including executives, as they relate to risk management practices and risk-taking incentives. The Compensation Committee believes that Akerna’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from Akerna’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Akerna.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Akerna. None of Akerna’s executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of Akerna’s directors or on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

The following table sets forth information concerning beneficial ownership of Akerna’s capital stock outstanding as of the date of this Prospectus, by: (1) each stockholder known to be the beneficial owner of more than five percent of any class of Akerna’s voting stock then outstanding; (2) each of Akerna’s directors and nominees to serve as director; (3) each of Akerna’s named executive officers; and (4) Akerna’s current directors and executive officers as a group.

As of July 7, 2020, there were 13,258,707 shares of common stock issued and outstanding. Each share entitles the holder thereof to one vote.

The information regarding beneficial ownership of shares of common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (1) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (2) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from Akerna within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Akerna Shares of Common Stock		Percentage(2)
DIRECTORS AND OFFICERS
Jessica Billingsley(3)	1,158,302		8.7%
Matthew Kane(4)	263,254	(4)	2.0%
Scott Sozio(5)	236,375		1.8%
Tahira Rehmatullah(6)	51,307		*
Mark Iwanowski	3,988		*
David McCullough(14)	50,089		*
Ray Thompson(8)	35,895		*
Nina Simosko(9)	—		*
John Fowle(10)	—		*
All directors and officers as a group (nine persons)	2,518,116		19%

5% STOCKHOLDERS
Jessica Billingsley Living Trust(3)	1,158,302		8.7%
Amy A. Poinsett Revocable Living Trust(11)	1,325,802		10.0%
M&J Special Investments LLC(12)	917,253		6.9%
Ashesh Shah(7)	773,995		5.8%
SV MJF Investors LP(13)	659,617		5.0%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 1630 Welton Street, Denver, Colorado 80202.

(2)	The percentage is based on 13,258,707 shares of common stock issued and outstanding as of July 7, 2020.
(3)	Represents 1,155,802 shares held by Jessica Billingsley Living Trust and 2,500 vested restricted stock units held by Ms. Billingsley. Ms. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust. Does not reflect 7,500 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 2,500 units shall vest on July 1, 2021, 2,500 units shall vest on July 1 2022, and 2,500 units shall vest on July 1, 2023.
(4)	Includes 263,254 shares held by Seam Capital, LLC. Mr. Kane is a manager of Seam Capital, LLC, and as such, Mr. Kane has sole and dispositive power of the shares held by Seam Capital, LLC.
(5)	Represents 204,065 shares and warrants to acquire 32,310 common shares held by Mr. Sozio.
(6)	Represents 46,180 shares and warrants to acquire 5,127 common shares held by Ms. Rehmatullah.
(7)	Represents 676,186 shares held by ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) and 97,639 shares held by Heath Hill Syndicate SPV 2, LLC. Of these shares, 762,944 are subject to the terms of a lock-up agreement. Ashesh C. Shah and Palle Pedersen are the managing members of ACS Pedersen LLC and as such, Messrs. Shah and Pedersen have shared voting and dispositive power over the shares held by ACS Pedersen LLC.
(8)	Of the 35,895 shares issued to Mr. Thompson: 20,037 are subject to the terms of a restricted stock agreement and vest as follows: 6,679 shares shall vest on January 1, 2021, 6,679 shares shall vest on January 1, 2022 and 6,679 shares shall vest on January 1, 2023. Does not include 30,037 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 6,679 units shall vest on January 1, 2021, 2,500 units shall vest on July 1, 2021, 6,679 units shall vest on January 1, 2022, 2,500 units shall vest on July 1, 2022, 6,679 units shall vest on January 1, 2023, and 2,500 units shall vest on July 1, 2023.

(9)	Does not reflect 125,156 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 31,289 units shall vest on October 7, 2020, 31,289 units shall vest on October 7, 2021, 31,289 units shall of October 7, 2022, and 31,289 units shall on October 7, 2023; however, there is immediate vesting in the event of a Change in Control (as defined in the award) and there is immediate vesting of 33% of the restricted stock units that are unvested on the date that she is terminated without cause or by her with good reason.
(10)	Does not reflect 72,727 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 18,181 shares shall vest on December 19, 2020, 18,182 shares shall vest on December 19, 2021, 18,182 shares shall vest on December 19, 2022 and 18,182 shares shall vest on December 19, 2023.
(11)	Based solely on the Form 4 filed jointly by Amy A. Poinsett Revocable Living Trust and Amy Poinsett on May 27, 2020. Amy Poinsett, the trustee of Amy A. Poinsett Revocable Living Trust, has sole and dispositive power over the shares held by the Amy A. Poinsett Revocable Living Trust. Of these shares, 667,901 are subject to the terms of a lock-up agreement.
(12)	Based solely on the Schedule 13G/A filed jointly by M&J Special Investments LLC, Nicholas J. Pritzker, and Joseph I. Perkovich on February 14, 2020. Each of Nicholas J. Pritzker and Joseph I. Perkovich, the managers of M&J Special Investments LLC, has shared voting and dispositive power over the shares held by M&J Special Investments LLC. The address of M&J Special Investments LLC is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, CA 94129.
(13)	Based solely on the Schedule 13G filed jointly by SV MJF Partners LP, SV MJF General Partners LLC, and Andrew L. Shapiro on July 10, 2019. Andrew L. Shapiro, the Managing Member of SV MJF General Partner LLC, the general partner of SV MJF Investors LP, has sole voting and dispositive power over the shares held by SV MJF Investors LP. The address of SV MJF Investors LP is 55 East 59th Street, Suite 1700, New York, NY 10022.
(14)	Does not reflect 6,000 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 2,000 units shall vest on July 1, 2021, 2,000 units shall vest on July 1, 2022, and 2,000 units shall on July 1, 2023.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in Akerna’s control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Employment of Scott Sozio

In July 2019, we hired Mr. Scott Sozio, at will, to serve as our Head of Corporate Development. Mr. Sozio receives an annual base salary of $150,000, which is to be credited against certain variable bonus compensation to be paid in a combination of cash and equity pursuant to the Incentive Plan once every twelve month period. The terms of such bonus payment include the payment of 1% of the transaction value of acquisition transactions completed by Akerna, payable one-half as cash compensation and one-half in restricted stock units of Akerna.

Indemnification

Akerna’s amended and restated certificate of incorporation contains provisions limiting the liability of directors, and its amended and restated bylaws provides that it will indemnify the directors and executive officers to the fullest extent permitted under Delaware law. Akerna’s amended and restated certificate of incorporation and bylaws also provides the board of directors with discretion to indemnify the other officers, employees, and agents when determined appropriate by the board of directors. In addition, Akerna entered into an indemnification agreement with each of its directors and executive officers, which requires it to indemnify them.

Related Person Transactions Policy and Procedure

Akerna’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Akerna or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Akerna’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Ours audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating Committee and Compensation Committee must also be independent directors.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of Akerna or our subsidiaries and has not received certain payments from, or engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

As a result, the Board has affirmatively determined that each of Matthew R. Kane, Tahira Rehmatullah, and Mark Iwanowski are independent in accordance with the Nasdaq listing rules. The Board has also affirmatively determined that all members of our Audit Committee, Nominating Committee and Compensation Committee are independent directors.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We have purchased and do maintain insurance, which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of Akerna as of June 30, 2019 and 2018 and for each of the two years in the period ended June 30, 2019 included elsewhere in this Prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solo as of December 31, 2019 and 2018 and for years then ended included elsewhere in this Prospectus, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which report includes an explanatory paragraph as to the ability of Ample to continue as a going concern as described in Note 1 to the financial statements, and are included in reliance on such report given upon such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Akerna by Dorsey & Whitney LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 in connection with this offering. This Prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site at www.sec.gov that contains current and periodic reports, proxy statements and other information filed by us with the SEC. Statements contained in this Prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

AKERNA CORP.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2020	June 30, 2019
Assets
Current assets
Cash	$14,309,996	$21,867,289
Restricted cash	500,000	500,000
Accounts receivable, net	1,324,051	1,257,274
Prepaid expenses and other current assets	1,762,371	577,674
Total current assets	17,896,418	24,202,237

Intangible and other assets	23,136,584	—
Fixed assets, net	65,582	—
Investment	250,000	—
Total assets	$41,348,584	$24,202,237

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$4,025,199	$1,818,116
Deferred revenue	743,317	624,387
Total current liabilities	4,768,516	2,442,503

Commitments and contingencies (Note 6)

Equity:
Preferred stock, par value $0.0001; 5,000,000 shares authorized, none are issued and outstanding at March 31, 2020 and June 30, 2019	—	—
Common stock, par value $0.0001; 75,000,000 shares authorized, 12,856,302 issued and outstanding at March 31, 2020, and 10,589,746 shares issued and outstanding at June 30, 2019	1,286	1,059
Additional paid-in capital	69,916,857	47,325,421
Accumulated deficit	(38,100,333)	(25,566,746)
Total stockholders’ equity	31,817,810	21,759,734
Noncontrolling interests in consolidated subsidiary	4,762,258	—
Total equity	36,580,068	21,759,734
Total liabilities and equity	$41,348,584	$24,202,237

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended March 31,		For the Nine months Ended March 31,
	2020	2019	2020	2019
Revenues
Software	$2,346,310	$2,024,916	$7,148,964	$6,174,102
Consulting	692,584	216,897	2,248,947	826,777
Other	31,652	86,067	171,727	200,312
Total revenues	3,070,546	2,327,880	9,569,638	7,201,191
Cost of revenues	1,420,909	1,166,482	4,457,110	3,550,612

Gross profit	1,649,637	1,161,398	5,112,528	3,650,579

Operating expenses
Product development	1,632,353	1,001,394	4,024,743	2,877,869
Selling, general and administrative	5,500,837	2,663,171	13,881,055	7,440,115
Total operating expenses	7,133,190	3,664,565	17,905,798	10,317,984

Loss from operations	(5,483,553)	(2,503,167)	(12,793,270)	(6,667,405)

Other income (expense)
Interest	33,522	20,914	158,762	69,265
Other	(124)	(7,850)	(254)	17,983
Total other income	33,398	13,064	158,508	87,248

Net loss	(5,450,155)	(2,490,103)	(12,634,762)	(6,580,157)
Net loss attributable to noncontrolling interests in consolidated subsidiary	101,175	—	101,175	—
Net loss attributable to Akerna stockholders	$(5,348,980)	$(2,490,103)	$(12,533,587)	$(6,580,157)

Basic and diluted weighted average common stock outstanding	12,469,737	6,022,026	11,299,997	5,843,334
Basic and diluted net loss per common share	$(0.43)	$(0.41)	$(1.11)	$(1.13)

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Changes in Equity (unaudited)

For the Nine Months Ended March 31, 2020

	Common		Additional Paid-In	Accumulated	Total Stockholders’	Noncontrolling Interests in Consolidated	Total
	Shares	Amount	Capital	Deficit	Equity	Subsidiary	Equity
Balance – July 1, 2019	10,589,746	$1,059	$47,325,421	$(25,566,746)	$21,759,734	$—	$21,759,734
Stock-based compensation	—	—	161,165	—	161,165	—	161,165
Cash received in connection with exercise of warrants	368,910	37	4,242,417	—	4,242,454	—	4,242,454
Net loss	—	—	—	(2,846,071)	(2,846,071)	—	(2,846,071)
Balance – September 30, 2019	10,958,656	1,096	51,729,003	(28,412,817)	23,317,282	—	23,317,282
Stock-based compensation	—	—	331,485	—	331,485	—	331,485
Forfeitures of restricted shares	(37,572)	(3)	3	—	—	—	—
Cash received in connection with exercise of warrants	401	—	4,611	—	4,611	—	4,611
Net loss	—	—	—	(4,338,536)	(4,338,536)	—	(4,338,536)
Balance – December 31, 2019	10,921,485	1,093	52,065,102	(32,751,353)	19,314,842	—	19,314,842
Common shares issued in exchange for interest in consolidated subsidiary	1,950,000	195	17,549,805	—	17,550,000	—	17,550,000
Noncontrolling interests in acquired subsidiary	—	—	—	—	—	4,863,433	4,863,433
Stock-based compensation	—	—	301,948	—	301,948	—	301,948
Forfeitures of restricted shares	(15,183)	(2)	2	—	—	—	—
Net loss	—	—	—	(5,348,980)	(5,348,980)	(101,175)	(5,450,155)
Balance – March 31, 2020	12,856,302	$1,286	$69,916,857	$(38,100,333)	$31,817,810	$4,762,258	$36,580,068

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Changes in Equity (unaudited)

For the Nine Months Ended March 31, 2019

	Common		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – July 1, 2018	4,922,650	$492	$14,563,102	$(13,163,531)	$1,400,063
Issuance of shares in exchange for cash	1,099,376	110	9,999,890	—	10,000,000
Net loss	—	—	—	(1,695,683)	(1,695,683)
Balance – September 30, 2018	6,022,026	602	24,562,992	(14,859,214)	9,704,380
Net loss	—	—	—	(2,394,371)	(2,394,371)
Balance – December 31, 2018	6,022,026	602	24,562,992	(17,253,585)	7,310,009
Net loss	—	—	—	(2,490,103)	(2,490,103)
Balance – March 31, 2019	6,022,026	$602	$24,562,992	$(19,743,688)	$(4,819,906)

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(12,634,762)	$(6,580,157)
Adjustment to reconcile net loss to net cash used in operating activities:
Bad debt expense	933,079	156,115
Stock-based compensation expense	794,598	—
Depreciation and amortization	2,824	—
Changes in operating assets and liabilities:
Accounts receivable	(986,808)	(1,394,378)
Prepaid expenses and other current assets	(1,162,562)	(204,991)
Other assets	(58,925)	—
Accounts payable and accrued liabilities	1,391,549	1,229,298
Deferred revenue	118,930	436,178
Net cash used in operating activities	(11,602,077)	(6,357,935)

Cash flows from investing activities
Furniture, fixtures and equipment additions	(53,621)	—
Cash acquired in business combination	101,340	—
Purchase of equity method investment	(250,000)	—
Net cash used in investing activities	(202,281)	—

Cash flows from financing activities
Cash received in connection with exercise of warrants	4,247,065	—
Cash received in connection with issuance of shares	—	10,000,000
Net cash provided by financing activities	4,247,065	10,000,000

Net change in cash and restricted cash	(7,557,293)	3,642,065

Cash and restricted cash – beginning of period	22,367,289	2,572,401

Cash and restricted cash – end of period	$14,809,996	$6,214,466

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 — Description of Business, Liquidity and Capital Resources

Description of Business

Akerna Corp., herein referred to as the Company, we, our or Akerna, through our wholly owned subsidiary MJ Freeway, LLC, or MJF, provides enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary, broad and growing suite of solutions are adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. We developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. We provide our regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and our commercial software platform, MJ Platform®, to state-licensed businesses. Through our controlled subsidiary, solo sciences inc., we provide an innovative, next-generation solution for state and national governments to securely track product and waste throughout the supply chain with solo*TAG™. The integration of MJ Platform® and solo*CODE™ results in technology for consumers and brands that brings a consumer-facing mark designed to highlight authenticity and signify transparency.

We consult with clients on a wide range of areas to help them maintain compliance with state law. Our project-focused consulting services help clients obtain licensing to initiate or expand their business operations. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations.

The accompanying financial statements and related notes reflect the historical results of MJF prior to the mergers completed in June 2019, or the Mergers, with MTech Acquisition Corp., or MTech, and other related entities, which resulted in the combined company, and do not include the historical results of MTech prior to the completion of the Mergers.

Liquidity and Capital Resources

Since our inception, we have incurred recurring operating losses, used cash from operations, and relied on capital raising transactions to continue ongoing operations. Although we have continuing negative cash flow from operations, the cash outflow since the Mergers is partially attributable to approximately $1.8 million in costs incurred in connection with specific transactions, including the Mergers and acquisitions completed or expected to close within the next twelve months. The transaction costs we expect to occur over the next twelve months are far less than the costs incurred during the nine months ended March 31, 2020. In addition, we are implementing a cost reduction plan during the fourth quarter 2020 that we expect to reduce recurring operating expenses between $2 million and $3 million annually. We anticipate our current cash will be sufficient to meet the working capital requirements for the next twelve months. From time to time, we may pursue various strategic business opportunities. These opportunities may include investment in or ownership of additional technology companies through direct investments, acquisitions, joint ventures and other arrangements. We can provide no assurance that we will successfully identify such opportunities or that, if we identify and pursue any of these opportunities, any of them will be consummated. Consequently, we may raise additional equity or debt capital or enter into arrangements to secure necessary financing to fund the completion of such strategic business opportunities, although no assurance can be provided that we will be successful in completing a future capital raise. The sale of additional equity could result in additional dilution to our existing stockholders, and financing arrangements may not be available to us, or may not be available in sufficient amounts or on acceptable terms. Our future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain footnotes and other financial information normally required by accounting principles generally accepted in the United States of America, or GAAP, have been condensed or omitted in accordance with such rules and regulations. In management’s opinion, these condensed consolidated financial statements have been prepared on the same basis as our annual consolidated financial statements and notes thereto and include all adjustments, consisting of normal recurring items, considered necessary for the fair presentation. The operating results for the three and nine months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ending June 30, 2020.

The condensed consolidated balance sheet for the year ended June 30, 2019 has been derived from our audited financial statements at that date but does not include all disclosures and financial information required by GAAP for complete financial statements. The information included in this Prospectus should be read in conjunction with our consolidated financial statements and notes thereto for the year ended June 30, 2019, which are included elsewhere in this Prospectus.

Principles of Consolidation

Our accompanying condensed consolidated financial statements include the accounts of Akerna, our wholly owned subsidiaries and those entities in which we otherwise have a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation.

We evaluate our ownership interests, contractual rights and other interests in entities to determine if the entities are variable interest entities, or VIEs, when we have a variable interest in those entities. Generally, a VIE is a legal entity in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. These evaluations can be complex and involve judgment and the use of estimates and assumptions based on available historical information.

If we determine that we hold a variable interest in a VIE and we are the primary beneficiary of the VIE, we must consolidate the VIE in our financial statements. In determining whether we are the primary beneficiary of a VIE, we consider qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of our investment; the obligation or likelihood for us or other investors to provide financial support; and the similarity with and significance to our business activities and the business activities of the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIE’s operations and general market conditions. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and reassess our status on an ongoing basis.

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. Actual results could differ materially from those estimates.

Accounts Receivable, Net

We maintain an allowance for doubtful accounts equal to the estimated uncollectible amounts based on our historical collection experience and review of the current status of trade accounts receivable. The allowance for doubtful accounts was $0.5 million as March 31, 2020 and $0.2 million as of June 30, 2019.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentrations of Credit Risk

We grant credit in the normal course of business to our customers. We periodically perform credit analysis and monitor the financial condition of our customers to reduce credit risk.

During the three months ended March 31, 2020, one government customer accounted for 25% of total revenues. At March 31, 2020, the same government customer and one other government customer accounted for 24% and 16% of net accounts receivable, respectively. During the three months ended March 31, 2019, one government customer accounted for 33% of total revenues. At June 30, 2019, the same government customer and one other government customer accounted for 33% and 24% of net accounts receivable, respectively.

During the nine months ended March 31, 2020, one government customer accounted for 24% and one consulting customer accounted for 11% of total revenues. During the nine months ended March 31, 2019, two government customers accounted for 35% and 11% of total revenues, respectively.

Equity Method Investments

We make strategic investments in privately held equity securities of companies who provide technology solutions that are complementary to ours. When we can exert significant influence over, but do not control, the investee’s operations, through voting rights or representation on the investee’s board of directors, we account for the investment using the equity method of accounting. We record our share in the investee’s earnings in the consolidated statement of operations. We assess our investment for other-than-temporary impairment when events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable and recognize an impairment loss to adjust the investment to its then current fair value.

Intangible Assets Acquired through Business Combinations

Intangible assets are amortized over their estimated useful lives. We evaluate the estimated remaining useful life of our intangible assets when events or changes in circumstances indicate an adjustment to the remaining amortization may be needed. We similarly evaluate the recoverability of these assets upon events or changes in circumstances indicate a potential impairment. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value. There were no impairments of intangible assets during the nine months ended March 31, 2020 or 2019.

Goodwill Impairment Assessment

We evaluate and test the recoverability of our goodwill for impairment at least annually during the second quarter of each fiscal year or more often if circumstances indicate that goodwill may not be recoverable.

Business Combinations

We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Our estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, we continue to collect information and reevaluate these estimates and assumptions quarterly and record any adjustments to our preliminary estimates to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our condensed consolidated statement of operations.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

In the event we acquire an entity with which we have a preexisting relationship, we will recognize a gain or loss to settle that relationship as of the acquisition date within the condensed consolidated statements of operations. In the event that we acquire an entity in which we previously held a noncontrolling interest, the difference between the fair value of the shares as of the date of the acquisition and the carrying value of our investment is recorded as a gain or loss in the condensed consolidated statement of operations.

Revenue Recognition

We derive our revenues primarily from the following sources: software revenues, which are primarily comprised of subscription fees from government and commercial customers accessing our enterprise cloud computing services and from customers paying for additional support beyond the standard support that is included in the basic subscription fees; and consulting services provided to operators interested in integrating our platform into their respective operations, such services include: assessing compliance requirements, monitoring systems and readiness; assisting with the application process; and evaluating the operator’s inspection readiness and business plan.

We commence revenue recognition when there is persuasive evidence of an arrangement, the service has been or is being provided to the customer, the collection of the fees is reasonably assured, and the amount of fees to be paid by the customer is fixed or determinable.

Software Revenue

Software revenue primarily consists of subscription revenue that is recognized ratably over the term of the contractual period, beginning when access to the applicable software is provided to the customer. We typically invoice customers at the beginning of the term, in multi-year, annual, quarterly, or monthly installments. When collection of fees occurs in advance of service delivery, revenue recognition is deferred until such services are delivered. Revenue for implementation fees is recognized ratably over the expected term of the agreement, including expected renewals.

We include service level commitments to customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits if those levels are not met. In addition, customer contracts often include: specific obligations that require us to maintain the availability of the customer’s data through the service and that customer content is secured against unauthorized access or loss; and indemnity provisions whereby we indemnify customers from third-party claims asserted against them that result from our failure to maintain the availability of their content or securing the same from unauthorized access or loss. To date, we have not incurred any material costs as a result of such commitments. Any such credits or payments made to customers under these arrangements are recorded as a reduction of revenue.

Consulting Services Revenue

Consulting services revenue consists of contracts with fixed terms and fee structures based upon the volume and activity, or fixed price contracts for consulting and strategic services. When these services are not combined with subscription revenues as a single unit of account, as discussed below, these revenues are recognized as services are rendered and accepted by the customer.

Other Revenues

From time to time, we purchase equipment for resale to customers. Such equipment is generally drop-shipped to our customers. We recognize revenue as the products are delivered.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Cost of Revenue

Cost of revenue consists primarily of costs related to providing subscription and other services to our customers, including employee compensation and related expenses for datacenter operations, customer support and professional services personnel, payments to outside technology service providers, security services and other tools.

Deferred Revenue

Deferred revenue primarily consists of payments received in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, size and new business within the year.

Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue, which is a current liability on the accompany condensed consolidated balance sheets.

Supplemental Information Regarding Noncash Investing and Financing Activities

During the nine months ended March 31, 2020, we acquired 80.4% of the outstanding equity interest in solo sciences inc., or Solo, in exchange for Akerna common stock valued at $17.6 million, please refer to Note 3 for additional information about the transaction and a schedule of the assets acquired and liabilities assumed in conjunction with this transaction.

Reclassifications

Certain prior year financial statement amounts have been reclassified for consistency with the current year presentation.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, or the FASB, has issued guidance to revise accounting for revenue from contracts with customers, which supersedes the revenue recognition requirements and industry-specific guidance currently in effect for us. The new revenue standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The new revenue standard is effective for our fiscal 2020 annual reporting period and for interim periods thereafter. The new revenue standard allows for either full retrospective or modified retrospective adoption. We will adopt the new standard using the modified retrospective approach and anticipate that the timing of recognition of incremental costs of obtaining contracts will be the most significant change to our results of operations upon adoption.

The FASB has issued new guidance related to the accounting for leases. The new standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for us in our fiscal year beginning in 2021. We are evaluating the impact of adoption of the new standard on our consolidated financial statements and do not anticipate a significant impact to our results of operations.

The FASB has issued guidance to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The new guidance is effective for us in our fiscal year beginning in 2023. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The FASB has issued guidance related to the accounting for share-based compensation to nonemployees, which eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. Under the new guidance, nonemployee share-based payment transactions are measured at the grant-date fair value and are no longer remeasured at the then-current fair values at each reporting date until the share options have vested. The amended guidance is effective for our annual financial statements for the fiscal year beginning on July 1, 2020 and for interim periods beginning in the subsequent fiscal year. We do not anticipate the adoption of this guidance to have a significant effect on our results of operations.

The FASB has issued guidance regarding when internal-use software development costs should be capitalized or charged to expense. Depending upon on the nature of the costs and the project stage in which they are incurred. Capitalized development costs are subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for us in our fiscal year beginning in 2023 with early adoption permitted, including adoption in an interim period. We are evaluating the impact of adoption of the new standard on our financial statements.

The FASB has issued guidance clarifying the interactions between various standards governing investments in equity securities. The new guidance addresses accounting for the transition into and out of the equity method and measurement of certain purchased options and forward contracts to acquire investments. The standard is effective for us for annual and interim periods in our fiscal year beginning in 2022, with early adoption permitted. Adoption of the standard requires changes to be made prospectively. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

Note 3 — Business Combination

On January 15, 2020, we closed on a stock purchase agreement with substantially all of the shareholders of Solo pursuant to which we acquired all right, title and interest in 80.40% of the issued and outstanding capital stock of Solo, calculated on a fully diluted basis. As a result of our investment, Solo became a controlled subsidiary and we commenced consolidation of Solo on January 15, 2020. Our preliminary estimate of acquisition date fair value of the consideration transferred for Solo was $17.6 million. We are in the process of completing a valuation of contingent consideration, which is a complex financial instrument. Due to the complexity of this financial instrument the completion of our valuation is still in process and therefore, we have not recorded an estimated liability as of March 31, 2020. The preliminary fair value of consideration recorded consisted of the following (in thousands):

Preliminary Fair Value
Common shares issued	$17,550

We incurred $0.2 million of transaction costs directly related to the acquisition that is reflected in selling, general and administrative expenses in our condensed consolidated statement of operations.

The 1,950,000 shares of our common stock were valued at $9 per share, the closing price of a share of our common stock on the date of acquisition.

In addition to the above consideration, we have agreed to pay contingent consideration in the form of fees payable to the legacy Solo shareholders equal to the lesser of (i) $0.01 per solo*TAG™ and solo*CODE™ sold or (ii) 7% of net revenue. The fees will be paid annually until the earlier of: (1) our shares trading above $12 per share for any consecutive 20 trading days in a 30-day period; (b) upon us no longer owning a majority stake in Solo; or (c) upon expiration of the patents related to solo*TAG™ and solo*CODE™, which is December 1, 2029. This fee represents contingent consideration and will be recorded at fair value as of the date of acquisition. As noted above due to the complexity of this valuation we have not included an estimated liability as of March 31, 2020 and will record the contingent consideration liability when we have completed the valuation. Contingent consideration will be recorded at fair value with changes in fair value being recognized in earnings at each reporting period.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 — Business Combination (cont.)

We have an option to acquire the noncontrolling interests in Solo during the 12months following the close for either cash or shares. Beginning with the expiration of our option, the noncontrolling interests in Solo have a 3-month option to acquire between 40% and 55% of Solo back from us for cash. The terms of this option will result in our accounting for the instrument as a derivative. Due to the complexity of the option we have not yet completed our valuation of the option and will record the option at fair value as of the date of acquisition when the valuation is complete.

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Preliminary Fair Value
Cash	$101
Accounts receivable	13
Prepaid expenses	22
Intangible assets and goodwill	23,138
Furniture, fixtures and equipment	15
Accounts payable and accrued expenses	(876)
Fair value of noncontrolling interests	(4,863)
Net assets acquired	$17,550

The excess of purchase consideration over the preliminary fair value of assets acquired and liabilities assumed will be recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities, for which there is no basis for U.S. income tax purposes. The fair values assigned to identifiable assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and will change as additional information is received. We expect to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The amounts of Solo’s revenue and net loss included in our condensed consolidated statement of operations from the acquisition date of January 15, 2020 to March 31, 2020 were $9,600 and $516,200, respectively.

The following unaudited pro forma financial information summarizes the combined results of operations for Akerna and Solo, as though the companies were combined as of the beginning of our fiscal 2019 (in thousands).

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Revenues	$3,071	$2,328	$9,570	$7,202
Net loss	(5,521)	(2,763)	(14,660)	(7,460)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of Solo to reflect the business combination accounting effects resulting from this acquisition, including the amortization expense from acquired intangible assets as though the acquisition occurred as of the beginning of the Company’s fiscal year 2020. As noted above, the allocation is preliminary and changes to the value of the contingent consideration and finalization of our valuation could result in changes to the amount of amortization expense from acquired intangible assets included in the pro forma financial information presented above. The Akerna historical condensed consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination and factually supportable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the Company’s fiscal 2020.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4 — Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to Akerna stockholders by the weighted-average number of shares of common stock outstanding. Diluted net loss per common share is calculated by giving effect to all potentially dilutive common stock, including warrants, restricted stock awards and restricted stock units. The dilutive effect of outstanding awards is reflected in diluted earnings per share by application of the treasury stock method and excludes potential common stock when the effect would be anti-dilutive.

The weighted-average number of shares outstanding used in the computation of diluted earnings per share does not include the effect of potential outstanding common shares that would have been anti-dilutive for the period. There were no potentially outstanding shares as of March 31, 2019. The table below details potentially outstanding shares on a fully diluted basis as of March 31, 2020 that were not included in the calculation of diluted earnings per share and the weighted average amounts of potentially outstanding shares that would have been dilutive had we reported net income for the three and nine months ended March 31, 2020:

	March 31, 2020
		Weighted Average
	Fully Diluted	Three Months Ended	Nine Months Ended
Warrants	5,813,804	5,813,804	5,840,644
Restricted Stock Units	325,121	22,620	12,924
Restricted Stock Awards	75,654	—	—
Total	6,214,579	5,836,424	5,853,568

Note 5 — Stockholders’ Equity and Stock-Based Compensation

A summary of our unvested Restricted Shares and Restricted Stock Units (“RSUs”) activity for the nine months ended March 31, 2020 is presented in the table below:

	Restricted Shares	Restricted Stock Units	Total	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2019	215,063	—	215,063	$11.99
Granted	—	359,554	359,554	7.64
Vested	(86,654)	(10,223)	(96,877)	11.40
Forfeited	(52,755)	(24,210)	(76,965)	10.04
Nonvested at March 31, 2020	75,654	325,121	400,775	$8.61

For the three and nine months ended March 31, 2020, stock-based compensation expense related to the ratable amortization of the unvested Restricted Shares and RSUs was $0.3 million and $0.8 million, respectively, and $3.1 million of total unrecognized costs related to Restricted Shares and RSUs will be ratably recognized over an estimated weighted average remaining vesting period of 3.2 years.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 5 — Stockholders’ Equity and Stock-Based Compensation (cont.)

Warrants

A summary of the status of outstanding warrants to purchase common stock at March 31, 2020 and the changes during the nine months then ended, is presented in the following table:

	Shares Issuable upon Exercise of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Outstanding at July 1, 2019	6,183,115	$11.50	3.72
Issued	—	—	—
Exercised	(369,311)	11.50	—
Expired/cancelled	—	—	—
Outstanding at March 31, 2020	5,813,804	$11.50	2.89

There was no aggregate intrinsic value for the warrants outstanding as of March 31, 2020.

Note 6 — Commitments and Contingencies

Operating Leases

We lease office facilities under non-cancelable operating leases. Rent expense for the three months ended March 31, 2020 and 2019, was $67,000 and $36,000, respectively. Rent expense for the nine months ended March 31, 2020 and 2019, was $143,000 and $115,000, respectively.

On September 30, 2019, we entered into an agreement, or the Office Lease, to lease our new headquarters located at 1630 Welton Street, Denver, Colorado, 80202. The Office Lease commenced on February 24, 2020 and expires January 31, 2022. We have paid a security deposit equal to one month’s rent, which is recorded in intangibles and other assets on our condensed consolidated balance sheet. The monthly payments of $41,925 are subject to a 4% annual increase at each anniversary of the commencement date during the term of the Office Lease. Rent expense related to this lease is recognized on a straight-line basis over the noncancelable term of the lease.

Future minimum lease payments to be made pursuant to the Office Lease and other leases are $124,000 for the remainder of the year ended June 30, 2020; $530,000 for the year ended June 30, 2021; and $316,000 for the year ended June 30, 2022.

Compensation Agreement with Jessica Billingsley

On November 11, 2019, the Compensation Committee of our Board of Directors established the terms upon which Ms. Billingsley, our Chief Executive Officer, may earn a bonus for the fiscal year ended June 30, 2020. The Compensation Committee determined that Ms. Billingsley will be eligible for a bonus derived from the same targets with respect to her bonuses in fiscal year 2019, which is determined based upon our performance relative to the following four budget components: platform recurring revenue; government recurring revenue; services revenue; and net income. However, during fiscal year 2020 any bonus resulting from outperformance relative to budget may be paid in cash, stock, or a combination thereof at the sole discretion of the Compensation Committee.

In addition, the Compensation Committee determined that during fiscal year 2020, Ms. Billingsley is eligible to earn a performance based incentive of $250,000, payable in stock, whereby (a) 50% of the bonus is automatically granted if our stock price/shareholder return increases by 15% (measuring point starts at $10 per share) with respect to the consecutive 20-day volume weighted average price prior to and including June 30, 2020, and (b) the remaining 50% of the bonus may be paid at the sole discretion of the Compensation Committee.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6 — Commitments and Contingencies (cont.)

Letter-of-Credit

As of March 31, 2020, we had a standby letter-of-credit with a bank in the amount of $500,000, which was classified as restricted cash on the balance sheets. The beneficiary of the letter-of-credit is an insurance company. The letter-of-credit will expire on June 22, 2020.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of March 31, 2020, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Note 7 — Equity Method Investment and Related Party Transaction

Investment in and License Agreement with Zol Solutions, Inc.

On October 7, 2019, we participated in an offering of preferred stock of Zol Solutions, Inc. (“ZolTrain”) along with other investors in which we purchased 203,000shares of Series Seed Preferred Stock (the “ZolTrain Preferred”) for a purchase price of $250,000, which represents a noncontrolling interest in ZolTrain.

The ZolTrain Preferred is convertible into shares of common stock of ZolTrain at a conversion rate of $1.232 per share at the option of the holder and contains certain anti-dilution protection in the event of certain future issuances of securities by ZolTrain. We are entitled to vote the number of common shares in which the ZolTrain Preferred is convertible into at any meeting of the ZolTrain stockholders.

The ZolTrain Preferred also provides us with rights of first refusal with respect to newly issued securities of ZolTrain as well as issued and outstanding securities of ZolTrain that are offered to third parties. In connection with the agreement, Nina Simosko, our Chief Revenue Officer, was appointed as one of three members of ZolTrain’s board of directors. Ms. Simosko may only be removed from the ZolTrain board by us and we retain the right to fill the vacancy.

We have determined that ZolTrain is a VIE for accounting purposes. However, we are not required to consolidate ZolTrain in our financial statements because we are not ZolTrain’s primary beneficiary. As of March 31, 2020, our maximum exposure to loss was equal to the carrying value of our initial investment of $250,000. We have concluded that the ZolTrain Preferred is in substance common stock because the liquidation preference provided is not substantive, the equity method of accounting is applicable to in substance common stock. As a result of our representation on the board of directors, we determined that we can exert significant influence over the day to day operations of ZolTrain therefore; we account for this investment using the equity method of accounting, which requires we recognize our share of the ZolTrain operations in our results of operations.

Subsequent to our investment, we entered into a nonexclusive license/reseller agreement with ZolTrain, effective October 24, 2019, to provide ZolTrain’s online cannabis training platform as a co-branded integration option into our MJ Platform and Leaf Data Systems, which is a related party transaction. ZolTrain will share subscription-based revenue generated from our customers with us. The amount of the share of revenue for each of us and ZolTrain will be depend on both (a) the number of training modules accessed by a customer and (b) which party created the accessed content. In addition to the revenue sharing arrangement, the license/reseller agreement provides us with the right to receive additional consideration from ZolTrain in the form of an equity earnout if certain revenue milestones are achieved during 2020, 2021, and 2022. Our ability to recognize revenue from the additional earnout consideration in the future will mainly depend on whether it becomes probable that such revenue milestones will be achieved. We have not recognized any revenue subject to this license agreement for the three and nine months ended March 31, 2020.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8 — Subsequent Events

Business Combinations

On April 10, 2020, we acquired 100% of the outstanding stock of Trellis Solutions, Inc., or Trellis, a cannabis cultivation management and compliance software company. In exchange for the stock of Trellis, we issued 349,650 shares of common stock, valued at $7.24 per share, the closing price of a share of our common stock on the date of acquisition, or $2.5 million. Additionally, Trellis’ selling shareholders are entitled to contingent consideration based on annualized net new recurring revenue, as defined in the agreement, generated in September 2020, to be paid in Akerna stock, if any. We are in the process of valuing the contingent consideration, as well as the fair value of acquired assets and liabilities assumed.

On July 7, 2020, we acquired 100% of the outstanding stock of Ample Organics, Inc., or Ample, a technology provider for cannabis businesses with a focus on providing seed-to-sale solutions to Canadian licensed producers and cannabis producers outside of Canada operating in accordance with applicable laws, to ensure cannabis cultivation operations remain compliant with the applicable regulator landscape and facilitate compliance reporting. In exchange for the stock of Ample, our wholly owned subsidiary issued 3,294,574 redeemable preferred shares, or Exchangeable Shares, valued at $25,203,491, or $7.65 per share, the closing price of a share of Akerna Common Stock on July 7, 2020. Each Exchangeable Share is exchangeable on a 1:1 basis for a share of Akerna common stock. In addition to the Exchangeable Shares, each Ample shareholder received on Contingent Value Right, or CVR, which entitles the holder to receive a portion of contingent consideration if Ample achieves certain revenue targets during the twelve-month period ending on July 7, 2021. We are in the process of valuing the contingent consideration, as well as the fair value of acquired assets and liabilities assumed.

Because these acquisitions occurred subsequent to March 31, 2020, no results of operations of Trellis or Ample are included in our condensed consolidated statements of operations for the three and nine months ended March 31, 2020. It is currently impractical to disclose a preliminary purchase price allocation, value of contingent consideration or pro forma financial information combining both companies as of the earliest period presented in these financial statements as Trellis is currently in the process of closing their books and records.

Paycheck Protection Program Loan

In April 2020, we were granted a loan, or the PPP Loan, from a lender in the aggregate amount of $2,204,600 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. The PPP Loan is evidenced by a promissory note dated April21, 2020, the Note. The PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred from the date of the Note, has an initial term of two years from the date of the Note, and is unsecured and guaranteed by the Small Business Administration. We may prepay up to 20% of the PPP Loan amount at any time prior to maturity with no prepayment penalties. We must pay all accrued interest if we prepay greater than 20% of the PPP Loan amount and the PPP Loan has been sold on the secondary market. The Note provides for customary events of default. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP Loan may be forgiven in accordance with the terms of the CARES Act. Principal amount of the PPP Loan not forgiven and accrued interest are to be repaid in 18 equal monthly installments beginning seven months from the date of the disbursement of the PPP Loan.

We applied for the PPP Loan and received the proceeds from the PPP Loan prior to the issuance of the recent guidance from the United States Treasury Department and U.S. Small Business Administration on April23, 2020. We are currently evaluating the impact this guidance has on Akerna and the PPP Loan.

Convertible Notes Transaction

On June 8, 2020, we entered into a Securities Purchase Agreement, or SPA, with two institutional investors, or the Holders, to sell a new series of senior secured convertible notes, or the Convertible Notes, of Akerna in a private placement to the Holders, in the aggregate principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all outstanding and future indebtedness of Akerna.

The Convertible Notes were sold on June 9, 2020 with an original issue discount pursuant to which the Holders paid $880 per each $1,000 in principal amount of the Convertible Notes. The Convertible Notes do not bear interest except upon the occurrence of an event of default, in which event the applicable rate will be 15.00% per annum.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8 — Subsequent Events (cont.)

The Convertible Notes mature on June 1, 2023, are payable in installments beginning on October 1, 2020, and may not be prepaid. The Convertible Notes are convertible at any time, at the election of the Holders and subject to certain limitations, into shares of common stock at a rate equal to the amount of principal, interest, if any, and unpaid late charges, if any, divided by a conversion price of $11.50.

Under the terms of the Convertible Notes, the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders thereof, into shares of common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50.

In connection with the occurrence of an event of default, the Holders of the Convertible Notes will be entitled to convert all or any portion of the Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, or (ii) 80% of the lower of (x) the volume weighted average price, or VWAP, of the common stock as of the trading day immediately preceding the applicable date of determination, or (y) the quotient of (A) the sum of the VWAP of the common stock for each of the two trading days with the lowest VWAP of the common stock during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than $1.92.

The SPA contains customary representations and warranties of the Holders and the Company regarding the purchase and offer and sale of the Notes.

Note 9 — Revisions of Previously Issued Financial Statements

During the course of preparing the Quarterly Report on Form 10-Q for the three months ended September30, 2019, we identified certain previously duplicated revenues, which resulted in the overstatement of total assets and revenue during the periods outlined below, and the understatement of net losses for the periods outlined below. Additionally, during the course of preparing our Annual Report on Form 10-K for the fiscal year ended June30, 2019, we identified certain costs of revenue related to consulting services previously being recorded in operating expenses, which resulted in the overstatement of the gross profit for each of the quarters during the fiscal year ended June30, 2019. We assessed the materiality of these errors on prior periods’ financial statements and concluded that the errors were not material to any prior annual or interim periods, but the cumulative adjustments necessary to correct the errors would be material if we recorded the corrections the period in which the errors were identified. In accordance with GAAP, we are revising the prior periods’ financial statements when they are next issued. See Item. 4 of Part I, Controls and Procedures.

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9 — Revisions of Previously Issued Financial Statements (cont.)

The tables below disclose the effects on the financial statements included in Akerna’s Quarterly Report on Form 10-Q and the financial statements yet to be reissued:

	Year Ended June 30, 2018
	As Reported	Adjustment	As Revised
Consolidated Balance Sheet
Total assets	$3,017,731	$(223,766)	$2,793,965
Total liabilities	1,393,902	—	1,393,902
Total stockholders’ equity	1,623,829	(223,766)	1,400,063
Net loss	(1,623,182)	(72,501)	(1,695,683)
Net loss per share	(0.30)		(0.31)

	As of March 31, 2019
	As Reported	Adjustment	As Revised
Condensed Consolidated Balance Sheet
Total assets	$8,199,718	$(320,434)	$7,879,284
Total liabilities	3,059,378	—	3,059,378
Total stockholders’ equity	5,140,340	(320,434)	4,819,906

	Three Months Ended March 31, 2019
	As Reported	Adjustment	As Revised
Condensed Consolidated Statements of Operations
Total revenue	$2,327,880	$—	$2,327,880
Cost of revenue	1,042,403	124,079	1,166,482
Gross profit	1,285,477	(124,079)	1,161,398
Operating expenses	3,788,644	(124,079)	3,664,565
Net loss	(2,490,103)	—	(2,490,103)
Net loss per share	(0.41)		(0.41)

	Nine Months Ended March 31, 2019
	As Reported	Adjustment	As Revised
Condensed Consolidated Statements of Operations
Total revenue	7,297,859	(96,668)	7,201,191
Cost of revenue	3,197,437	353,175	3,550,612
Gross profit	4,100,422	(449,843)	3,650,579
Operating expenses	10,671,159	(353,175)	10,317,984
Net loss	(6,483,489)	(96,668)	(6,580,157)
Net loss per share	(1.10)		(1.13)

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9 — Revisions of Previously Issued Financial Statements (cont.)

	Year Ended June 30, 2019
	As Reported	Adjustment	As Revised
Consolidated Balance Sheet
Total assets	24,522,671	(320,434)	24,202,237
Total liabilities	2,442,503	—	2,442,503
Total stockholders’ equity	22,080,168	(320,434)	21,759,734

Consolidated Statements of Operations
Total revenue	10,919,785	(96,668)	10,823,117
Cost of revenue	4,633,844	—	4,633,844
Gross profit	6,285,941	(96,668)	6,189,273
Operating expenses	18,701,619	—	18,701,619
Net loss	(12,306,547)	(96,668)	(12,403,215)
Net loss per share	(2.04)		(2.05)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Akerna Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Akerna Corp. (the “Company”) as of June 30, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended June30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2018.

New York, NY

September 23, 2019

AKERNA CORP.

Consolidated Balance Sheets

	June 30, 2019	June 30, 2018
Assets
Current assets
Cash	$21,867,289	$1,572,090
Restricted cash	500,000	1,000,311
Accounts receivable, net	1,577,708	254,092
Prepaid expenses and other assets	577,674	191,238
Total current assets	$24,522,671	$3,017,731

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,317,566	$550,437
Accrued liabilities	500,550	373,834
Deferred revenue	624,387	469,631
Total current liabilities	2,442,503	1,393,902

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, par value $0.0001; 5,000,000 shares authorized, none are issued and outstanding at June 30, 2019 and 2018	—	—
Common stock, par value $0.0001; 75,000,000 shares authorized, 10,589,746 issued and outstanding at June 30, 2019, and 4,922,650 shares authorized, issued and outstanding at June 30, 2018	1,059	492
Additional paid-in capital	47,325,421	14,563,102
Accumulated deficit	(25,246,312)	(12,939,765)
Total stockholders’ equity	22,080,168	1,623,829

Total liabilities and stockholders’ equity	$24,522,671	$3,017,731

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Operations

	For the Year Ended June 30,
	2019	2018
Revenues
Software	$8,256,492	$8,082,424
Consulting	2,403,797	2,281,836
Other	259,496	112,523
Total revenues	10,919,785	10,476,783

Cost of revenues	4,633,844	4,361,963

Gross profit	6,285,941	6,114,820

Operating expenses
Product development	5,565,097	2,645,093
Selling, general, and administrative	13,136,522	5,932,887
Total operating expenses	18,701,619	8,577,980

Loss from operations	(12,415,678)	(2,463,160)

Other income (expense)
Interest	91,239	5,841
Other	17,892	(30,990)
Total other income (expense)	109,131	(25,149)

Net loss	$(12,306,547)	$(2,488,309)

Basic and diluted weighted average common shares outstanding	6,045,382	4,870,950
Basic and diluted net loss per common share	$(2.04)	$(0.51)

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended June 30, 2019 and 2018

	Common		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – July 1, 2017	4,784,910	$478	$13,563,116	$(10,451,456)	$3,112,138
Issuance of shares in exchange for cash	137,740	14	999,986	—	1,000,000
Net loss	—	—	—	(2,488,309)	(2,488,309)
Balance – July 1, 2018	4,922,650	492	14,563,102	(12,939,765)	1,623,829
Issuance of shares in exchange for cash	1,099,376	110	9,999,890	—	10,000,000
Issuance of shares in connection with reverse merger	3,880,282	388	18,878,387	—	18,878,775
Issuance of shares for compensation in connection with reverse merger	498,073	50	3,393,231		3,393,281
Stock-based compensation			490,830		490,830
Cashless exercise of options	189,365	19	(19)	—	—
Net loss	—	—	—	(12,306,547)	(12,306,547)
Balance – June 30, 2019	10,589,746	$1,059	$47,325,421	$(25,246,312)	$22,080,168

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Cash Flows

	For the year ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(12,306,547)	$(2,488,309)
Adjustment to reconcile net loss to net cash used in operating activities
Bad debt expense	345,941	169,784
Stock-based compensation expense	3,884,111	—
Changes in operating assets and liabilities
Accounts receivable	(1,669,557)	(329,013)
Prepaid expenses and other current assets	(351,144)	161,889
Accounts payable	767,129	(555,290)
Accrued liabilities	126,716	(51,603)
Deferred revenue	154,756	(651,339)
Net cash used in operating activities	(9,048,595)	(3,743,881)

Cash flows from investing activities
Cash received in connection with the reverse merger	18,843,483	—
Net cash provided by investing activities	18,843,483	—

Cash flows from financing activities
Cash received in connection with issuance of shares	10,000,000	1,000,000
Net cash provided by financing activities	10,000,000	1,000,000

Net increase (decrease) in cash and restricted cash	19,794,888	(2,743,881)

Cash and restricted cash – beginning of period	2,572,401	5,316,282

Cash and restricted cash – end of period	$22,367,289	$2,572,401

Cash paid for taxes	$—	$—

Cash paid for interest	$—	$—

Supplemental disclosure of non-cash investing and financing activity:

Cashless exercise of options	$19	$—
Prepaid expenses received in connection with reverse merger	$35,292	$—

See notes to consolidated financial statements.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 1 — Description of Business, Liquidity and Capital Resources

Description of Business

Akerna Corp. (the “Company” or “Akerna”), through its wholly-owned subsidiary MJ Freeway, LLC (“MJF”) is a regulatory compliance and inventory management technology company. The Company’s proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. The Company developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. The Company provides its regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and its commercial software platform, MJ Platform®, to state-licensed businesses.

On October 10, 2018 (as amended on April 17, 2019), MJF entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), the Company (f/k/a MTech Acquisition Holdings Inc.), MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs”, and the Merger Subs collectively with MTech and Akerna, the “Purchaser Parties”), MTech Sponsor LLC, a Florida limited liability company, in the capacity as the representative for the equity holders of Akerna (other than the Sellers) thereunder (the “Purchaser Representative”), and Harold Handelsman, in the capacity as the representative for the Sellers thereunder (the “Seller Representative”). MTech, collectively with Akerna, Purchaser Merger Sub and MTech Company Merger Sub, shall be referred to as “MTech”. The Merger Agreement provided for two mergers: (i) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity (the “Purchaser Merger”), and (ii) the merger of MTech Company Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”).

On June 17, 2019, the Mergers contemplated by the Merger Agreement were consummated. In connection with the closing of the Mergers, the registrant changed its name from MTech Acquisition Holdings Inc. to Akerna Corp.

Upon the closing of the Mergers (Note 4), the outstanding Common Units, Preferred Units, and Profit Interest Units of MJF were exchanged for shares of common stock of Akerna at an exchange ratio of one Unit of MJF to 0.26716 shares of Akerna common stock (the “Exchange Ratio). Except as otherwise noted, all common share amounts and per share amounts have been adjusted to reflect this Exchange Ratio, which was effected upon the Merger.

The Mergers have been accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The owners and management of MJF have actual or effective voting and operating control of the combined company. In the Merger transaction, MTech is the accounting acquiree and MJF is the accounting acquirer. A reverse recapitalization is equivalent to the issuance of stock by the private operating company for the net monetary assets of the accounting acquiree accompanied by a recapitalization with accounting similar to that resulting from a reverse acquisition, except that no goodwill or intangible assets are recorded.

The accompanying financial statements and related notes reflect the historical results of MJF prior to the merger and of the combined company following the Mergers, and do not include the historical results of MTech prior to the completion of the Mergers.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 1 — Description of Business, Liquidity and Capital Resources (cont.)

Liquidity and Capital Resources

Since its inception, the Company has incurred recurring operating losses, used cash from operations, and relied on capital raising transactions to continue ongoing operations. However, based on the funds the Company has available as of the date these financial statements are issued primarily as a result of the business combination (Note 4), the Company believes that it has sufficient capital to fund its anticipated operating expenses for at least next twelve months from the date these financial statements are issued. Management will continue to evaluate the impact of this standard on the Company’s consolidated financial statements.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates for the years ended June 30, 2019 and 2018 were the Company’s allowance for doubtful accounts, the estimated average customer life used in the calculation of the deferral and recognition of implementation fees earned from certain customers, the estimated useful lives of long-lived assets, stock-based compensation and the deferred tax asset valuation allowance. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents for the years ended June 30, 2019 and 2018. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits. At June 30, 2019, approximately $22 million of the Company’s cash balances were uninsured. The Company has not experienced any losses on such accounts.

Restricted Cash

Restricted cash serves as collateral for the Company’s letter-of-credit (See Note 7).

Prepaid Expenses

Prepaid expenses consist primarily of third-party technology and software used by in the Company in its day-to-day operations and professional services expenses paid in advance. (See Note 3).

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

Accounts Receivable, Net

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The allowance for doubtful accounts was $190,088 and $39,571 as of June 30, 2019 and 2018, respectively.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

During the year ended June 30, 2019, one customer accounted for 30% of total revenues. At June 30, 2019, two customers accounted for 33% and 24% of net accounts receivable, respectively. During the year ended June 30, 2018, the same customer accounted for 37% of total revenues. At June 30, 2018, the same two customers accounted for 55% and 11% of net accounts receivable, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from five to seven years, and the shorter of the estimated economic life or related lease terms for leasehold improvements. Repairs and maintenance costs that do not improve the service potential or extend the economic life are expensed as incurred. The Company’s purchases of property and equipment have historically been immaterial.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, restricted cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximated fair value as of June 30, 2019 and 2018 because of the relatively short term nature of these instruments. The Company accounts for fair value measurements in accordance with Accounting Standards Codification (“ASC”) Topic No. 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

Software Development Costs

The Company accounts for costs incurred in the development of computer software in accordance with ASC Subtopic 350-40, Intangibles — Goodwill and Other — Internal-Use Software. Costs incurred in the application development stage are subject to capitalization and subsequent amortization and impairment. Application development stage costs were not material for the Company during the years ended June 30, 2019 or 2018. Product development costs are primarily comprised of personnel costs incurred related to activities for evaluating future changes to the software, testing, bug fixes, and other maintenance activities. Product development costs are expensed as incurred.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred or services have been performed, the fee for the arrangement is fixed or determinable, and collectability is reasonable assured.

The Company’s software-as-a-service fees are earned through arrangements in which customers pay the Company a recurring subscription fee based upon the terms of their respective contracts. The Company’s software revenues generated from government customers totaled $4,251,263 and $4,470,310 of total revenues during the years ended June 30, 2019 and 2018, respectively (See Note 2, “Concentration of Credit Risk”). Total costs of government revenues incurred by the Company, which are included in cost of revenues on the statements of operations, were $2,150,062 and $2,670,319 during the years ended June 30, 2019 and 2018, respectively.

The Company also offers various software consulting services to its customers, including implementation services, business planning, support, and other customer services. From time to time, the Company purchases equipment for resale to customers. Such equipment is generally drop-shipped to the Company’s customers. The Company recognizes revenue as the services are performed or products are delivered, or in the case of up-front implementation fees, over the longer of the contract term or estimated customer life.

In most arrangements, the Company bills the customer prior to performing services, which requires the Company to record deferred revenue on the accompanying balance sheets.

Reclassifications

Certain prior year financial statement amounts have been reclassified for consistency with the current year presentation. More specifically, $319,798 has been reclassified from selling, general and administrative expenses to cost of revenues. These reclassifications had no effect on the reported results of operations.

Income Taxes

Income taxes are accounted for using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. The Company provides for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company recognizes interest and penalties related to income tax matters in selling, general, and administrative expense in the consolidated statement of operations.

The Company recognizes deferred tax assets to the extent that its assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company accounts for grants of share-based awards to employees in accordance with ASC 718, Compensation— Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Share-based payments issued to non-employees are recorded at their fair values, are revalued quarterly as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC 505, Equity. The value of each share grant is based on the share price on the grant date.

Segments

The Company’s chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance and information for different revenue streams is not evaluated separately. As such, the Company’s operations constitute a single operating segment and one reportable segment.

Recently Issued Accounting Pronouncements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), supersedes the revenue recognition requirements and industry-specific guidance under Revenue Recognition (Topic 605). Topic 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. As an Emerging Growth Company, ASU No. 2014-09 is effective for the Company’s fiscal 2020 annual reporting period and for interim periods thereafter, with early adoption permitted, and allows for either full retrospective or modified retrospective adoption. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires certain equity investments to be measured at fair value with changes in fair value recognized in net income, to record changes in instrument-specific credit risk for financial liabilities measured under the fair value option in other comprehensive income. The new standard is expected to reduce diversity in practice. The new standard is effective for the Company’s fiscal 2020 annual reporting period and for interim periods thereafter. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard, as subsequently amended, establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for the Company beginning July1, 2020 with early adoption permitted. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting which simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Among other changes, the new standard allows non-public business entities to make an accounting policy election to either estimate the number of awards that are expected to vest or to account for forfeitures as they occur. The Company has adopted the new standard effective July 1, 2018. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 2 — Summary of Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments. Among other things, these amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. The new standard is effective for the Company beginning July 1, 2021 with early adoption permitted. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. Under the new guidance, nonemployee share-based payment transactions are measured at the grant-date fair value and are no longer remeasured at the then-current fair values at each reporting date until the share options have vested. The amended guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customers Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for the Company beginning July 1, 2020 with early adoption permitted, including adoption in an interim period. The Company is evaluating the impact of adoption of the new standard on its consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU provides supplemental guidance and clarification to ASU No. 2016-13 and must be adopted concurrently with the adoption of ASU No. 2016-13. The Company has adopted the new standard effective April, 2019. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

Note 3 — Balance Sheet Disclosures

Prepaid expenses consist of the following:

	June 30, 2019	June 30, 2018
Software and technology	$237,930	$115,516
Professional services	169,804	47,626
Insurance	159,940	18,096
Deposit	10,000	10,000
	$577,674	$191,238

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 3 — Balance Sheet Disclosures (cont.)

Accrued liabilities consist of the following:

	June 30, 2019	June 30, 2018
Professional fees	$49,205	$24,404
Sales taxes	36,358	66,347
Compensation	354,724	251,393
Leaf Data Systems contractors	19,557	—
Other	40,706	31,690
	$500,550	$373,834

The accrued compensation as of June 30, 2018 includes $122,000 of accrued bonus earned by the Company’s Chief Executive Officer and a member of the Company’s Board of Managers during the year ended June 30, 2018 and such bonus is calculated based on the Company’s operational results. The accrued compensation as of June 30, 2019, includes approximately $215,000 of accrued bonus earned by the Company’s Chief Executive Officer.

Note 4 — Reverse Merger and Private Placement

Reverse Merger

As noted above, on October 10, 2018, the Company entered into the Merger Agreement (Note 1). On January 18, 2019, the parties to the Merger Agreement and certain of the holders of MJF’s outstanding preferred and common units entered into an allocation agreement which served to modify the allocation of the merger consideration prescribed by the Merger Agreement. Under the terms of the allocation agreement, if the merger closes, additional shares comprising the merger consideration shall be reallocated to holders of the profit interest units of MJF, which additional shares shall be funded from shares otherwise issuable to such holders of MJF’s preferred and common units.

On April 17, 2019, the Merger Agreement was amended to (i) increase the size of the MTech board of directors following the closing of the merger from seven (7) to eight (8) directors, (ii) increase the number of directors appointed prior to the Closing by MJF from four (4) to five (5) directors (which additional director will qualify as an independent director under the Nasdaq Stock Market rules) and (iii) revise the classification of directors so that the Class B directors will include two (2) MJF directors and one (1) MTech director.

On June 17, 2019, MTech and MJF consummated the Mergers contemplated by the Merger Agreement. In connection with the closing of the Mergers, the registrant changed its name from MTech Acquisition Holdings Inc. to Akerna Corp (“Akerna”). The Merger Consideration was paid through the issuance of 6,520,099 shares of MTech common stock (the “Consideration Shares”) to the former holders of MJF common units, preferred units, and profit interest units at a price per share equal to $10.16 per share. Of the total amount of Akerna shares issued in the merger, 283,010 fully vested shares of Akerna common stock and 215,063 unvested shares of Akerna common stock were allocated to the former holders of MJF profit interest units. Notwithstanding the foregoing, 652,010 of the total issuable shares (the “Escrow Shares”) will be held in an escrow account (the “Escrow Account”) to cover any adjustments to the Merger Consideration or claims for indemnification pursuant to the Merger Agreement until ninety (90) days after Akerna files its Annual Report on Form 10-K with the Commission for the fiscal year ending June 30, 2019, with the exception of Escrow Shares held to satisfy then pending claims which shall remain in the Escrow Account until the claims are resolved.

As disclosed above, (a) 283,011 fully vested shares of common stock were allocated to the former holders of MJF profit interest units, resulting in an immediate one-time charge of approximately $3.4 million to be recorded by MJF on June 17, 2019 and (b) 215,063 unvested shares of common stock were allocated to the holders of MJF profit interest units, of which approximately $2.1 million of compensation expense related to such profit interest units will be ratably recognized over an estimated remaining vesting period of 3 years. The calculation of the amount of the current and future expenses to be taken by MJF was based on the closing price of the Akerna common shares on the date of the Mergers.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 4 — Reverse Merger and Private Placement (cont.)

In connection with the Merger Agreement, all recipients of the Consideration Shares executed a lock-up agreement (the “Lock-up Agreement”). Pursuant to the Lock-up Agreement, each holder agreed not to engage in any transfer or other transaction with respect to the Consideration Shares for a period of time. With respect to 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing of the Business Combination and (2) the date on which Akerna closes a subsequent corporate transaction with an unaffiliated third party that results in all of Akerna’s shareholders having the right to exchange their shares for cash, securities or other property. With respect to the remaining 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing the business combination, (2) the date on which Akerna closes a subsequent corporate transaction with an unaffiliated third party that results in all of Akerna’s shareholders having the right to exchange their shares for cash, securities or other property and (3) the date on which the closing share price of Akerna common stock equals or exceeds $12.50 per share for any twenty trading days with any thirty trading day period.

Upon the Closing of the Merger, Akerna’s certificate of incorporation was amended and restated to have one single class of common stock and 75,000,000 authorized shares of common stock, par value $0.0001 per share. Akerna also had 5,000,000 authorized shares of preferred stock.

MTech also entered into a series of securities purchase agreements with certain investors (the “PIPE Investors”), whereby MTech issued 901,074 shares of Class A common stock (the “Private Placement Shares”) for an aggregate purchase price of $9.2 million (the “Private Placement”), which closed simultaneously with the consummation of the Mergers. Upon the closing of the Mergers, the Private Placement Shares were automatically converted into shares of Akerna common stock on a one-for-one basis. Each PIPE Investor was also granted an option for a period of sixty days to purchase additional shares of Akerna common stock at a price of $10.21 per share. None of these options were exercised within sixty days.

The proceeds received from the Mergers totaled approximately $18 million, which is net of $4.4 million of underwriting discounts and commissions and other expenses related to the Mergers.

Note 5 — Loss Per Share

Basic net loss per common share is calculated based on the weighted-average number of common shares outstanding in accordance with ASC Topic 260, Earnings per Share. Diluted net loss per common share is calculated based on the weighted-average number of common shares outstanding plus the effect of potentially dilutive common shares. When the Company reports a net loss, the calculation of diluted net loss per common share excludes potential common shares as the effect would be anti-dilutive. For the year ended June 30, 2019, 6,398,178 potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding because the effect would be anti-dilutive. Of the total securities excluded, 6,183,115 were related to warrants issued (Note 6) and 215,063 were related to the unvested Restricted Shares. For the year ended June 30, 2018, 5,993,750 potentially dilutive securities all related to warrants issued have been excluded from the computation of diluted weighted average shares outstanding because the effect would be anti-dilutive.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 6 — Stockholders’ Equity

Common and preferred stock

In conjunction with the Mergers in June 2019, Akerna’s certificate of incorporation was amended and restated to have one single class of common stock and 75,000,000 authorized shares of common stock, par value $0.0001 per share. Akerna will also have 5,000,000 authorized shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Issuances for Cash

In November 2017, MJF issued 515,570 Series B Preferred Units (137,740shares of common stock after retroactively applying the exchange ratio) for cash consideration of $1,000,000. In August 2018, MJF issued 4,115,042 Series C Preferred Units (1,099,376 shares of common stock after retroactively applying the exchange ratio) for cash consideration of $10,000,000. Following the Mergers, all the Units were converted into Akerna’s common stock.

Restricted Shares

Prior to the Mergers, MJF had Profit Interest Incentive Plan (the “Profits Interest Plan”) in place whereby it could grant PIUs to employees or consultants and other independent advisors of the Company. PIUs granted under the Profits Interest Plan would generally vest once a year over four years commencing on the date granted, or based on specified performance targets. MJF had the right, but not the obligation, to repurchase vested PIUs from holders upon their termination of employment. Unvested PIUs were to be forfeited upon termination of employment. If the holder was terminated for cause, as defined, all vested and unvested units would be forfeited. PIUs repurchased or canceled or forfeited by the award recipient were available for reissuance. Upon completion of the Mergers, the non-vested PIUs were exchanged for and became subject to restricted stock agreements (“Restricted Shares”) with varying vesting terms that reflect the vesting conditions application to equity interests of the applicable MJF equity holders at the time of the merger.

The management assessed whether its PIUs represented share-based payments within the scope of ASC Topic 718 or were more akin to a profit-sharing compensation arrangement. The management determined PIUs were more akin to a profit-sharing compensation arrangement. The management determined PIUs only had value upon a defined liquidating event. Accordingly, no value had been accrued for the PIUs until the business combination occurred on June 17, 2019, which met the definition of a liquidating event. As a result, MJF recorded a one-time charge of approximately $3.4million, which represented the charge associated with fully vested shares of common stock issued in exchange for the PIUs.

During the year ended June 30, 2018, 181,000 Restricted Shares were granted (677,500 PIUs before retroactively applying the exchange ratio), 64,785 Restricted Shares were forfeited (242,500 PIUs before retroactively applying the exchange ratio), and 75,406 Restricted Shares vested (282,250 PIUs before retroactively applying the exchange ratio). At June 30, 2018, there were 294,944 Restricted Shares outstanding (1,104,000 PIUs before retroactively applying the exchange ratio).

During the year ended June 30, 2019, additional 107,618 Restricted Shares were granted (402,824 PIUs before retroactively applying the exchange ratio), 68,794 Restricted Shares were forfeited (257,500 PIUs before retroactively applying the exchange ratio), and 118,705 Restricted Shares vested (444,324 PIUs before retroactively applying the exchange ratio). At June 30, 2019, there were 215,063 unvested Restricted Shares outstanding (805,000 PIUs before retroactively applying the exchange ratio).

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 6 — Stockholders’ Equity (cont.)

For the year ended June 30, 2019, stock-based compensation expenses related to the ratable amortization of the unvested Restricted Shares was $0.5 million. Approximately, $2.1 million of total unrecognized costs related to Restricted Shares will be ratably recognized over an estimated remaining vesting period of 3 years.

Warrants

In connection with MTech’s initial public offering, the Company sold 5,750,000 units at a purchase price of $10.00 per unit, inclusive of 750,000 units sold to the underwriters on February 8, 2018 upon the underwriters’ election to fully exercise their over-allotment option. Each unit consisted of one share of MTech’s common stock and one warrant (“Public Warrant”). Each Public Warrant entitled the holder to purchase one share of MTech’s common stock at an exercise price of $11.50. Upon the Mergers, the Public Warrants were converted to those of Akerna at the exchange ratio of one-for-one.

Simultaneously with MTech’s initial public offering, an affiliated party purchased an aggregate of 225,000 units at $10.00 per unit, for an aggregate purchase price of $2,250,000. On February 8, 2018, the MTech consummated the sale of an additional 18,750 private units at a price of $10.00 per unit generating gross proceeds of $187,500. Each unit consists of one share of MTech’s common stock and one warrant (“Private Warrants”). Each Private Warrant was exercisable to purchase one share of MTech’s common stock at an exercise price of $11.50. Upon the Mergers, the Private Warrants were converted to those of Akerna at the exchange ratio of one-for-one.

A summary of the status of common stock warrants at June 30, 2019 and the changes during the two years then ended, is presented in the following table:

	Shares under warrants	Weighted average exercise price	Weighted average remaining life	Aggregate intrinsic value
Outstanding at July 1, 2017	—
Issued	5,993,750	$11.50
Exercised	—
Expired/cancelled	—
Outstanding at June 30, 2018	5,993,750	11.50	4.61
Issued	189,365	11.50
Exercised	—
Expired/cancelled	—
Outstanding at June 30, 2019	6,183,115	$11.50	3.72	$2,473,000

Unit Purchase Option and Other Rights

In connection with MTech’s initial public offering, there were also 250,000 options sold to an affiliate party to purchase up to 250,000 units exercisable at $10.00 per unit (“Option Shares”). The unit purchase option could be exercised for cash or on a cashless basis, at the holder’s option. Each unit consisted of one share of Company’s common stock, par value $0.0001 per share, and one warrant entitling the holder to purchase one share of Company’s common stock. The unit purchase option was exercised on a cashless basis into 189,365shares of common stock and 189,365 warrants, which were outstanding as of June 30, 2019.

In connection with the Private Placement, the Company also provided each investor the ability to purchase additional shares of Akerna common stock at a price of $10.21 per share, up to their pro rata share of the 901,074 Private Placement Shares purchased. No investor exercised this right during the year ended June 30, 2019, which expired subsequently. The aggregate intrinsic value of the rights as of June 30, 2019, was $1,522,815.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 6 — Stockholders’ Equity (cont.)

2019 Incentive plan

On June 17, 2019, the MTech stockholders considered and approved the 2019 Long Term Incentive Plan (the “Equity Incentive Plan”) and reserved 1,040,038 shares of common stock for issuance thereunder. The Equity Incentive Plan was previously approved, subject to stockholder approval, by the board of directors of Akerna on January 23, 2019. The Equity Incentive Plan became effective immediately upon the Closing of the Mergers.

Note 7 — Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment, and vehicles under non-cancelable operating leases. Rent expense for the years ended June 30, 2019 and 2018 was $151,458 and $140,946, respectively. Future minimum lease payments under these leases are approximately $96,000 for the year ending June 30, 2020.

Letter-of-Credit

As of June 30, 2018, the Company had a standby letter-of-credit with a bank in the amount of $1,000,000, which was classified as restricted cash on the balance sheets. The beneficiary of the letter-of-credit is an insurance company. Upon its termination on June 22, 2019, the letter-of-credit was renewed with the required balance reduced to $500,000. Accordingly, the restricted cash on the balance sheets as of June 30, 2019 is $500,000.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of June 30, 2019 and 2018, respectively, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Employment Agreement

In connection with the consummation of the Mergers, Ms. Jessica Billingsley and Akerna entered into an employment agreement, dated June 17, 2019 (the “Billingsley Employment Agreement”). Under the terms of the Billingsley Employment Agreement, Ms. Billingsley serves at the Chief Executive Officer of Akerna, at will, and must devote substantially all of her working time, skill and attention to her position and to the business and interests of Akerna (except for customary exclusions).

Akerna will pay Ms. Billingsley an annual base salary in the amount of $250,000. The base salary subject to (i) review at least annually by board of directors of Akerna for increase, but not decrease, and (ii) automatic increase by an amount equal to $50,000 from its then current level on the date upon which Akerna’s aggregate, gross consolidated trailing twelve month (TTM) revenue equals the product of (x) two multiplied by (y) Akerna’s aggregate, gross consolidated trailing twelve month (TTM) revenue as the Closing. Within 10 days of the Closing, Akerna also paid to Ms. Billingsley a single lump sum of $95,000.

Ms. Billingsley will be eligible for an annual bonus (the “Annual Bonus”) with respect to each fiscal year ending during her employment. Her target annual cash bonus shall be in the amount of one hundred percent (100%) of her base salary (the “Target Bonus”) with the opportunity to earn greater than the Target Bonus upon achievement of above target performance. The amount of the Annual Bonus shall be determined by the board of directors of Akerna on the basis of fulfillment of the objective performance criteria established in its reasonable discretion. The performance criteria for any particular fiscal year shall be set no later than 90 days after the commencement of the relevant fiscal year. As of June 30, 2019, Ms. Billingsley’s bonus accrual was approximately $215,000.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 7 — Commitments and Contingencies (cont.)

Ms. Billingsley is entitled to participate in annual equity awards and employee benefits.

The Billingsley Employment Agreement also contains noncompetition and non-solicitation provisions that apply through her employment and for a term of 1 year thereafter, and which are in addition to the noncompetition and non-solicitation provisions prescribed under the Non-Competition Agreements below.

Employee Benefit Plan

The Company has a 401(k) Plan (the “Plan”) to provide retirement benefits for its employees. Employees may contribute up to 100% of their annual compensation to the Plan, limited to a maximum annual amount as updated annually by the IRS. The Company does not offer a match of employee contributions nor any discretionary contributions.

Insurance Claim

In March 2018, the Company received approximately $940,000 in proceeds, net of legal fees, from an insurance claim related to business interruption, which was included as a component of selling, general, and administrative operating expenses on the statement of operations.

Note 8 — Income Taxes

Akerna Corporation is the sole owner of MJF as of June 17, 2019, which is a disregarded entity for federal income taxes. Prior to June 17, 2019 MJF was treated as a partnership for U.S income tax purposes. Accordingly, prior to the business combination, taxable income and losses of the Company were reported on the income tax returns of MJF’s members. Therefore, no income tax provision is provided prior to June 17, 2019.

The following table sets forth the expense or (benefit) for income taxes:

	June 30, 2019	June 30, 2018
Income tax expense
Current income taxes
U.S. federal	$—	$—
U.S. state	—	—
Total current income taxes	$—	$—

	June 30, 2019	June 30, 2018
Deferred income taxes
U.S. federal	$—	$—
U.S. state	—	—
Total deferred income tax benefit	$—	$—

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 8 — Income Taxes (cont.)

The following table sets forth reconciliations of the statutory federal income tax rate to actual rates based on income or loss before income taxes:

	June 30, 2019	June 30, 2018
Income tax expense and rate attributable to:
Federal	$(2,509,246)	$—
State, net of federal benefit	(13,452)	—
Restricted stock awards	816,505	—
Changes in valuation allowance	85,455	—
Losses from flow-through entity not subject to tax	1,640,066	—
Other adjustments	(19,328)	—
Effective income tax expense and rate	$—	$—

	June 30, 2019	June 30, 2018
Noncurrent deferred tax assets:
Allowance for doubtful accounts	$22,226	$—
Charitable contribution carryforward	147	—
Federal and state net operating loss	63,082	—
Total deferred tax assets	$85,455	$—

Valuation allowance	(85,455)	—
Deferred tax assets after valuation allowance	$—	$—

During the year ended June30, 2019, valuation allowances on deferred tax assets that are not anticipated to be realized increased by $85,455.

Deferred tax valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax loss. The measurement of deferred tax assets is reduced by a valuation allowance, if based upon available evidence, it is more likely than not that the deferred tax assets will not be realized. The Company has evaluated the realizability of its deferred tax assets in each jurisdiction by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results and the availability of prudent and feasible tax planning strategies. Based on this analysis, the Company has determined that the valuation allowances recorded in the period presented are appropriate.

The Company’s aggregate U.S. federal tax carryforwards for net operating losses which will not expire were $239,281. The Company recorded deferred tax assets related to U.S. state tax net operating loss carryforwards, which expire at various dates beginning in 2039.

The Company is not currently under examination for the major jurisdictions where it conducts business as of June 30, 2019. The management does not believe that there are significant uncertain tax positions in 2019. There are no interest and penalties related to uncertain tax positions in 2019.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 9 — Revisions of Financial Statements for the Fiscal Quarters during Fiscal Years 2019 and 2018

During the course of preparing the annual report on Form 10-K for the year ended June30, 2019, the Company identified certain costs of revenue related to consulting services previously being recorded in operating expenses, which resulted in the overstatement of the gross profit for each of the quarters during the fiscal years ended June 30, 2019 and 2018, respectively. These reclassifications had no effect on the reported net losses.

	Fiscal 2019			Fiscal year 2018
	As reported	Adjustment	As revised	As reported	Adjustment	As revised
Quarter Ended September 30
Total revenue	$2,371,900		$2,371,900	$2,672,502		$2,672,502
Cost of revenues	956,123	107,012	1,063,135	1,283,246	79,949	1,363,195
Gross profit	1,415,777	(107,012)	1,308,765	1,389,256	(79,949)	1,309,307
Operating expenses	3,055,976	(107,012)	2,948,964	3,038,013	(79,949)	2,958,064
Net less	(1,623,182)		(1,623,182)	(1,664,706)		(1,664,706)
Net loss per share	(0.15)		(0.15)	(0.21)		(0.21)

Quarter Ended December 31
Total revenue	2,598,079		2,598,079	2,859,582		2,859,582
Cost of revenues	1,198,911	122,084	1,320,995	1,068,828	79,949	1,148,777
Gross profit	1,399,168	(122,084)	1,277,084	1,790,754	(79,949)	1,710,805
Operating expenses	3,826,539	(122,084)	3,704,455	2,770,833	(79,949)	2,690,884
Net loss	(2,370,204)		(2,370,204)	(992,463)		(992,463)
Net loss per share	(0.19)		(0.19)	(0.12)		(0.12)

Quarter Ended March 31
Total revenue	2,327,880		2,327,880	2,315,635		2,315,635
Cost of revenues	1,042,403	124,079	1,166,482	737,762	79,949	817,711
Gross profit	1,285,477	(124,079)	1,161,398	1,577,873	(79,949)	1,497,924
Operating expenses	3,788,644	(124,079)	3,664,565	1,204,242	(79,949)	1,124,293
Net loss	(2,490,103)		(2,490,103)	(364,227)		(364,227)
Net loss per share	(0.20)		(0.20)	(0.04)		(0.04)

In accordance with SEC Staff Accounting Bulletin No 108, the Company has evaluated these errors, based on an analysis of quantitative and qualitative factors, as to whether it was material to the condensed statements of operations for the three months ended March 31, 2019 and 2018, December 31, 2018 and 2017, and September 30, 2018 and 2017, respectively, and if amendments of previously filed financial statements with the SEC are required. The Company has determined that quantitatively and qualitatively, the errors have no material impact to the condensed statement of operations for these periods.

Note 10 — Subsequent Events

Subsequent to June 30, 2019, the Company was awarded a contract with the state of Utah following the submission of a response to a request for proposal for an interoperable medical cannabis inventory control and electronic verification system.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2019

Note 10 — Subsequent Events (cont.)

In July 2019, the Company hired Mr. Scott Sozio, at will, to serve as the Company’s Head of Corporate Development. Mr. Sozio is the former Chief Executive Officer of MTech Acquisition Corp., is a current director of Akerna, and beneficially owns common stock of the Company. Mr. Sozio will receive an annual base salary of $150,000, which is to be credited against certain variable bonus compensation to be paid in a combination of cash and equity pursuant to the Equity Incentive Plan once every twelve month period. The terms of such bonus payment are still being negotiated between the Company and Mr. Sozio.

Subsequent to June 30, 2019, 368,910 warrants were exercised at the price of $11.50 per warrant for the total proceeds of $4,242,465.

Ample Organics Inc.

Interim condensed consolidated statements of financial position

[expressed in Canadian dollars]

[unaudited]

As at

	March 31, 2020 CAD$	December 31, 2019 CAD$
Assets
Current
Cash	1,144,834	986,874
Trade and other receivables [note 4]	1,553,158	1,549,710
Inventories	26,810	39,437
Prepaid expenses	228,804	329,791
Total current assets	2,953,606	2,905,812
Property and equipment, net [note 5]	1,896,538	1,983,865
Right of use assets, net [note 6]	2,566,826	2,657,120
Other financial assets	—	—
Goodwill and other intangible assets [note 7]	5,773,861	5,856,821
	13,190,831	13,403,618

Liabilities
Current
Trade and other payables [note 8]	1,498,116	1,423,359
Deferred revenue	501,940	495,797
Lease liabilities [note 9]	541,368	544,226
Short-term debt [note 10]	5,779,432	4,746,189
Total current liabilities	8,320,856	7,209,571
Lease liabilities [note 9]	3,035,642	3,113,228
Preferred share liabilities [note 11]	13,758,104	13,636,522
Deferred tax liability	326,384	348,368
Total liabilities	25,440,986	24,307,689

Shareholders’ equity
Share capital [note 12]	14,345,721	14,345,721
Warrants [note 12]	823,778	823,778
Contributed surplus	777,274	642,407
Deficit	(28,196,928)	(26,715,977)
Total shareholders’ equity	(12,250,155)	(10,904,071)
	13,190,831	13,403,618

Commitments and contingencies [note 15]

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

On behalf of the Board:

/s/ John Prentice	/s/ Cal Miller
Director	Director

Ample Organics Inc.

Interim condensed consolidated statements of loss and comprehensive loss

[Expressed in Canadian dollars]

[unaudited]

Three months ended March 31,

	2020 CAD$	2019 CAD$
Revenue [note 13]	1,874,726	1,715,983
Cost of sales	708,466	1,085,636
Gross profit	1,166,260	630,347

General and administrative expenses [note 14]	738,965	869,992
Sales and marketing [note 14]	375,861	578,330
Research and development [note 14]	850,080	2,280,974
Share-based compensation [note 12]	134,867	120,820
Depreciation and amortization [notes 5,6 and 7]	260,581	246,097
Finance costs	308,841	111,598
Loss on fair value of preferred share liabilities [note 11]	—	1,816,139
Loss before income taxes	(1,502,935)	(5,393,603)
Deferred income tax recovery	21,984	25,367
Net loss and comprehensive loss for the year	(1,480,951)	(5,638,236)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Ample Organics Inc.

Interim condensed consolidated statements of changes in shareholders’ deficiency

[Expressed in Canadian dollars]

[unaudited]

	Common Shares		Warrants		Contributed Surplus	Deficit	Total
	#	CAD$	#	CAD$	CAD$	CAD$	CAD$
Balance, December 31, 2018	33,271,650	8,055,303	—	—	260,790	(8,350,359)	(34,266)
Impact of IFRS 16 adoption	—	—	—	—	—	(344,834)	(344,834)
Issuance of shares, net of costs [note 12]	2,436,207	3,817,067	1,218,100	471,828	—	—	4,288,895
Share-based compensation [note 12]	—	—	—	—	120,820	—	120,820
Net loss and comprehensive loss for the period	—	—	—	—	—	(5,368,236)	(5,368,236)
Balance, March 31, 2019	35,707,857	11,872,370	1,218,100	471,828	381,610	(14,063,429)	(1,337,621)

Balance, December 31, 2019	37,447,622	14,345,721	2,217,161	823,778	642,407	(26,196,928)	(10,904,071)
Share-based compensation [note 12]	—	—	—	—	134,867	—	134,867
Net loss and comprehensive loss for the year	—	—	—	—	—	(1,480,951)	(1,480,951)
Balance, March 31, 2020	37,447,622	14,345,721	2,217,161	823,778	777,274	(28,196,928)	(12,250,155)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Ample Organics Inc.

Interim condensed consolidated statements of cash flows

[Expressed in Canadian dollars]

[unaudited]

Three months ended March 31,

	2020 CAD$	2019 CAD$
Operating activities
Net loss for the year	(1,480,951)	(5,368,236)
Add items not involving cash
Depreciation and amortization [notes 5,6,7]	260,581	246,097
Share-based compensation [note 12]	134,867	120,820
Loss on fair value of preferred share liabilities [note 11]	—	1,816,139
Finance costs	242,668	61,358
Deferred income tax recovery	(21,984)	(25,367)
Impairment of financial asset	—	—
Loss on sale of fixed assets	—	161
	(864,819)	(3,149,028)
Net changes in non-cash working capital balances related to operations
Trade and other receivables	(3,448)	59,985
Inventories	12,627	12,952
Prepaid expenses	100,987	(6,773)
Trade and other payables	113,986	143,688
Deferred revenue	6,143	130,093
Cash used in operating activities	(634,524)	(2,809,083)

Investing activities
Disposal of property and equipment [note 5]	—	1,075
Purchase of property and equipment [note 5]	—	(98,802)
Cash used in investing activities	—	(97,727)

Financing activities
Proceeds from issuance of shares and warrants, net of costs [note 12]	—	4,288,895
Repayment of short-term debt [note 10]	—	(3,601,786)
Proceeds from issuance of short-term debt, net of costs [note 10]	929,473	2,000,000
Payments for lease obligations	(136,989)	(136,206)
Cash provided by financing activities	792,484	2,550,903

Net increase (decrease) in cash during the period	157,960	(355,907)
Cash, beginning of the period	986,874	1,062,209
Cash, end of the period	1,144,834	706,302

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

1. Nature of business and going concern uncertainty

Nature of business

Ample Organics Inc. [the “Company” or “Ample Organics”] is Canada’s leading cannabis software company. The software is built for compliance with the Access to Cannabis for Medical Purposes Regulations [“ACMPR”], which tracks everything from seed to sale of cannabis and beyond. Ample Organics’ platform allows customers to run their licensed facilities from end-to-end while meeting the record keeping and traceability requirements of ACMPR.

The Company was incorporated on August 1, 2014. The Company’s head office is located at 629 Eastern Ave, Building B, Toronto, Ontario M4M 1E3.

Going concern uncertainty

The preparation of these unaudited interim condensed consolidated financial statements requires management to make judgments regarding the Company’s ability to continue as a going concern. Management has determined that as at March 31, 2020, it does not have adequate working capital for the coming year based on current capital resources. The Company has incurred a total comprehensive loss of CAD$1,480,951 for the three-month period ended March 31, 2020, an accumulated deficit of CAD$28,196,928 and, as of March 31, 2020, the Company’s current liabilities exceeded current assets by CAD$5,367,250. These events or conditions indicate that a material uncertainty exists that raises substantial doubt about the Company’s ability to continue as a going concern and therefore, that it may be unable to realize its assets or discharge its liabilities in the normal course of business. The Company believes it will be able to complete a transaction that will provide the consolidated entity with sufficient funding to meet its expenditure commitments and support its planned level of spending, and therefore it is appropriate to prepare the unaudited interim condensed consolidated financial statements on a going concern basis.

2. Basis of presentation

These unaudited interim condensed consolidated financial statements [“financial statements”] were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2019. These financial statements have been prepared in compliance with IAS 34 – Interim Financial Reporting. Accordingly, certain disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board have been omitted or condensed. These interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December31, 2019.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on June 11, 2020.

COVID-19

During the three-month period ended March 31, 2020, the outbreak of the recent novel coronavirus [“COVID-19”] has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused disruption to certain businesses globally; as a result, there could be a possibility of recession in the near future. While the impact of COVID-19 on the Company has been minimal to date, there is uncertainty around its duration and future business conditions. If the outbreak were to cause disruption to the Company’s supply chain or its service capabilities in the future, it would have a negative impact on revenue, which could be material. In addition, any material negative impact on revenue would impact profitability, as well as liquidity and capital resources.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

3. Summary of Significant accounting policies

The preparation of these unaudited interim condensed consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities and reported amounts of revenues and expenses during the period. These estimates and assumptions are based on historical experience, expectations of the future, and other relevant factors and are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. Actual results may differ from these estimates.

In preparing these unaudited interim condensed consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of uncertainty are the same as those applied and described in the Company’s audited annual consolidated financial statements for the fiscal year ended December 31, 2019.

4. Trade and other receivables

The Company’s trade and other receivables include the following:

	March 31, 2020 CAD$	December 31, 2019 CAD$
Trade receivable, net of allowance of CAD$13,667 [2019 – CAD$70,953]	924,155	920,707
Investment tax credit receivable	629,003	629,003
	1,553,158	1,549,710

5. Property and equipment

	Leasehold improvements CAD$	Furniture and equipment CAD$	Computer hardware CAD$	Total CAD$
Cost
As at December 31, 2018	1,315,090	203,919	317,707	1,836,716
Impact of IFRS 16 adoption	383,294	—	—	383,294
Additions	100,167	17,183	31,143	148,493
Disposals	—	—	(2,232)	(2,232)
As at December 31, 2019	1,798,551	221,102	346,618	2,366,271
As at March 31, 2020	1,798,551	221,102	346,618	2,366,271

Accumulated depreciation
As at December 31, 2018	44,334	32,854	86,542	163,730
Depreciation	63,630	42,822	113,220	219,672
Disposals	—	—	(996)	(996)
As at December 31, 2019	107,964	75,676	198,766	382,406
Depreciation	47,843	10,879	28,605	87,327
As at March 31, 2020	155,807	86,555	227,371	469,733

Net book value

As at December 31, 2019	1,690,587	145,426	147,852	1,983,865
As at March 31, 2020	1,642,744	134,547	119,247	1,896,538

For the three-month period ended March 31, 2020, a depreciation expense of CAD$87,327 [2019 – CAD$44,329] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the property and equipment.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

6. Right-of-use assets

The Company has lease contracts for office space, vehicles and equipment with remaining terms up to eight years in length. The following is a summary of the changes in the Company’s right-of-use assets during the year:

CAD$
As at January 1, 2019	3,034,001
Depreciation	(376,881)
As at December 31, 2019	2,657,120
Depreciation	(90,294)
As at March 31, 2020	2,566,826

For the three-month period ended March 31, 2020, depreciation expense of CAD$90,294 [2019 – CAD$93,531] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the right of use assets.

7. Goodwill and other intangible assets

The Company’s intangible assets comprise customer relationships and technology, both of which are being amortized over their useful lives of five years.

	2020 CAD$	2019 CAD$
Goodwill	4,542,224	4,542,224
Intangible assets	1,231,637	1,314,597
	5,773,861	5,856,821

Intangible assets	CAD$
Cost
As at December 31, 2018	1,659,200
As at March 31, 2020 and December 31, 2019	1,659,200

Accumulated amortization
As at December 31, 2018	12,763
Amortization	331,840
As at December 31, 2019	344,603
Amortization	82,960
As at March 31, 2020	427,563

Net book value
As at December 31, 2019	1,314,597
As at March 31, 2020	1,231,637

For the three-month period year ended March 31, 2020, amortization expense of CAD$82,960 [2019 – CAD$82,960] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the intangible assets.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

8. Trade and other payables

The Company’s trade and other payables include the following:

	March 31, 2020 CAD$	December 31, 2019 CAD$
Trade payables	1,410,004	1,316,653
Sales tax payable	88,072	106,706
	1,498,076	1,423,359

9. Lease liabilities

The following is a summary of the changes in the Company’s lease liabilities during the period:

CAD$
As at January 1, 2019	3,964,299
Interest accretion	237,977
Lease repayments	(544,822)
As at December 31, 2019	3,657,454
Interest accretion	56,545
Lease repayments	(136,989)
As at March 31, 2020	3,577,010
Current	541,368
Non-current	3,035,642

For the three-month period ended March 31, 2020, interest expense of CAD$56,545 [2019 – CAD$61,356] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the lease liability.

10. Short-term debt

	March 31, 2020 CAD$	December 31, 2019 CAD$
Short-term debt due in September 2020	2,134,468	2,097,335
Short-term debt due in October 2020	3,644,964	2,648,854
	5,779,432	4,746,189

On February 15, 2019, in order to repay the promissory note for the acquisition of LCA, the Company entered into a CAD$2,000,000 loan bearing interest of 15% per annum, maturing in six months. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$87,165. Subsequent to initial recognition, the loan was carried at amortized cost. Financing costs of CAD$87,165 related to this loan were recorded in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2019.

On September 25, 2019, the loan was amended to extend the maturity date to September25, 2020 and the interest rate to 12% per annum. In addition, 600,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [note 11]. On entering into the amended loan, the Company completed an assessment that showed that the present value of the cash flows under the amended loan facility, including the financing costs and cost of warrants issued, differed more than 10% from the present value of the remaining cash flows of the loan. The amendment was treated as an extinguishment of the original loan and the establishment of a new loan at its fair value plus transaction costs of CAD$211,567 directly attributable to its issuance. A loss on extinguishment of CAD$1,001,928 was recorded within finance costs related to the amendment. In December 2019, upon announcement of the Akerna Transaction [note 11], the carrying value of the amended loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

10. Short-term debt (cont.)

On October 1, 2019, the Company entered into a CAD$2,500,000 loan bearing interest of 12% per annum maturing on October 1, 2020. In addition, 204,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [note 11]. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$246,368. Subsequent to initial recognition, the loan was carried at amortized cost. In December 2019, upon announcement of the Akerna Transaction [see note 11], the carrying value of the loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

On March 9, 2020, the Company drew down on a supplemental advance of CAD$1,000,000 from the October loan bearing interest of 14% per annum and maturing on October 1, 2020. In addition, 81,600 Class A-3 Preferred Shares warrants of the Company were issued to the lender [note 11]. The Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$170,527.

For the three-month period ended March 31, 2020, interest expense of CAD$252,296 [2019 – CAD$50,240] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the short-term debt.

At March 31, 2020, the Company was in breach of the covenants for its short-term debt. No waivers were obtained by the Company for these covenant breaches.

11. Preferred share liabilities

The following is a summary of the changes in the Company’s preferred liabilities:

	March 31, 2020 CAD$	December 31, 2019 CAD$
Opening balance	13,636,522	5,234,811
Additions	121,582	1,089,073
Change in fair value of preferred share liabilities	—	7,312,638
Ending balance	13,758,104	13,636,522

In June 2018, the Company issued 3,000,000 preferred share units at CAD$1.50 per unit, consisting of 3,000,000 Class A-1 Preferred Shares and 1,500,000 warrants convertible into Class A-2 Preferred Shares at an exercise price of CAD$2.25 per share for gross proceeds of CAD$4,500,000. As the Class A-1 Preferred Shares and Class A-2 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities. The net proceeds were allocated to the preferred shares and warrants based on the relative fair value of each instrument.

In October 2019, the Company issued 804,000 warrants convertible into Class A-3 Preferred Shares at an exercise price of CAD$1.20 to lenders in connection with loans received [note 10]. As the Class A-3 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

11. Preferred share liabilities (cont.)

In March 2020, the Company issued 81,600 warrants convertible into Class A-3 Preferred Shares at an exercise price of CAD$1.20 to lenders in connection with loans received [note 10].

The Company determined that each of the Company’s Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares [collectively the “Class A Preferred Shares”] and warrants that are convertible into Class A Preferred Shares, did not meet the IFRS definition of equity due to the variability of the conversion price. Accordingly, the Class A Preferred Shares and the related warrants are treated as financial liabilities measured at fair value through profit or loss.

In determining the fair values of the warrants issued, the Company used the Black-Scholes pricing model applying the following inputs:

	2020		2019
Risk-free interest rate		0.52%		1.47%
Term [years]		3		3
Estimated volatility		70%		70%
Warrant value	CAD$	2.08	CAD$	1.40
Share price	CAD$	3.00	CAD$	2.22
Exercise price	CAD$	1.20	CAD$	1.20

In December 2019, 1,500,000 warrants convertible into Class A-2 Preferred Shares were converted into 777,637 Class A-2 Preferred Shares and 492,000 warrants convertible into Class A-3 Preferred Shares were converted into 283,721 Class A-3 Preferred Shares.

For the three-month period year ended March 31, 2020, a CAD$nil change on fair value of preferred share liabilities [2019 – CAD$1,816,139 loss] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss.

12. Share capital

[a] Authorized

The authorized share capital of the Company consists of an unlimited number of common shares and 5,304,000 Class A Preferred Shares, issuable in series, of which 3,000,000 are designated as Class A-1 Preferred Shares, 1,500,000 are designated as Class A-2 Preferred Shares and 804,000 are designated as Class A-3 Preferred Shares.

Class A Preferred Shares are convertible, at the option of the holder, into a number of fully paid and non-assessable common shares as determined by dividing the original issue price of the series of Class A Preferred Shares by the then effective conversion price and adjustments to the conversion price in the event the Company issues additional common shares and amounts less than the original conversion price. The conversion and original issue price is CAD$1.50 for Class A-1 Preferred Shares, CAD$2.25 for Class A-2 Preferred Shares, and CAD$1.20 for Class A-3 Preferred Shares, subject to anti-dilution provisions. Preferred shares automatically convert to common shares upon: [i] an amalgamation, arrangement, consolidation, merger, reorganization or similar transaction of the Company, [ii] the sale, lease, transfer, exclusive license or disposition of substantially all of the Company’s assets, [iii] the closing of a public offering of the Company’s common shares provided the offering price per share is not less than CAD$4.50 and aggregate gross proceeds are greater than CAD$20,000,000, or [iv] the vote of the majority of holders of Class A Preferred Shares to convert.

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

12. Share capital (cont.)

[b] Issued and outstanding

On February 22, 2019, the Company issued 2,436,207 common share units at CAD$1.80 per unit, consisting of 2,436,207 common shares and 1,218,100 warrants convertible into common shares at an exercise price of CAD$2.70 until February 22, 2021. In connection with this transaction, the Company issued 27,698 broker warrants convertible into common shares at an exercise price of CAD$1.80 until February 22, 2021 and paid CAD$96,278 in transaction costs.

On April 25, 2019, the Company issued 1,358,052 common share units at CAD$1.80 per unit, consisting of 1,358,052 common shares and 679,024 warrants convertible into common shares at an exercise price of CAD$2.70 until April 25, 2021. In connection with this transaction, the Company issued 81,483 broker warrants convertible into common shares at an exercise price of CAD$1.80 until April 25, 2021 and paid CAD$246,389 in transaction costs.

On May 2, 2019, the Company issued 309,200 common share units at CAD$1.80 per unit, consisting of 309,200 common shares and 154,600 warrants convertible into common shares at an exercise price of CAD$2.70 until May 2, 2021. In connection with this transaction, the Company issued 20,000 advisory warrants convertible into common shares at an exercise price of CAD$1.80 until May 2, 2021 and paid CAD$29,944 in transaction costs.

On May 15, 2019, the Company issued 72,513 common share units at CAD$1.80 per unit, consisting of 72,513 common shares and 36,256 warrants convertible into common shares at an exercise price of CAD$2.70 until May 15, 2021. In connection with this transaction, the Company paid CAD$29,944 in transaction costs.

All of the warrants convertible to common shares for these transactions are convertible into common shares at a 1:1 ratio. The warrants were valued using the Black-Scholes pricing model with the following inputs:

2019
Risk-free interest rate	1.54% – 1.79%
Term [years]	2
Volatility	70%
Dividend yield	Nil
Warrant value	CAD$0.38 – CAD$0.57
Share price	CAD$1.61
Exercise price	CAD$1.80 – CAD$2.70

[c] Employee stock option plan

The Company has an Employee Stock Option Plan [the “Plan”] that is administered by the Board of Directors of the Company who establishes exercise prices, at not less than market price at the date of grant, and expiry dates, which have been set at ten years from issuance. Options under the Plan remain exercisable in increments with 1/4 being exercisable on each of the first and second anniversary and 2/4 being exercisable on the third anniversary from the date of grant, except as otherwise approved by the Board of Directors. The maximum number of common shares reserved for issuance for options that may be granted under the Plan is 10% of the common shares outstanding, which amounts to 3,744,762 at March 31, 2020 [2019 – 3,744,762].

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

12. Share capital (cont.)

The following is a summary of the changes in the Company’s stock options:

	Number of options #	Weighted average exercise price CAD$
Outstanding as at December 31, 2018	1,070,500	1.50
Granted	888,500	1.80
Forfeited	(915,188)	1.60
Expired	(25,312)	1.50
Outstanding as at December 31, 2019	1,018,500	1.67
Forfeited	(37,500)	1.50
Expired	(31,250)	1.50
Outstanding as at March 31, 2020	949,750	1.68

For the three-month period ended March 31, 2020, the Company recorded CAD$134,867 [2019 – CAD$120,820] in share-based compensation expense related to options, which are measured at the fair value at the date of grant and expensed over the option’s vesting period.

In determining the amount of share-based compensation, the Company used the Black-Scholes option pricing model to establish the fair value of options granted by applying the following assumptions:

	2019
Grant date share price	CAD$	1.61
Exercise price	CAD$	1.80
Expected dividend yield		—
Risk free interest rate		1.49% – 1.76%
Expected life		10 years
Expected volatility		70%

Expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

The following table is a summary of the Company’s share options outstanding as at March 31, 2020:

	Options outstanding		Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	376,750	9.85	1.50	94,188
1.80	573,000	8.41	1.80	54,750
1.68	949,750	8.98	1.61	148,938

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

March 31, 2020 and 2019

12. Share capital (cont.)

The following table is a summary of the Company’s share options outstanding as at March 31, 2019:

	Options outstanding		Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	944,500	4.40	1.50	—
1.80	276,500	7.88	1.80	—
1.57	1,221,000	5.19	—	—

13. Disaggregated revenue

The Company derives its revenues from two main sources, software-as-a-service application [“SaaS”], and professional services revenue, which includes services such system integration and training, and process-change analysis. Subscription revenue related to the provision of SaaS is recognized ratably over the contract term as the service is delivered. Professional services revenue is recognized as services are rendered. Other revenue relates mainly to sale of hardware.

The following table represents disaggregation of revenue for the three-month period ended March 31, 2020 and 2019:

	2020 CAD$	2019 CAD$
Subscription revenues	1,447,671	911,039
Professional services	198,432	203,965
Other	198,623	600,979
Total	1,874,726	1,715,983

14. Expenses by nature

Components of general and administrative expenses, sales and marketing and research and development expenses for the three-month period ended March 31, 2020 and 2019 were as follows:

	2020 CAD$	2019 CAD$
Salaries and wages	1,364,120	1,850,419
Professional fees [include outsourced software development]	479,377	1,760,466
Other	121,409	118,411
	1,964,906	3,729,296

15. Commitments and contingencies

In the ordinary course of business, from time to time, the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

Report of independent auditor

To the Board of Directors of Ample Organics Inc.

We have audited the accompanying consolidated financial statements of Ample Organics Inc. [the “Company”], which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes to the financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards [“IFRS”], this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ample Organics Inc. at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 in conformity with IFRS.

The Company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Toronto, Ontario

June11, 2020

Ample Organics Inc.

Consolidated statements of financial position

[Expressed in Canadian dollars]

As at December 31

	2019 CAD$	2018 CAD$
Assets
Current
Cash	986,874	1,062,209
Trade and other receivables [note 4]	1,549,710	1,630,439
Inventories	39,437	210,507
Prepaid expenses	329,791	385,054
Total current assets	2,905,812	3,288,209
Property and equipment, net [note 5]	1,983,865	1,672,986
Right of use assets, net [note 6]	2,657,120	—
Other financial assets	—	25,000
Goodwill and other intangible assets [note 7]	5,856,821	6,188,661
	13,403,618	11,174,856
Liabilities
Current
Trade and other payables [note 8]	1,423,359	1,200,860
Deferred revenue	495,797	731,977
Lease liabilities [note 9]	544,226	—
Short-term debt [note 10]	4,746,189	3,601,786
Total current liabilities	7,209,571	5,534,623
Lease liabilities [note 9]	3,113,228	—
Preferred share liabilities [note 11]	13,636,522	5,234,811
Deferred tax liability [note 13]	348,368	439,688
Total liabilities	24,307,689	11,209,122
Shareholders’ deficiency
Share capital [note 12]	14,345,721	8,055,303
Warrants [note 12]	823,778	—
Contributed surplus	642,407	260,790
Deficit	(26,715,977)	(8,350,359)
Total shareholders’ deficiency	(10,904,071)	(34,266)
	13,403,618	11,174,856

Commitments and contingencies [note 16]

Subsequent events [note 21]

The accompanying notes are an integral part of these consolidated financial statements

On behalf of the Board:

/s/ John Prentice	/s/ Cal Miller
Director	Director

Ample Organics Inc.

Consolidated statements of loss and comprehensive loss

[Expressed in Canadian dollars]

Years ended December 31

	2019 CAD$	2018 CAD$
Revenue [note 14]	7,420,199	6,436,876
Cost of sales	4,363,863	3,291,566
Gross profit	3,056,336	3,145,310
General and administrative expenses [note 15]	3,520,720	2,283,351
Sales and marketing [note 15]	2,079,045	1,616,103
Research and development [note 15]	4,777,996	4,737,175
Share-based compensation [note 12]	381,617	260,790
Depreciation and amortization [notes 5,6,7]	928,393	162,853
Finance costs [note 10]	2,143,031	5,409
Loss on fair value of preferred share liabilities [note 11]	7,312,638	776,000
Other expense	25,000	—
Loss before income taxes	(18,112,104)	(6,696,371)
Deferred income tax recovery [note 13]	91,320	—
Net loss and comprehensive loss for the year	(18,020,784)	(6,696,371)

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Consolidated statements of changes in shareholders’ deficiency

[Expressed in Canadian dollars]

	Common Shares		Warrants		Contributed Surplus	Deficit	Total
	#	CAD$	#	CAD$	CAD$	CAD$	CAD$
Balance, December 31, 2017	29,969,426	2,975,522	—	—	—	(1,653,988)	1,321,534
Issuance of shares, net of costs [note 12]	3,302,224	5,079,781	—	—	—	—	5,079,781
Share-based compensation [note 12]	—	—	—	—	260,790	—	260,790
Net loss and comprehensive loss for the year	—	—	—	—	—	(6,696,371)	(6,696,371)
Balance, December 31, 2018	33,271,650	8,055,303	—	—	260,790	(8,350,359)	(34,266)
Impact of IFRS 16 adoption [note 3]	—	—	—	—	—	(344,834)	(344,834)
Issuances of shares and warrants, net of costs [note 12]	4,175,972	6,290,418	2,217,161	823,778	—	—	7,114,196
Share-based compensation [note 12]	—	—	—	—	381,617	—	381,617
Net loss and comprehensive loss for the year	—	—	—	—	—	(18,020,784)	(18,020,784)
Balance, December 31, 2019	37,447,622	14,345,721	2,217,161	823,778	642,407	(26,715,977)	(10,904,071)

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Consolidated statements of cash flows

[Expressed in Canadian dollars]

Year ended December 31

	2019 CAD$	2018 CAD$
Operating activities
Net loss for the year	(18,020,784)	(6,696,371)
Add items not involving cash
Depreciation and amortization [notes 5,6,7]	928,393	162,853
Share-based compensation [note 12]	381,617	260,790
Loss on fair value of preferred share liabilities [note 11]	7,312,638	776,000
Finance costs	1,792,435	—
Deferred income tax recovery	(91,320)	—
Impairment of financial asset	25,000	—
Loss on sale of fixed assets	161	1,070
	(7,671,860)	(5,495,658)
Net changes in non-cash working capital balances related to operations
Trade and other receivables	282,899	(1,180,641)
Inventories	171,070	(161,945)
Prepaid expenses	55,263	(157,854)
Trade and other payables	222,497	468,942
Deferred revenue	(236,180)	25,269
Cash used in operating activities	(7,176,311)	(6,501,887)

Investing activities
Acquisition	—	(3,525,627)
Disposal of property and equipment [note 5]	1,075	8,988
Purchase of property and equipment [note 5]	(148,493)	(981,901)
Cash used in investing activities	(147,418)	(4,498,540)

Financing activities
Proceeds from issuance of shares and warrants, net of costs [note 12]	7,114,196	7,303,283
Repayment of short-term debt [note 10]	(5,601,786)	—
Proceeds from issuance of short-term debt, net of costs [note 10]	6,280,806	3,601,786
Payments for lease obligations	(544,822)	—
Cash provided by financing activities	7,248,394	10,905,069

Net decrease in cash during the year	(75,335)	(95,358)
Cash, beginning of the year	1,062,209	1,157,567
Cash, end of the year	986,874	1,062,209

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

1. Nature of business and going concern uncertainty

Nature of business

Ample Organics Inc. [the “Company” or “Ample Organics”] is Canada’s leading cannabis software company. The software is built for compliance with the Access to Cannabis for Medical Purposes Regulations [“ACMPR”], which tracks everything from seed to sale of cannabis and beyond. Ample Organics’ platform allows customers to run their licensed facilities from end-to-end while meeting the record keeping and traceability requirements of ACMPR.

The Company was incorporated on August 1, 2014. The Company’s head office is located at 629 Eastern Ave, Building B, Toronto, Ontario M4M 1E3.

Going concern uncertainty

The preparation of these consolidated financial statements requires management to make judgments regarding the Company’s ability to continue as a going concern. Management has determined that as at December 31, 2019, it does not have adequate working capital for the coming year based on current capital resources. The Company has incurred a total comprehensive loss of CAD$18,020,784 for the year ended December31, 2019, an accumulated deficit of CAD$26,715,977 and, as of December 31, 2019, the Company’s current liabilities exceeded current assets by CAD$4,303,759. These events or conditions indicate that a material uncertainty exists that raise substantial doubt about the Company’s ability to continue as a going concern and therefore, that it may be unable to realize its assets or discharge its liabilities in the normal course of business. The Company believes it will be able to complete a transaction that will provide the Company with sufficient funding to meet its expenditure commitments and support its planned level of spending, and therefore it is appropriate to prepare the consolidated financial statements on a going concern basis.

2. Basis of presentation

[a] Statement of compliance

These consolidated financial statements [the “financial statements”] have been prepared by management on a going concern basis in accordance with generally accepted accounting principles in Canada for publicly accountable enterprises, as set out in the CPA Canada Handbook — Accounting, which incorporates International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board [“IASB”]. The policies set out below have been consistently applied to all periods presented unless otherwise noted.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on June 11, 2020.

[b] Basis of measurement

These financial statements have been prepared on a historical cost basis. Historical costs are generally based upon the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment [“IFRS 2”] and measurements that have some similarities to fair value, but are not fair value, such as value in use in IAS 36 Impairment of Assets.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

2. Basis of presentation (cont.)

[c] Basis of presentation

These financial statements comprise the accounts of the Company, and its wholly owned legal subsidiary, Last Call Analytics Inc. [“LCA”] and Ample Organics Australia PTY LTD, after the elimination of all intercompany balances and transactions.

Subsidiary

The subsidiary is an entity over which the Company has exposure to variable returns from its involvement and has the ability to use power over the investee to affect its returns. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. The subsidiary is fully consolidated from the date on which control is transferred to the Company until the date on which control ceases. The accounts of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains or losses on transactions are eliminated upon consolidation.

[d] Functional currency and presentation currency

These financial statements are presented in Canadian dollars, which is the Company’s functional currency.

[e] Use of estimates and judgments

The preparation of these financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that reporting period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgments, apart from those involving estimations, that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the financial statements:

[i] Revenue recognition

Multi-element or bundled contracts require an estimate of the relative stand-alone selling prices of separate elements. The Company assesses the criteria for the recognition of revenue related to arrangements that have multiple components. These assessments require judgment by management to determine if there are separately identifiable components as well as how to allocate the total price among the components. Deliverables are accounted for as separately identifiable components. In concluding whether components are separately identifiable, management considers the transaction from the customer’s perspective. Among other factors, management assesses whether the service or product is sold separately by the Company in the normal course of business or whether the customer could purchase the service or product separately.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

2. Basis of presentation (cont.)

[ii] Estimated useful lives, residual values and depreciation of property and equipment

Depreciation of property and equipment are dependent upon estimates of useful lives and residual values, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

[iii] Estimated useful lives and amortization of intangible assets

The Company employs significant estimates to determine the estimated useful lives of intangible assets, considering technology trends, contractual rights, past experience, expected use and review of asset useful lives. The Company reviews amortization methods and useful lives annually or when circumstances change and adjusts its amortization methods and assumptions prospectively.

[iv] Valuation of share-based payments, warrants and Class A-3 Preferred Shares

Management measures the fair value for share-based payments, warrants and Class A-3 Preferred Shares using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate and the rate of forfeiture. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based payments, warrants and Class A-3 preferred shares.

3. Significant accounting policies

[a] Cash

Cash includes cash deposits in financial institutions.

[b] Foreign currency translation

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the foreign exchange rate applicable at that period-end date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Expenses are translated at the exchange rates that approximate those in effect on the date of the transaction. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of loss and comprehensive loss.

[c] Business combinations

Business combinations are accounted for using the acquisition method. In applying the acquisition method, the Company separately measures at their acquisition-date fair values, the identifiable assets acquired, the liabilities assumed, and goodwill acquired and any non-controlling interest in the acquired entity. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition costs in connection with a business combination are expensed as incurred.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Goodwill is measured as the excess of the fair value of the consideration transferred, less any non-controlling interest in the entity being acquired at the proportionate share of the recognized net identifiable assets acquired. Goodwill acquired through a business combination is allocated to each cash-generating unit [“CGU”] or group of CGUs that are expected to benefit from the related business combination. A group of CGUs represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which is not higher than an operating segment. Goodwill is tested for impairment annually or more frequently if certain indicators arise that indicate they are impaired.

[d] Inventories

Inventories are measured at the lower of cost and net realizable value. The costs of inventories are determined on a weighted average cost basis. Net realizable value represents the estimated selling price for inventories less estimated costs necessary to make the sale.

The cost of inventories, which consists of computer equipment, comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. The cost of purchase comprises the purchase price, non-recoverable taxes, transport, handling, and other costs directly attributable to the acquisition of goods.

Inventory allowances are recorded in the period in which management determines the inventory to be obsolete.

[e] Revenue from contracts with customers

Revenue is recognized upon transfer of control of the promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. Performance obligations related to a contract are satisfied through the transfer of a promised good or service [i.e., an asset] to a customer, either over time or at a point in time. An asset is transferred when [or as] the customer obtains control of that asset, which refers to the ability to use and obtain substantially all of the remaining benefits from the asset, such as by:

[i] using the asset to produce goods or provide services [including public services];

[ii] using the asset to enhance the value of other assets;

[iii] using the asset to settle liabilities or reduce expenses;

[iv] selling or exchanging the asset;

[v] pledging the asset to secure a loan; and

[vi] holding the asset.

Payment terms are typically 30 days with a CAD$20,000 credit limit on services. Deferred revenue, classified as contract liabilities under International Financial Reporting Standards [“IFRS”]15, relates to payments received in advance of performance under contracts with customers. Contract liabilities are recognized as [or when] the Company satisfies its performance obligation under the contracts.

Software licenses and services

The Company provides software licenses for contract terms of generally one year, along with implementation [professional] services to provide support and training for customers. These are considered to be one performance obligation under IFRS 15 and are satisfied over the contract term. Revenue is recognized ratably on the basis of time remaining from the start of the contract to its conclusion, on a contract-by-contract basis.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

The first three months of a contract are typically pre-billed upon scheduling of an onsite implementation date, resulting in contract liabilities. The remaining payments under the contract are billed on a monthly basis, subsequent to revenue recognition and resulting in contract assets.

Hardware and third — party licenses

The Company provides its software pre-installed and configured on its own dedicated device/hardware and can also install third-party licenses necessary for the operation of the hardware network. These are considered distinct, separate performance obligations under IFRS15, and are satisfied at a point in time once the setup is complete. Hardware purchases by new customers must be paid for upfront prior to installation, resulting in contract liabilities until the setup is complete. Hardware purchases by existing customers are billed once the devices have been shipped and configured, resulting in contract assets.

The Company measures revenue at the fair value of consideration received or receivable, taking into account any contractually defined terms for volume discounts or refunds. As contracts are generally one year in length, performance obligations related to existing contract liabilities are expected to be satisfied by the end of the next fiscal year-end.

[f] Property and equipment

The Company’s property and equipment are measured at cost less accumulated depreciation and impairment losses.

The cost of an item of property and equipment includes expenditures that are directly attributable to the acquisition or construction of the asset.

Depreciation is recorded over the estimated useful lives as outlined below:

Computer hardware	3 – 5 years
Furniture and equipment	3 – 5 years
Leasehold improvements	Lesser of useful life or term of lease

The Company assesses an asset’s residual value, useful life and depreciation method on a regular basis and if any events have indicated a change and makes adjustments if appropriate.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are recognized in the consolidated statement of loss and comprehensive loss.

[g] Intangible assets

The Company’s intangible assets relate to customer relationships and technology. The cost of an intangible asset acquired in a business combination is its fair value at the acquisition date.

Research costs are expensed as incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with a finite life are amortized over the estimated useful life. Intangible assets are amortized on a straight-line basis as follows:

Customer relationships	5 years
Technology	5 years

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.

[h] Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed for impairment as at each consolidated statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value, less cost to sell, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in profit or loss by the amount by which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

[i] Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected to apply the practical expedient to account for each lease component and any non-lease components as a single lease component. The Company has also elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12months or less and leases of low-value assets.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

[j] Share-based compensation

The Company grants stock options to certain employees. When stock options are exercised, the Company issues new common shares. The consideration received on the exercise of stock options is credited to share capital at the time of exercise. The Company’s stock option compensation plan is described in note 12[c]. Stock options generally vest over three years in a tiered manner and expire after ten years. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period on a straight-line basis based on the number of awards expected to vest, with a corresponding credit to contributed surplus. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately. The stock options recognized is also determined based on management’s grant date estimate of the forfeitures that are expected to occur over the life of the stock options. The number of stock options that actually vest could differ from the estimated number of awards expected to vest and any differences between the actual and estimated forfeitures are recognized prospectively as they occur.

[k] Income taxes

The income taxes currently payable is based on taxable profit for the year. Taxable profit differs from “income before income taxes” as reported in the consolidated statement of loss and comprehensive loss because of items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s current income taxes are calculated using tax rates that have been enacted or substantively enacted by the end of the year.

Deferred income taxes are recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred income tax liabilities are generally recognized for all taxable temporary differences. Deferred income tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred income tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition [other than in a business combination] of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred income tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred income tax assets is reviewed at the end of each year and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred income tax liabilities and assets are measured at the tax rates that are expected to apply in the year in which the liability is settled or the asset realized, based on tax rates [and tax laws] that have been enacted or substantively enacted by the end of the year.

The measurement of deferred income tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the year, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred income taxes are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive loss or directly in equity, in which case the current and deferred income taxes are also recognized in other comprehensive loss or directly in equity, respectively. Where current income taxes or deferred income taxes arise from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

[l] Government assistance

Government assistance, which mainly consists of refundable investment tax credits for research and development expenses, is recognized when there is reasonable assurance that the government assistance will be received and all attached conditions will be complied with. When the government assistance relates to an expense item, it is recognized as a reduction in the related expense on a systematic basis over the period necessary to match the government assistance to the costs it is intended to subsidize.

[m] Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities [other than financial assets and financial liabilities at fair value through profit or loss] are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

The Company initially recognizes financial assets at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial assets on initial recognition and subsequent measurement as amortized cost, fair value through other comprehensive income [“FVTOCI”], or fair value through profit or loss [“FVTPL”].

Financial assets are subsequently measured at amortized cost if both the following conditions are met and they are not designated as FVTPL:

●	the financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

●	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest method and are subject to impairment. Gains and losses are recognized in the statement of loss and comprehensive loss when the asset is derecognized, modified or impaired.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Financial liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial liabilities as either financial liabilities at amortized cost or FVTPL on initial recognition and subsequent measurement. Financial liabilities are classified as FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) it is designated as FVTPL.

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as FVTPL are subsequently measured at amortized cost using the effective interest rate method. Interest paid from these financial liabilities is included in finance costs using the effective interest rate method.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Financial liabilities and equity instruments

[i] Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

[ii] Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Classification of financial instruments

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics, and management intent as outlined below:

Cash	Fair value through profit and loss
Trade and other receivables	Amortized cost
Other financial assets	Fair value through profit and loss
Trade and other payables	Amortized cost
Short-term debt	Amortized cost
Preferred share liabilities	Fair value through profit and loss
Warrant liabilities	Fair value through profit and loss

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Impairment of financial assets

As the Company’s financial assets are substantially made up of trade receivables, which are measured at amortized cost, the Company has elected to apply the simplified approach for measuring the loss allowance at an amount equal to lifetime expected credit losses [“ECL”]. The Company recognizes lifetime expected losses on initial recognition through both the analysis of historical defaults and a reassessment of counterparty credit risk in revenue contracts on an annual basis. An impairment loss is reversed in subsequent periods if the amount of the expected loss decreases and the decrease can be objectively related to an event occurring after the initial impairment was recognized.

Preferred share liabilities

The preferred share and the warrants issued in 2018 met the definition of financial liabilities subject to measurement at fair value at each reporting period-end with changes in fair value to be reflected in the Company’s consolidated statements of loss and comprehensive loss. The Company determined that the preferred share liabilities did not meet the IFRS definition of equity due to the variability of the conversion ratio to common shares.

The warrants are convertible into preferred shares which are a financial liability, therefore, the warrants are measured at financial liability through profit or loss.

[n] New standards adopted in the current period

The Company applied IFRS16, Leases and IFRIC Interpretation23, Uncertainty over Income Tax Treatments for the first-time effective January1, 2019. The nature and effect of the changes as a result of adoption of these new accounting standards are described below.

IFRS 16, Leases [“IFRS 16”]

IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognise most leases on the balance sheet.

The Company, as a lessee, has applied IFRS 16 using the modified retrospective approach and recognized right-of-use assets representing the rights to use the underlying assets, equal to the lease liabilities representing the obligation to make lease payments effective January1, 2019. In accordance with the practical expedients permitted under the standard, comparative information for 2018 has not been restated. In applying IFRS 16 for the first time, the Company used the following practical expedients permitted by the standard:

●	Reliance on previous assessments on whether leases are onerous

●	Use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease

●	Account for leases for which the lease term ends within 12months of the date of initial application as short-term leases

●	Record right-of-use assets based on the corresponding lease liability, with no net impact on deficit

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

As a result of the adoption of IFRS16, the Company recognized an increase to both assets and liabilities on the consolidated statement of financial position. The Company also recognized a decrease in general and administrative expenses for the removal of rent expense for operating leases partially offset by accretion of lease liabilities and an increase in depreciation and amortization related to the right-of-use assets in the consolidated statement of loss and comprehensive loss. The weighted average incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 6.5%. The following table illustrates the impact of IFRS 16 on the consolidated statements of financial position on the date of initial application using the modified retrospective approach resulting in the recognition of a right-of-use assets as if the standard had always been applied, representing the rights to use the underlying assets, a lease liabilities amount representing the future obligation associated with the underlying lease arrangement, resulting in a charge to deficit as at January 1, 2019:

	Balance at December 31, 2018	IFRS 16 adjustments	Balance at January 1, 2019
Assets
Current assets:
Trade and other receivables	1,630,439	202,170	1,832,609
Non-current assets:
Property and equipment, net	1,672,986	383,294	2,056,280
Right-of-use-assets, net	—	3,034,001	3,034,001
Liabilities
Current liabilities:
Lease liabilities	—	544,822	544,822
Non-current liabilities:
Lease liabilities	—	3,419,477	3,419,477
Shareholders’ equity
Deficit	(7,574,359)	(344,834)	(7,919,193)

The adjustments to trade and other receivables and property and equipment, net relate to tenant inducements.

[ii] IFRIC23, Uncertainty over Income Tax Treatment [“IFRIC 23”]

In June 2017, the IASB issued IFRIC23, which clarifies the accounting for uncertainties in income taxes. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019. The requirements are applied by recognizing the cumulative effect of initially applying them in retained earnings, or in other appropriate components of equity, at the start of the reporting period in which the Company first applies them, without adjusting comparative information. Full retrospective application is permitted, if the Company can do so without using hindsight. The Company has adopted the new Interpretation beginning January 1, 2019. The adoption of IFRIC 23 did not have any impact on the Company’s financial statements.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

4. Trade and other receivables

The Company’s trade and other receivables include the following:

	2019 CAD$	2018 CAD$
Trade receivable, net of allowance of CAD$70,953 [2018 – CAD$22,348]	920,707	1,533,285
Input tax receivable	—	97,154
Investment tax credit receivable	629,003	—
	1,549,710	1,630,439

5. Property and equipment

	Leasehold improvements CAD$	Furniture and equipment CAD$	Computer hardware CAD$	Total CAD$
Cost
As at December 31, 2017	665,466	85,292	115,241	865,999
Additions	649,624	119,172	213,105	981,901
Disposals	—	(545)	(10,639)	(11,184)
As at December 31, 2018	1,315,090	203,919	317,707	1,836,716
Impact of IFRS 16 adoption	383,294	—	—	383,294
Additions	100,167	17,183	31,143	148,493
Disposals	—	—	(2,232)	(2,232)
As at December 31, 2019	1,798,551	221,102	346,618	2,366,271
Accumulated depreciation
As at December 31, 2017	—	3,627	11,139	14,766
Depreciation	44,334	29,265	76,491	150,090
Disposals	—	(38)	(1,088)	(1,126)
As at December 31, 2018	44,334	32,854	86,542	163,730
Depreciation	63,630	42,822	113,220	219,672
Disposals	—	—	(996)	(996)
As at December 31, 2018	107,964	75,676	198,766	382,406
Net book value
As at December 31, 2018	1,270,756	171,065	231,165	1,672,986
As at December 31, 2019	1,690,587	145,426	147,852	1,983,865

6. Right-of-use assets

The Company has lease contracts for office space, vehicles and equipment with remaining terms up to eight years in length. The following is a summary of the changes in the Company’s right-of-use assets during the year:

CAD$
As at January 1, 2019	3,034,001
Depreciation	(376,881)
As at December 31, 2019	2,657,120

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

7. Goodwill and other intangible assets

The Company’s intangible assets consist of customer relationships and technology, both of which are being amortized over their useful lives of five years.

	2019 CAD$	2018 CAD$
Goodwill	4,542,224	4,542,224
Intangible assets	1,314,597	1,646,437
	5,856,821	6,188,661

Intangible assets	CAD$
Cost
As at December 31, 2018	1,659,200
As at December 31, 2019	1,659,200
Accumulated amortization
As at December 31, 2018	12,763
Amortization	331,840
As at December 31, 2019	344,603
Net book value
As at December 31, 2018	1,646,437
As at December 31, 2019	1,314,597

8. Trade and other payables

The Company’s trade and other payables include the following:

	2019 CAD$	2018 CAD$
Trade payables	1,316,653	1,190,701
Sales tax payable	106,706	10,159
	1,423,359	1,200,860

9. Lease liabilities

The Company has lease contracts for office space and equipment, which range from one and nine years.

The following is a summary of the changes in the Company’s lease liabilities during the period:

CAD$
As at January 1, 2019	3,964,299
Interest accretion	237,977
Lease repayments	(544,822)
As at December 31, 2019	3,657,454
Current	544,226
Non-current	3,113,228

Expenses incurred for the year ended December 31, 2019 relating to variable lease payments were CAD$157,553.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

10. Short-term debt

	2019 CAD$	2018 CAD$
Promissory note due in February 2019	—	3,601,786
Short-term debt due in September 2020	2,097,335	—
Short-term debt due in October 2020	2,648,854	—
	4,746,189	3,601,786

In December 2018, the Company obtained a promissory note in the amount of CAD$3,601,786 to finance its acquisition of LCA, payable in 60 days with no interest. In February 2019, the Company paid this note in full. Due to late payment, CAD$13,254 in interest was incurred and paid.

On February 15, 2019, in order to repay the promissory note for the acquisition of LCA, the Company entered into a CAD$2,000,000 loan bearing interest of 15% per annum, maturing in six months. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$87,165, which was recorded as finance costs in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2019. Subsequent to initial recognition, the loan was carried at amortized cost.

On September 25, 2019, the loan was amended to extend the maturity date to September 25, 2020 and the interest rate to 12% per annum. In addition, 600,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [see note 11]. On entering into the amended loan, the Company completed an assessment that showed that the present value of the cash flows under the amended loan facility, including the financing costs and cost of warrants issued, differed more than 10% from the present value of the remaining cash flows of the loan. The amendment was treated as an extinguishment of the original loan and the establishment of a new loan at its fair value plus transaction costs of CAD$211,567 directly attributable to its issuance. A loss on extinguishment of CAD$1,001,928 was recorded within finance costs related to the amendment. In December 2019, upon announcement of the Akerna Transaction [see note 11], the carrying value of the amended loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

On October 1, 2019, the Company entered into a CAD$2,500,000 loan bearing interest of 12% per annum maturing on October 1, 2020. In addition, 204,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [see note 11]. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$246,368. Subsequent to initial recognition, the loan was carried at amortized cost. In December 2019, upon announcement of the Akerna Transaction [see note 11], the carrying value of the loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

At December 31, 2019, the Company was in compliance with all covenants for its short-term debt. Subsequent to December 31, 2019, the Company was in breach of its covenants for its short-term debt.

11. Preferred share liabilities

The following is a summary of the changes in the Company’s preferred liabilities:

	2019 CAD$	2018 CAD$
As at January 1	5,234,811	—
Additions	1,089,073	4,458,811
Change in fair value of preferred share liabilities	7,312,638	776,000
As at December 31	13,636,522	5,234,811

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

11. Preferred share liabilities (cont.)

In June 2018, the Company issued 3,000,000 preferred share units at CAD$1.50 per unit, consisting of 3,000,000 Class A-1 Preferred Shares and 1,500,000 warrants convertible into Class A-2 Preferred Shares at an exercise price of CAD$2.25 per share for gross proceeds of CAD$4,500,000. As the Class A-1 Preferred Shares and Class A-2 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities. The net proceeds were allocated to the preferred shares and warrants based on the relative fair value of each instrument.

In October 2019, the Company issued 804,000 warrants convertible into Class A-3 Preferred Shares at an exercise price of CAD$1.20 to lenders in connection with loans received [see note 10].

The Company determined that each of the Company’s Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares [collectively the “Class A Preferred Shares”] and warrants that are convertible into Class A Preferred Shares, did not meet the IFRS definition of equity due to the variability of the conversion price. Accordingly, the Class A Preferred Shares and the related warrants are treated as financial liabilities measured at fair value through profit or loss. The fair values of the convertible notes are classified as Level 3 in the fair value hierarchy.

In determining the fair values of the warrants issued, the Company used the Black-Scholes pricing model applying the following inputs:

	2019		2018
Risk-free interest rate		1.47%		1.46%
Term [years]		3		3
Estimated volatility		70%		70%
Expected dividend yield		Nil		Nil
Warrant value	CAD$	1.40	CAD$	0.41
Share price	CAD$	2.22	CAD$	1.30
Exercise price	CAD$	1.20	CAD$	2.25

In December 2019, 1,500,000 warrants convertible into Class A-2 Preferred Shares were converted into 777,637 Class A-2 Preferred Shares and 492,000 warrants convertible into Class A-3 Preferred Shares were converted into 283,721 Class A-3 Preferred Shares.

For the year ended December 31, 2019, a CAD$7,312,638 loss on fair value of preferred share liabilities [2018 — CAD$776,000 loss] was recorded in the statement of loss and comprehensive loss.

12. Share capital

[a] Authorized

The authorized share capital of the Company consists of an unlimited number of common shares and 5,304,000 Class A Preferred Shares, issuable in series, of which 3,000,000 are designated as Class A-1 Preferred Shares, 1,500,000 are designated as Class A-2 Preferred Shares and 804,000 are designated as Class A-3 Preferred Shares.

Class A Preferred Shares are convertible, at the option of the holder, into a number of fully paid and non-assessable common shares as determined by dividing the original issue price of the series of Class A Preferred Shares by the then effective conversion price and adjustments to the conversion price in the event the Company issues additional common shares and amounts less than the original conversion price. The conversion and original issue price is

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

CAD$1.50 for Class A-1 Preferred Shares, CAD$2.25 for Class A-2 Preferred Shares, and CAD$1.20 for Class A-3 Preferred Shares, subject to anti-dilution provisions. Preferred shares automatically convert to common shares upon: (i) an amalgamation, arrangement, consolidation, merger, reorganization or similar transaction of the Company, (ii) the sale, lease, transfer, exclusive license or disposition of substantially all of the Company’s assets, (iii) the closing of a public offering of the Company’s common shares provided the offering price per share is not less than CAD$4.50 and aggregate gross proceeds are greater than CAD$20,000,000, or (iv) the vote of the majority of holders of Class A Preferred Shares to convert.

[b] Issued and outstanding

On February 22, 2019, the Company issued 2,436,207 common share units at CAD$1.80 per unit, consisting of 2,436,207 common shares and 1,218,100 warrants convertible into common shares at an exercise price of CAD$2.70 until February22, 2021. In connection with this transaction, the Company issued 27,698 broker warrants convertible into common shares at an exercise price of CAD$1.80 until February22, 2021 and paid CAD$96,278 in transaction costs.

On April 25, 2019, the Company issued 1,358,052 common share units at CAD$1.80 per unit, consisting of 1,358,052 common shares and 679,024 warrants convertible into common shares at an exercise price of CAD$2.70 until April 25, 2021. In connection with this transaction, the Company issued 81,483 broker warrants convertible into common shares at an exercise price of CAD$1.80 until April 25, 2021 and paid CAD$246,389 in transaction costs.

On May 2, 2019, the Company issued 309,200 common share units at CAD$1.80 per unit, consisting of 309,200 common shares and 154,600 warrants convertible into common shares at an exercise price of CAD$2.70 until May 2, 2021. In connection with this transaction, the Company issued 20,000 advisory warrants convertible into common shares at an exercise price of CAD$1.80 until May 2, 2021 and paid CAD$29,944 in transaction costs.

On May 15, 2019, the Company issued 72,513 common share units at CAD$1.80 per unit, consisting of 72,513 common shares and 36,256 warrants convertible into common shares at an exercise price of CAD$2.70 until May 15, 2021. In connection with this transaction, the Company paid CAD$29,944 in transaction costs.

All of the warrants convertible to common shares for these transactions are convertible into common shares at a 1:1 ratio. The warrants were valued using the Black-Scholes pricing model with the following inputs:

2019
Risk-free interest rate	1.54% – 1.79%
Term [years]	2
Volatility	70%
Dividend yield	Nil
Warrant value	CAD$0.38 – CAD$0.57
Share price	CAD$1.61
Exercise price	CAD$1.80 – CAD$2.70

[c] Employee stock option plan

The Company has an Employee Stock Option Plan [the “Plan”] that is administered by the Board of Directors of the Company who establishes exercise prices, at not less than market price at the date of grant, and expiry dates, which have been set at ten years from issuance. Options under the Plan remain exercisable in increments with 1/4 being exercisable on each of the first and second anniversary and 2/4 being exercisable on the third anniversary from the date of grant, except as otherwise approved by the Board of Directors. The maximum number of common shares reserved for issuance for options that may be granted under the Plan is 10% of the common shares outstanding, which amounts to 3,744,762 at December 31, 2019 [2018 — 3,327,165].

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

The following is a summary of the changes in the Company’s stock options:

	Number of options #	Weighted average exercise price CAD$
Outstanding as at December 31, 2017	—	—
Granted	1,180,500	1.50
Forfeited	(110,000)	1.50
Outstanding as at December 31, 2018	1,070,500	1.50
Granted	888,500	1.80
Forfeited	(915,188)	1.60
Expired	(25,312)	1.50
Outstanding as at December 31, 2019	1,018,500	1.67

The Company recorded CAD$381,617 [2018 — CAD$260,970] in share-based compensation expense related to options, which are measured at the fair value at the date of grant and expensed over the option’s vesting period.

In determining the amount of share-based compensation, the Company used the Black-Scholes option pricing model to establish the fair value of options granted during the years ended December 31, 2019 and 2018 by applying the following assumptions:

	2019		2018
Grant date share price	CAD$	1.61	CAD$	1.50
Exercise price	CAD$	1.80	CAD$	1.50
Expected dividend yield		—		—
Risk free interest rate		1.49% – 1.76%		1.46%
Expected life		10 years		10 years
Expected volatility		70%		70%

Expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

The following table is a summary of the Company’s share options outstanding as at December 31, 2019:

Options outstanding			Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	445,500	8.58	1.50	125,438
1.80	573,000	9.44	1.80	—
1.67	1,018,500	9.06	1.50	125,438

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

The following table is a summary of the Company’s share options outstanding as at December 31, 2018:

Options outstanding			Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	125,438	9.60	1.50	—

13. Income taxes

A reconciliation of income taxes at statutory rates to actual income taxes are as follows:

	2019 CAD$	2018 CAD$
Loss before income taxes	(18,112,104)	(6,696,371)
Statutory federal and provincial tax rate	26.5%	26.5%
Income tax recovery at the statutory tax rate	(4,799,708)	(1,774,538)
Permanent differences	2,045,604	317,905
Reversal of temporary differences	576,641	—
Deferred income tax asset not recognized	2,086,144	1,456,633
Deferred income tax recovery	(91,320)	—

Deferred income tax assets have not been recognized in respect of tax losses, because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

The Company’s deferred tax liability is the result of the origination and reversal of temporary differences and comprise the following:

	2019 CAD$	2018 CAD$
Deferred tax liability
Intangible assets	348,368	439,688

As at December 31, 2019, The Company’s estimated non-capital losses that can be applied against future taxable profit amount to CAD$15,256,571. These non-capital losses expire in the years ended:

CAD$
2035	111,000
2036	469,000
2037	963,000
2038	5,496,728
2039	8,216,843
15,256,571

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

14. Disaggregated revenue

The Company derives its revenues from two main sources, software-as-a-service application (“SaaS”), and professional services revenue, which includes services such system integration and training, and process-change analysis. Subscription revenue related to the provision of SaaS is recognized ratably over the contract term as the service is delivered. Professional services revenue is recognized as services are rendered. Other revenue relates mainly to sale of hardware.

The following table represents disaggregation of revenue for the year ended December 31, 2019 and 2018:

	2019 CAD$	2018 CAD$
Subscription revenues	5,001,026	2,402,140
Professional services	727,792	1,337,707
Other	1,691,381	2,697,029
Total	7,420,199	6,436,876

15. Expenses by nature

Components of general and administrative expenses, sales and marketing and research and development expenses for the year ended December 31, 2019 were as follows:

	2019 CAD$	2018 CAD$
Salaries and wages	5,422,757	5,342,674
Professional fees [include outsourced software development]	4,143,494	2,444,456
Other	811,510	849,499
	10,377,761	8,636,629

The salaries and wages for research and development are presented net of CAD$629,003 investment tax credit expected and CAD$366,280 grant received for research and development activities conducted in 2019 [see note 4].

16. Commitments and contingencies

In the ordinary course of business, from time to time, the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

17. Acquisition of LCA

On December 14, 2018, the Company completed the acquisition of Last Call Analytics Inc. [“LCA”], an alcohol and beverage data analytics company. The total consideration paid was CAD$5,837,896, consisting of CAD$2,236,110 in the Company’s common shares, valued at CAD$1.61 per share, based on the fair value of the common shares at the date of acquisition, and CAD$3,601,786 in promissory notes. The fair values of the assets acquired and liabilities assumed of the acquisition of LCA presented in the 2018 Annual Consolidated Financial Statements have been finalized and are as follows:

CAD$
Purchase price	5,837,896
Assets acquired:
Net working capital	51,924
Cash acquired	24,236
Intangible assets	1,659,200
Goodwill	4,542,224
Deferred tax liability	(439,688)
Total assets	5,837,896

18. Related party transactions

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and equivalent, and Directors.

Compensation expense for the Company’s key management personnel are as follows:

	2019 CAD$	2018 CAD$
Salaries and benefits	689,903	624,347
Share-based compensation	129,681	90,625
	819,584	714,972

During the year ended December 31, 2019, the Company paid CAD$9,341 (2018 – CAD$nil) of legal fees on behalf of employees.

19. Capital management

Ample Organics is an early stage company that is dependent on raising further capital to fund its capital and operating expenses in excess of revenue until such time that it reaches cash break-even. The Company’s capital structure as at December 31, 2019 primarily consists of shareholders’ equity from common shares and warrants, preferred share liabilities from preferred shares and warrants for preferred shares, and short-term debt.

On December 18, 2019, the Company entered into a definitive agreement to be acquired by Akerna Corp. (“Akerna”) whereby Akerna will acquire all issued and outstanding shares of the Company for up to CAD$60million (US$45million) (the “Akerna Transaction”). The purchase consideration consists of CAD$7.5million in cash (US$5.7million) and 3,294,574 redeemable preferred shares of Akerna with a value of CAD$42.5million (US$32.3million) in Akerna shares on close, as well as contingent consideration of up to CAD$10million (US$7.6million) in deferred share-based consideration upon the Company’s achievement of certain revenue targets in 2020. The transaction is expected to close in mid-2020. The Company expects the Akerna Transaction to provide sufficient funding to meet its objectives stated above.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

19. Capital management (cont.)

In the event that the Akerna Transaction does not close, the Company is dependent on raising further capital in the form of equity, debt, or instruments convertible into equity to fund its capital and operating expenses in excess of revenue until such time that it reaches cash break-even. While the Company raised CAD$4,500,000 in gross proceeds for short-term debt and CAD$7,516,750 in gross proceeds for common shares as well as warrants for common shares and preferred shares during the year ended December 31, 2019, there can be no assurance that the Company will be successful in raising additional funds in the future.

20. Financial instruments and risk management

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company trades only with recognized, creditworthy third parties. The Company performs credit checks for all customers who wish to trade on credit terms. As at December 31, 2019, no customers represented greater than 10% of the outstanding receivable balance [2018 — one customer represented 10%].

The Company does not hold any collateral as security, but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

The aging of trade receivables is as follows:

	2019 CAD$	2018 CAD$
Current	625,969	1,373,663
1 to 30 days	206,074	57,777
30 to 60 days	22,130	9,369
> 60 days	137,487	114,824
Total gross trade receivables	991,660	1,555,633
Less allowance for doubtful accounts	70,953	22,348
Total trade receivables, net	920,707	1,533,285

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk through management of working capital, cash flows and the issuance of share capital.

The Company is obligated to the following contractual maturities of undiscounted cash flows:

	Carrying amount CAD$	Contractual cash flows CAD$	Year 1 CAD$	Year 2 CAD$	Year 3 CAD$	Year 4 CAD$	Year 5 CAD$	Thereafter CAD$
Trade and other payables	1,423,359	1,423,359	1,423,359	—	—	—	—	—
Lease liability	3,657,454	4,701,803	544,237	534,739	533,208	565,695	570,024	1,953,900
Short-term debt	4,746,189	5,048,503	5,048,503	—	—	—	—	—
	9,827,002	11,173,665	7,016,099	534,739	533,208	565,695	570,024	1,953,900

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

20. Financial instruments and risk management (cont.)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk to the Company’s earnings that arise from fluctuations of foreign exchange rates. The Company is not exposed to foreign currency exchange risk as it has minimal financial instruments denominated in foreign currencies. Substantially all of the Company’s transactions are in Canadian dollars, which is the Company’s functional currency.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Given that the Company holds short-term debt at fixed interest rates, it is not exposed to interest rate risk as at December 31, 2019.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices [other than those arising from interest rate risk or currency risk], whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to significant other price risks as at December 31, 2019.

Fair values

The carrying values of cash, trade and other receivables, other financial assets, trade and other payables, and short-term debt approximate their fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

●	Level 1 — Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

●	Level 2 — Observable inputs other than quoted prices included in Level1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

20. Financial instruments and risk management (cont.)

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair value hierarchy for the Company’s financial instruments measured at fair value are as follows:

	Level 1 CAD$	Level 2 CAD$	Level 3 CAD$	Total CAD$
Preferred share liabilities including associated warrants
As at December 31, 2018	—	5,234,811	—	5,234,811
As at December 31, 2019	—	13,636,522	—	13,636,522

The fair values of the Company’s preferred share liabilities as at December31, 2019 was determined using the purchase price of the Akerna Transaction.

There were no transfers between fair value measurement hierarchy levels during the year ended December31, 2019.

21. Subsequent events

COVID-19

Since December 31, 2019, the outbreak of the recent novel coronavirus (COVID-19) has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused disruption to certain businesses globally; as a result, there could be a possibility of recession in the near future. While the impact of COVID-19 on the Company has been minimal to date, there is uncertainty around its duration and future business conditions. If the outbreak were to cause disruption to the Company’s supply chain or its service capabilities in the future, it would have a negative impact on revenue, which could be material. In addition, any material negative impact on revenue would impact profitability, as well as liquidity and capital resources.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Solo Sciences, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Solo Sciences, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solo Sciences, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum, LLP

New York, New York

May 29, 2020

SOLO SCIENCES, INC.

Balance Sheets

	As of December 31,
	2019	2018
Assets
Current assets
Cash	$101,341	$76,608
Cash held in escrow	124,970	—
Accounts receivable	73,048	299
Prepaid expenses	22,135	38,105
Total current assets	321,494	115,012

Fixed assets, net	14,785	18,361
Software development cost and other intangible assets, net	5,163,072	3,620,881
Total assets	$5,499,351	$3,754,254

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$700,013	$31,067
Total current liabilities	700,013	31,067
Deferred purchase price	3,000,000	3,000,000
Total liabilities	3,700,013	3,031,067
Commitments and Contingencies (Note 7)
Stockholders’ equity
Preferred Stock AA, par value $.00001; 10,000,000 and 10,000,000 shares authorized at December 31, 2019 and 2018; and 4,165,938 and 1,738,688 shares issued and outstanding at December 31, 2019 and 2018, respectively	3,332,750	1,390,950
Common stock, par value $0.00001, 20,000,000 and 20,000,000 shares authorized and 10,156,250 and 10,020,000 issued and outstanding as of December 31, 2019 and 2018, respectively	102	100
Additional paid-in capital	2,288,269	347,576
Accumulated deficit	(3,821,783)	(1,015,439)
Total stockholders’ equity	1,799,338	723,187
Total liabilities and stockholders’ equity	$5,499,351	$3,754,254

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Operations

	For the Year Ended December 31,
	2019	2018
Revenues
solo*TAGTM and solo*CODETM sales	$103,250	$—
Membership application fees	1,520	299
Total revenues	104,770	299
Cost of revenues	4,234	—
Gross profit	100,536	299
Operating expenses:
Research and development	59,294	27,000
Selling, general and administrative	2,852,455	988,936
Total operating expenses	2,911,749	1,015,936
Loss from operations	(2,811,213)	(1,015,637)
Other income
Interest	4,869	198
Total other income	4,869	198
Net loss	$(2,806,344)	$(1,015,439)

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2019 and 2018

					Additional		Total
	Common Stock		Preferred Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2017	—	$—	—	$—	$—	$—	$—
Common shares issued	6,570,000	66	—	—	(66)	—	—
Common shares issued to acquire intangible assets	230,000	2	—	—	66,698	—	66,700
Series AA Preferred shares issued	—	—	1,738,688	1,390,950	—	—	1,390,950
Restricted shares granted to nonemployees	3,220,000	32	—	—	(32)	—	—
Stock-based compensation expense	—	—	—	—	280,976	—	280,976
Net loss	—	—	—	—	—	(1,015,439)	(1,015,439)

Balance at December 31, 2018	10,020,000	100	1,738,688	1,390,950	347,576	(1,015,439)	723,187
Common shares issued upon warrant exercise	156,250	2	—	—	124,998	—	125,000
Series AA Preferred shares issued	—	—	2,427,250	1,941,800	—		1,941,800
Restricted shares forfeited	(20,000)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,815,695	—	1,815,695
Net loss	—	—	—	—	—	(2,806,344)	(2,806,344)
Balance at December 31, 2019	10,156,250	$102	4,165,938	$3,332,750	$2,288,269	$(3,821,783)	$1,799,338

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Cash Flows

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(2,806,344)	$(1,015,439)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	398,820	240,382
Stock-based compensation expense	1,275,490	194,504
Changes in operating assets and liabilities:
Accounts receivable	(72,749)	(299)
Prepaid expenses	15,970	(38,105)
Accounts payable and accrued liabilities	668,946	31,067
Net cash used in operating activities	(519,867)	(587,890)

Cash flows from investing activities
Purchase of fixed assets	—	(21,228)
Software development	(1,397,230)	(705,224)
Net cash used in investing activities	(1,397,230)	(726,452)

Cash flows from financing activities
Proceeds from issuance of Series AA preferred shares	1,941,800	1,390,950
Proceeds from exercise of warrants	125,000	—
Net cash provided by financing activities	2,066,800	1,390,950
Net increase in cash and cash held in escrow	149,703	76,608
Cash and cash held in escrow at beginning of year	76,608	—
Cash and cash held in escrow at end of year	$226,311	$76,608

Cash paid for interest	$4,869	$198
Cash paid for income taxes	$—	$—
		—
Supplemental disclosures of noncash investing and financing activities:
Share based compensation for software development	$540,205	$86,472
Common stock issued to acquire intangible assets	$—	$66,700
Deferred purchase obligation for intangible assets acquired	$—	$3,000,000

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Notes to Financial Statements

Note 1 — Description of Business, Liquidity and Capital Resources

Description of Business

Solo Sciences, Inc. (the “Company” or “Solo”) was founded in January 2018. Since its inception the Company has been developing anti-counterfeiting technology for sale to retailers and government consumers and a mobile phone application for use by end consumers.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates for the years ended December 31, 2019 and 2018 were the Company’s estimated useful lives of long-lived assets, which include capitalized software development costs, assumptions used to value of stock-based compensation, including valuation of common stock underlying the compensation agreements, and assumptions used to value the Company’s intellectual property. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2019 and 2018. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As December 31, 2019 and 2018, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company has not experienced any losses on such accounts.

Cash Held in Escrow

Cash held in escrow is recorded at fair value. Cash held in escrow consisted of cash was contractually restricted to be paid to distributed to the Company’s selling shareholders prior to the of the partial sale of their interests in January 15, 2020, as further described in Note 9.

Prepaid Expenses

Prepaid expenses consist primarily of third-party technology and software used by the Company in its day-to-day operations paid in advance and recognized as expense ratably over the term of the contract.

Accounts Receivable, Net

When estimating its allowance for doubtful accounts the Company’s estimate is based on historical collection experience and a review of the status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The Company did not record an allowance for doubtful accounts as of December 31, 2019 or 2018.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

During the year ended December 31, 2019, Akerna Corp. (“Akerna”) accounted for 82% of total revenues. At December 31, 2019, Akerna accounted for 82% and another customer accounted for 17% of net accounts receivable. During the year ended December 31, 2018, the Company did not have significant operations.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years. Fixed assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company did not recognize any property impairment charges in fiscal 2019 or 2018.

Intangible Assets

Finite-lived intangible assets resulting from the acquisition of intellectual property, trademarks and patents are recorded at the estimated fair value on the date of acquisition. The fair value of acquired intangible assets is determined using appropriate valuation techniques. Amortization expense is computed using the straight-line basis of accounting over their estimated useful lives, a weighted average of 11 years as of December 31, 2019. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the estimated useful life of the asset.

Impairment of Intangible Assets

Recoverability of finite lived intangible assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is determined to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company did not recognize any intangible asset impairment charges in fiscal 2019 or 2018. At least annually, the Company assesses the useful lives of our finite lived intangible assets and may adjust the period over which these assets are amortized whenever events or changes in circumstances indicate that a shorter amortization period is more reflective of the period in which these assets contribute to our cash flows.

Software Development Costs

The Company expenses software development costs incurred before technological feasibility is reached.

Software development costs are incurred to develop software to be used solely to meet its internal needs. The Company capitalizes application development costs related to these software applications once the preliminary project stage is complete, it is probable that the project will be completed, and the software will be used to perform the function intended. Application development stage costs capitalized were $2.2 million and $0.8 million during the years ended December 31, 2019 and 2018. Application development costs are primarily comprised of the cost of the Company’s consultants including equity-based compensation awarded to these consultants. The Company commences amortization of capitalized software development costs when the application development stage complete and the asset is ready for its intended use. Software development costs are amortized over their estimated useful life, generally five years.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, cash held in escrow, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximated their fair value as of December 31, 2019 and 2018 because of the relatively short-term nature of these instruments. The Company accounts for fair value measurements in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under GAAP are described below:

Level 1:      Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:      Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:      Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition

The Company’s solo*CODE products consist of a unique tag that is configured for the customers’ packaged goods and an app which communicates with the Company’s software that works in conjunction with the tag to identify the customers’ products. The app may be accessed using handheld devices such as smart phones. The Company’s solo*TAG product is a unique tag configured to facilitate tracking and tracing of cannabis plants and products to ensure compliance with government regulations. During the year ended December 31, 2019, the Company entered into an agreement with Akerna to develop cloud-based software for governments to utilize solo*TAG for compliance monitoring activities.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition contracts with its customers, the Company performs the following five step assessment: (i) identify the contract or contracts with a customer; (ii) identify the performance obligations in each contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be a contract with a customer, the Company assesses the goods or services promised within each contract, determines which goods and services are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.

Income Taxes

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. The Company provides for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company recognizes interest and penalties related to income tax matters in selling, general, and administrative expense in the statement of operations. The Company did not recognize any interest or penalties for the years ended December 31, 2019 and 2018.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes deferred tax assets to the extent that its assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2019 and 2018.

Nonemployee Stock-Based Compensation

The Company accounts for nonemployee equity awards using the fair value method. Compensation cost for all stock awards expected to vest is measured at fair value on the date of grant, which typically coincides with vesting, and recognized over the service period. The Company uses the fair value of its common stock to value its restricted stock awards. The fair values of its nonqualified stock options are estimated using the Black-Scholes option pricing model. The value is recognized as expense over the service period. The Company accounts for forfeitures when they occur. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

The fair values of the Company’s nonemployee awards are revalued each reporting period with the change recorded as stock-based compensation expense. Certain amounts of the of stock-based compensation are capitalized as software development costs.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued guidance for measuring credit losses on financial instruments. Among other things, this guidance will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Businesses will now use forward-looking information to better inform their credit loss estimates. The new guidance is effective for the Company beginning January 1, 2021. The Company is evaluating the impact of adoption of the new standard on its financial statements.

In November 2016, the FASB issued guidance requires that the statements of cash flows explain the change during the reporting period of the totals of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Statements of cash flows. The Company adopted this guidance on January 1, 2019, using the retrospective transition guidance required by the standard, as such, the statement of cash flows for the year ended December 31, 2018 has been presented in accordance with this guidance.

In June 2018, the FASB issued new guidance for stock-based compensation paid to nonemployees. The new guidance conforms the measurement of stock-based compensation for both employees and nonemployees. This guidance is effective for the Company on January 1, 2020 and will result in measurement of stock-based compensation paid to nonemployees for services to be provided over a period of time as of the date of the agreement. The Company currently measures the value of shares transferred upon completion of the service requirement, had this new guidance been effective in 2019, the Company’s net loss would have been $0.8 million less than as reported.

In August 2018, the FASB issued new guidance for implementation costs incurred by customers in cloud computing arrangements, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for the Company beginning January 1, 2021. The Company has not completed its evaluation of this standard or the effect it will have on the Company’s financial position or results of operations once adopted.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 3 — Balance Sheet Disclosures

Fixed assets consist of the following:

	As of December 31,
	2019	2018
Computer equipment	$6,228	$6,228
Artwork	15,000	15,000
	21,228	21,228
Less accumulated depreciation	(6,443)	(2,867)
	$14,785	$18,361

Depreciation expense for the year ended December31, 2019 and 2018 was $3,576 and $2,867.

Prepaid expenses consist of the following:

	As of December 31,
	2019	2018
Software license	$22,135	$24,105
Contractor services	—	14,000
	$22,135	$38,105

Software development cost and intangibles consist of the following:

	As of December 31,
	2019	2018
Software development cost	$2,729,131	$791,696
Intellectual property	3,066,700	3,066,700
Accumulated amortization	(632,759)	(237,515)
	$5,163,072	$3,620,881

Amortization expense for capitalized software and finite lived intellectual property for the year ended December 31, 2019 and 2018 was $0.4 million and $0.2 million, respectively. For each of the years ending December 31, 2020 through 2023, amortization expense related to capitalized software and finite lived intellectual property that has been placed into service as of December31, 2019 will be $0.7 million, for the year ending December 31, 2024, amortization expense related to these assets will be $0.5 million.

Note 4 — Intellectual Property Acquisition

On February2, 2018, the Company entered into an intellectual property purchase agreement for intellectual property assets, trademarks and domain names owned by Get Solo, LLC. Get Solo, LLC is a related party to the Company because an officer of the Company held a noncontrolling interest in Get Solo, LLC at the time of the transaction. At closing, the Company exchanged 230,000shares of common stock for the worldwide rights to the intellectual property. In addition to the shares the agreement provides for deferred purchase payments in two tranches, first, following a qualified financing transaction within 180 days of closing, the Company would have been required to pay $1.0 million in cash or shares of common stock; second on or prior to the fifth anniversary of closing, the Company was required to pay $2.0 million, or $3.0 million if a qualified financing transaction did not occur, also in cash or shares of common stock at the Company’s option. The qualified financing did not occur during 2018, therefore the deferred purchase price liability as of December 31, 2019 and 2018 was $3.0million. This transaction was accounted for as an asset acquisition in accordance with GAAP. Subsequent to year end, the Company’s shareholders sold 80.4% of their interests in the Company to Akerna, as further discussed in Note 9. In connection with this transaction, 375,000 shares of Akerna common stock, contractually valued at $8 per share issued to the Company’s shareholders was allocated to Get Solo, LLC in full satisfaction of the deferred purchase price liability.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 5 — Stockholders’ Equity

Common Stock Transactions

In January 2018, the Company issued 6,570,000 shares of common stock to its founders and received no proceeds in exchange. In February 2018, the Company issued 230,000 shares to Get Solo, LLC, a related party, in exchange for certain intellectual property, as further discussed in Note 4. The Company recorded the issuance of these shares at their estimated fair value of $0.29 per share.

The Company did not declare or pay any dividends during the years end December 31, 2019 and 2018.

Series AA Preferred Stock Transactions

The Company has been financed through its issuance of Series AA preferred stock. Since its inception, the Company has issued 4.2 million Series AA preference shares at $0.80 per share for proceeds of $3.3 million. On January 15, 2020 and immediately prior to the partial sale of the Company’s equity to Akerna, discussed further in Note9, the Company converted all outstanding shares of Series AA preferred stock to common stock using a one-for-one conversion rate.

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s certificate of incorporation. Transfer of the common and preferred shares is conditioned on obtaining written approval from the Company.

Voting

Preferred shares and common shares vote as a single class. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares that the preferred shares may be converted. The conversion price is $0.80 per share.

Dividends

The preferred shareholders are entitled to dividends out of assets legally available in preference to common shareholders at $0.48 per share when and if declared by the board of directors of the Company. Dividends are not cumulative.

Liquidation

In the event of liquidation, dissolution or windup, the preferred shareholders are entitled to receive the amount equal to the conversion price of $0.80 per share. In the event the legally assets of the Company are insufficient, then the asset will be distributed pro rata based on the amount the preferred shareholders are entitled.

Conversion

Each share of preferred stock may be converted at any time at the option of the holder at the conversion rate. Each share of preferred stock is automatically converted immediately prior to a firm commitment of an initial public offering or a written request from 60% of the preferred stock shareholder then outstanding.

Note 6 — Stock-Based Compensation

During 2018, the Company’s board of directors adopted its 2018 Stock Option Plan (“2018 Plan”), which was approved by its stockholders. The 2018 plan provides for the grants of restricted stock awards and nonqualified stock options to members of the Company’s the board of directors and the Company’s consultants. The plan allows for a maximum aggregate number of nonqualified stock options for 500,000 shares to be granted pursuant to the plan.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 6 — Stock-Based Compensation (cont.)

Restricted Common Stock Awards

During 2018, the Company granted 3.2 million restricted stock awards to nonemployees under the 2018 Plan at its fair value of $0.29 per share. The restricted stock awards generally vest ratably, on a monthly basis, over a three-year period.

On November 25, 2019, the Company’s shareholders entered into an agreement to sell 80.4% of their interest in the Company at a contracted value of $1.49 per share, the subsequent sale is described in Note 9. As a result of the increase in the fair value of unvested restricted shares, the Company recorded a true-up of previously recorded stock-based compensation relating to unvested restricted shares as of November 25, 2019. The Company recognized stock-based compensation costs of $1.7 million, of which $0.5 million was capitalized as software development costs. During the year ended December31, 2018, the Company recognized stock-based compensation costs related to these awards of $0.3 million, of which $0.1 million was capitalized as software development costs.

There were no grants of restricted stock awards for the year ended December 31, 2019.

The following table summarizes restricted stock activity during the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted- Average fair value
Outstanding and unvested, as of December 31, 2017	—	$—
Granted	3,220,000	$0.29
Vested	(1,029,552)	$0.29
Outstanding and unvested, as of December 31, 2018	2,190,448	$0.29
Forfeited	(20,000)	$0.29
Vested	(789,440)	$0.40
Outstanding and unvested, as of December 31, 2019	1,381,008	$1.49

The aggregate fair value of restricted stock awards vested during each the years ended December 31, 2019 and 2018 was $0.3 million. There were no outstanding unvested restricted stock awards as of December 31, 2019. Total intrinsic value of outstanding unvested restricted stock awards as of December 31, 2019 and 2018 was $2.1 million and $0.6 million.

On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note9, the Company accelerated vesting of the then unvested restricted common stock awards and the shares pursuant to these agreements were converted to common stock of the Company on a one-for-one basis.

Nonqualified Stock Options

Stock options issued under the Plan generally vest over a four-year period and expire ten years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plan.

The Company used Black-Scholes option pricing model to estimate stock-based compensation expense for stock option awards with the following assumptions for the years ended December 31, 2019 and 2018:

	2019	2018
Expected volatility	1.89%	1.97%
Risk-free interest rate	1.53%	2.63%
Expected dividend	—	—
Expected term (in years)	5.00	6.00
Underlying common stock fair value	$1.49	$0.29

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 6 — Stock-Based Compensation (cont.)

As a result of the Company’s shareholders’ agreement to sell 80.4% of their interest in the Company, described above, during the year ended December 31, 2019, the previously recognized stock-based compensation costs related to unvested stock options on November 25, 2019 was adjusted to reflect the increase in the estimated fair value of a common share.

A summary of option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Estimated Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2018	253,000	$0.80	$0.12	9.78	$30,360
Granted	240,000	$0.80
Forfeited	(109,000)	$0.80
Outstanding as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000
Exercisable as of December 31, 2019	384,000	$0.80	$0.75	9.18	$288,000
Vested and expected to vest as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000

Stock-based compensation expense for the Company’s stock-based awards for the years ended December 31, 2019 and 2018 was $77,000 and $2,000, respectively, and is included in selling, general and administrative in the Company’s statements of operations. On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note9, the Company exercised a cashless conversion of the then outstanding stock options for 178,124 shares of the Company’s common stock.

Note 7 — Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As of December 31, 2019, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Note 8 — Income Taxes

For the years ended December 31, 2019 and 2018, the Company did not incur any current or deferred tax expense or benefit at the U.S. federal or state level. The Company’s effective tax rate for the years ended December 31, 2019 and 2018 was 0% because it is more likely than not that the Company will not be able to realize the tax benefit from deferred tax assets generated during the years. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities of the Company for financial reporting purposes and the amounts used for income tax purposes.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 8 — Income Taxes (cont.)

Significant components of our deferred tax liabilities and assets are as follows:

	As of December 31,
	2019	2018
Noncurrent deferred tax assets:
Federal net operating loss	$1,060,165	$283,058
Stock-based compensation	188,722	40,846
Total deferred tax assets	1,248,936	373,783

Noncurrent deferred tax liabilities:
Software development costs	$675,500	$161,006
Intangible assets	92,365	35,871
Total deferred tax liabilities	767,865	196,877

Valuation allowance	(481,071)	(127,026)

Net deferred tax assets after valuation allowance	$—	$—

During the years ended December 31, 2019 and 2018, valuation allowances on deferred tax assets that are not anticipated to be realized increased by $0.4 million and $0.1 million, respectively.

In accordance with the accounting requirements for stock-based compensation, we may recognize tax benefits in connection with the exercise of stock options by nonemployees and the vesting of restricted stock awards. We recognize the tax effects related to stock-based compensation through earnings in the period the compensation was recognized.

The Company had federal net operating loss carryforwards for which the deferred tax assets were approximately $1.1 million and $0.3 million, respectively, as of December 31, 2019 and 2018. The net operating loss carryforwards and do not expire. The Company has evaluated the realizability of its deferred tax assets by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results, and the availability of prudent and feasible tax planning strategies. Based on this analysis, the Company has determined that the valuation allowance recorded in the period presented are appropriate.

The Company is not currently under examination for the major jurisdictions where it conducts business as of December 31, 2019. Because the statute of limitations has not yet elapsed, the Company’s initial United States federal income tax return for the year ended December 31, 2018 is currently subject to examination by the Internal Revenue Service. The Company’s management does not believe that there are significant uncertain tax positions in 2019. There are no interest and penalties related to uncertain tax positions in 2019.

Note 9 — Subsequent Events

The Company has evaluated subsequent events for financial statement purposes occurring through May 29, 2020, the date these financial statements were ready for issuance.

On January 15, 2020, the Company’s shareholders sold 80.4% of their interests to Akerna in exchange for shares of Akerna’s common stock. Pursuant to the agreement, Akerna will provide $2.4 million of additional capital infusion to the Company during the 12months following the closing date. Akerna has a 12-month option to acquire the remaining 19.6% interest in the Company. If Akerna does not exercise this option, the shareholders have a three-month option to repurchase between 40% and 55% of the interest in the Company. Immediately prior to the transaction, the Company’s directors elected to accelerate the vesting of all unvested stock options issued to nonemployees effected a cashless exercise of these options, resulting in the issuance of 178,124 common shares. Also, immediately prior to the transaction all outstanding shares of Series AA preferred stock were converted to common stock on a one-for-one basis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 and nine months ended March 31, 2020, are based on the historical financial statements of Akerna Corp. (“Akerna”, “we”, “our”), Solo Sciences (“Solo”) and Ample Organics Inc. (“Ample”), after giving effect to the acquisition of Solo, the probable exercise of the option to acquiring the remaining outstanding shares of Solo not held by Akerna, the acquisition of Ample (collectively “the Acquisitions”) and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 and nine months ended March 31, 2020 give effect to the Acquisitions as if they had occurred on July 1, 2018, the first day of the first year presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2020, gives effect to the acquisition of Ample and the exercise of the Solo Option as if they had occurred on March 31, 2020. We have not exercised the Solo Option and we acquired Ample on July 7, 2020.

The partial acquisition of Solo and the acquisition of Ample has been and will be accounted for pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. The exercise of the Solo Option will also be accounted for pursuant to ASC 810, Consolidation. The total estimated consideration to be transferred, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets and intangible assets of Ample acquired in connection with the acquisition, based on their estimated fair values as of the date of the acquisition, and the excess is allocated to goodwill. Akerna has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net intangible assets. The final valuations of identifiable intangible assets, fixed assets and deferred revenue and associated tax effects may change significantly from our preliminary estimates. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Akerna that would have been reported had the Acquisitions been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial position of Akerna. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Akerna may achieve, or any additional expenses that it may incur, with respect to the combined companies.

The unaudited pro forma condensed combined financial statements, including the notes thereto should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;

●	Our audited consolidated financial statements and accompanying notes as of and for the year ended June 30, 2019 and 2018, included elsewhere in this Prospectus;

●	Our unaudited condensed consolidated interim financial statements as of and for the three and nine months ended March 31, 2020 and 2019, included elsewhere in this Prospectus;

●	Ample’s unaudited condensed consolidated interim financial statements as of and for the three months ended March 31, 2020 and 2019, included elsewhere in this Prospectus;

●	Ample’s audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018, included elsewhere in this Prospectus, and

●	Solo’s audited financial statements as of and for the years ended December 31, 2019 and 2018, included elsewhere in this Prospectus.

On January 15, 2020, we closed on a stock purchase agreement with substantially all of the shareholders of Solo pursuant to which we acquired all right, title and interest in 80.40% of the issued and outstanding capital stock of Solo, calculated on a fully diluted basis. As a result of our investment, Solo became a controlled subsidiary and we commenced consolidation of Solo on January 15, 2020, the results of which are included in our March 31, 2020 unaudited condensed consolidated balance sheet.

We have the option to acquire the remaining 19.6% equity interest in Solo for either cash or Akerna shares in an amount dependent upon the market value of Akerna shares. This transaction would be accounted for as an equity transaction with the difference between the fair value of the consideration exchanged and the carrying value of the non-controlling interest recorded in additional paid in capital.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2020

	Historical			IFRS to US
	Akerna Corp.	Ample (Note 1) CAD$	Ample (USD)	GAAP Adjustments Note 2	Pro forma adjustments	Note 2	Pro forma combined
ASSETS
CURRENT ASSETS:
Cash	$14,309,996	CAD 1,144,834	$814,017	$—	$(5,332,765)	A	$9,791,248
Restricted cash	500,000	—	—	—	—		500,000
Accounts receivable, net	1,324,051	1,553,158	1,104,350	—	—		2,428,401
Inventory	—	26,810	19,063	—	—		19,063
Prepaid expenses and other current assets	1,762,371	228,804	162,688	—	—		1,925,059
Total current assets	17,896,418	2,953,606	2,100,118	—	(5,332,765)		14,663,771
Property and equipment, net	65,582	1,896,538	1,348,505	—	—		1,414,087
Goodwill	—	4,542,224	3,229,681	—	21,796,594	B	25,026,275
Intangible assets, net	23,136,584	1,231,637	875,737	—	5,724,263	C	29,736,584
Right of use asset	—	2,566,826	1,825,104	(1,825,104)	—	D	—
Investments	250,000	—	—	—	—		250,000
TOTAL ASSETS	$41,348,584	CAD 13,190,831	$9,379,145	$(1,825,104)	$22,188,092		$71,090,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,025,199	CAD 1,498,116	$1,065,213	$—	$—		$5,090,412
Short-term debt, current	—	5,779,432	4,109,380	—	—		4,109,380
Lease liabilities	—	541,368	384,932	(384,932)	—	D	—
Deferred revenue, current	743,317	501,940	356,897	—	—		1,100,214
Total current liabilities	4,768,516	8,320,856	5,916,422	(384,932)	—		10,300,006
Lease liabilities	—	3,035,642	2,158,449	(2,158,449)	—	D	—
Preferred stock liabilities	—	13,758,104	9,782,497	—	(9,782,497)	E	—
Deferred tax liabilities	—	326,384	232,071	—	—		232,071
TOTAL LIABILITIES	4,768,516	25,440,986	18,089,439	(2,543,381)	(9,782,497)		10,532,077

STOCKHOLDERS’ EQUITY:
Warrants	—	823,778	585,735	—	(585,735)	E	—
Preferred stock	—	—	—	—	23,978,572	F	23,978,572
Common stock	1,286	14,345,721	10,934,970	—	(10,934,970)	E	1,286
Additional paid-in capital	69,916,857	777,274	592,670	—	4,169,588	E,G	74,679,115
Accumulated other comprehensive loss	—	—	554,457	—	(554,457)	E	—
Accumulated deficit	(38,100,333)	(28,196,928)	(21,378,126)	718,277	20,659,849	D,E	(38,100,333)
TOTAL STOCKHOLDERS’ EQUITY	31,817,810	(12,250,155)	(8,710,294)	718,277	36,732,847		60,558,640
Noncontrolling interests in consolidated subsidiary	4,762,258	—	—	—	(4,762,258)	G	—
TOTAL EQUITY	36,580,068	(12,250,155)	(8,710,294)	718,277	31,970,589		60,558,640
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,348,584	CAD 13,190,831	$9,379,145	$(1,825,104)	$22,188,092		$71,090,717

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

	Historical
	Akerna Corp.	Solo	Pro forma adjustments	Note 3	Pro forma Combined
Net revenue:
Software	$8,256,492	$—	$—		$8,256,492
Consulting	2,403,797	—	—		2,403,797
Other	259,496	14,770	—		274,266
Total net revenue	10,919,785	14,770	—		10,934,555
Cost of revenue	4,633,844	1,170	—		4,635,014
Gross profit	6,285,941	13,600	—		6,299,541
Operating expenses:
Product development	5,565,097	7,787	—		5,572,884
Selling, general and administrative	13,136,522	1,038,017	778,597	A,B	14,953,136
Total operating expenses	18,701,619	1,045,805	778,597		20,526,020
Loss from operations	(12,415,678)	(1,032,204)	(778,597)		(14,226,479)
Interest income, net	91,239	1,146	—		92,385
Other income	17,892	—	—		17,892
Loss before provision for income taxes	(12,306,547)	(1,031,058)	(778,597)		(14,116,202)
Provision for income taxes	—	—	—		—
Net loss	$(12,306,547)	$(1,031,058)	$(778,597)		$(14,116,202)
Net loss per share
Basic	$(2.04)				$(1.60)
Diluted	$(2.04)				$(1.60)
Shares used in computing loss per share:
Basic	6,045,382		2,750,000	C	8,795,382
Diluted	6,045,382		2,750,000	C	8,795,382

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

	Historical
	Akerna Corp. with Solo acquisition	Ample (CAD$)		Ample (USD)	IFRS to US GAAP Adjustments	Pro forma adjustments	Note 3	Pro forma Combined
Net revenue:
Software	$8,256,492	CAD	6,839,407	$5,165,876	$—	$—		$13,422,368
Consulting	2,403,797		—	—	—	—		2,403,797
Other	274,266		—	—	—	—		274,266
Total net revenue	10,934,555		6,839,407	5,165,876	—	—		16,100,431
Cost of revenue	4,635,014		4,249,276	3,209,523	—	—		7,844,537
Gross profit	6,299,541		2,590,131	1,956,353	—	—		8,255,894
Operating expenses:
Product development	5,572,884		7,212,904	5,447,982	—	—		11,020,866
Sales, general and administrative	14,953,136		7,442,291	5,621,240	—	966,264	A,B	21,540,640
Loss on fair value of preferred share liabilities	—		4,631,453	3,498,185	—	(3,498,185)	C	—
Total operating expenses	20,526,021		19,286,648	14,567,407	—	(2,531,921)		32,561,506
Loss from operations	(14,226,479)		(16,696,517)	(12,611,054)	—	—		(24,305,612)
Interest income, net	92,385		—	—	—	—		92,385
Other income, net	17,892		—	—	—	—		17,892
Loss before provision for income taxes	(14,116,202)		(16,696,517)	(12,611,054)	—	2,531,921		(24,195,335)
Provision for income taxes	—		—	—	—	—		—
Net loss	$(14,116,202)	CAD	(16,696,517)	$(12,611,054)	$—	$2,531,921		$(24,195,335)
Net loss per share:
Basic	$(1.60)							$(2.75)
Diluted	$(1.60)							$(2.75)
Shares used in computing earnings per share:
Basic	8,795,382							8,795,382
Diluted	8,795,382							8,795,382

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2020

	Historical
	Akerna Corp.	Solo	Pro forma adjustments	Note 4	Pro forma Combined
Net revenue:
Software	$7,148,964	$—	$—		$7,148,964
Consulting	2,248,947	—	—		2,248,947
Other	171,727	90,000	—		261,727
Total net revenue	9,569,638	90,000	—		9,659,638
Cost of revenue	4,457,110	3,064	—		4,460,174
Gross profit	5,112,528	86,936	—		5,199,464
Operating expenses:
Product development	4,024,743	57,195	—		4,081,938
Sales, general and administrative	13,881,055	2,495,011	(1,115,720)	A,B,C	15,260,346
Total operating expenses	17,905,798	2,552,206	(1,115,720)		19,342,284
Loss from operations	(12,793,270)	(2,465,270)	1,115,720		(14,142,820)
Gain on sale of business	—	—	—		—
Interest income, net	158,762	3,785	—		162,547
Other expense, net	(254)	—	—		(254)
Loss before provision for income taxes	(12,634,762)	(2,461,485)	1,115,720		(13,980,527)
Provision for income taxes	—	—	—		—
Net loss	(12,634,762)	(2,461,485)	1,115,720		(13,980,527)
Net loss attributable to noncontrolling interests in subsidiary	101,175	—	(101,175)	D	—
Net loss attributable to Akerna stockholders	$(12,533,587)	$(2,461,485)	$1,014,545		$(13,980,527)
Net loss per share:
Basic	$(1.11)				$(0.99)
Diluted	$(1.11)				$(0.99)
Shares used in computing earnings per share:
Basic	11,299,997		2,750,000	E	14,049,997
Diluted	11,299,997		2,750,000	E	14,049,997

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2020

	Historical
	Akerna Corp. with Solo Acquisition	Ample (CAD$)		Ample (USD)	IFRS to US GAAP Adjustments	Pro forma adjustments	Note 3	Pro forma Combined
Net revenue:
Software	$7,148,964	CAD	5,780,957	$4,353,490	$—	$—		$11,502,454
Consulting	2,248,947		—	—	—	—		2,248,947
Other	261,727		—	—	—	—		261,727
Total net revenue	9,659,638		5,780,957	4,353,490	—	—		14,013,128
Cost of revenue	4,460,174		2,771,134	2,086,870	—	—		6,547,044
Gross profit	5,199,464		3,009,823	2,266,620	—	—		7,466,084
Operating expenses:
Product development	4,081,938		1,929,286	1,452,896	—	—		5,534,834
Sales, general and administrative	15,260,346		6,060,879	4,564,292	—	(267,864)	A,B,D	19,556,774
Loss on fair value of preferred share liabilities	—		3,855,453	2,903,442	—	(2,903,442)	C	—
Total operating expenses	19,342,284		11,845,618	8,920,630	—	(3,171,306)		25,091,608
Loss from operations	(14,142,820)		(8,835,795)	(6,654,010)	—	3,171,306		(17,625,524)
Interest income, net	162,547		—	—	—	—		162,547
Other expense, net	(254)		(25,000)	(18,827)	—	—		(19,081)
Loss before provision for income taxes	(13,980,527)		(8,860,795)	(6,672,837)	—	3,171,306		(17,482,058)
Provision for income taxes	—		21,984	16,556	—	—		16,556
Net loss	$(13,980,527)	CAD	(8,838,811)	$(6,656,281)	$—	$3,171,306		$(17,465,502)
Net loss per share:
Basic	$(0.99)							$(1.24)
Diluted	$(0.99)							$(1.24)
Shares used in computing earnings per share:
Basic	14,049,997							14,049,997
Diluted	14,049,997							14,049,997

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of Pro Forma Presentation

Accounting Periods Presented — Ample, Solo

The unaudited pro forma condensed combined balance sheet as of March 31, 2020, is presented as if the Ample acquisition had occurred and the Solo Option had been exercised on March 31, 2020. Certain pro forma adjustments to record differences between historical book values and preliminary values as of the date of the pro forma condensed combined financial statements are based on the assumption that the acquisition occurred on March 31, 2020. The actual adjustments to be recorded in Akerna’s consolidated financial statements will be as of the acquisition date and the option exercise date, respectively.

The unaudited pro forma condensed combined statements of operations of Akerna, Solo and Ample for the year ended June 30, 2019 and the nine months ended on March 31, 2020, are presented as if the Acquisitions had taken place on July 1, 2018.

Preliminary Purchase Consideration — Ample

On December 18, 2019, we entered into an arrangement agreement (the “Agreement”) to acquire all of the issued and outstanding shares of Ample. Under the terms of the Agreement, the aggregate consideration for the Ample shares consists of (1) CAD$7,500,000 in cash, (2) 3,294,574 redeemable preferred shares of a wholly-owned subsidiary of Akerna, which are exchangeable for shares of common stock, par value $0.0001 per share, of Akerna on a 1:1 basis (“Exchangeable Shares”) as determined in accordance with the Agreement and (3) contingent value rights to be issued pursuant to a rights indenture entitling the holders thereof to receive, subject to certain adjustments as set forth in the Agreement, an aggregate of up to CAD$10,000,000 in redeemable preferred shares (“Exchangeable Shares”), in the event that Ample achieves certain revenue targets as specified in the Agreement. These rights are accounted for as contingent consideration that will be recorded at fair value when the acquisition closes.

(in thousands)
Cash	$5,333
Redeemable preferred shares	16,868
Exchangeable shares contingent value rights	7,110
Total purchase consideration	$29,311

Preliminary Purchase Consideration Allocation

The following represents the preliminary allocation of the fair value of the purchase consideration to the acquired assets and assumed liabilities based on Ample’s balance sheet as of March 31, 2020 and is for illustrative purposes only.

(in thousands)
Net tangible assets	$(2,436)
Intangible assets:
Developed technology	6,000
Customer relationships	600
Goodwill	25,147
Total purchase consideration	$29,311

Goodwill of approximately $25.1 million represents the excess of the purchase consideration over the fair value of the net tangible and intangible assets acquired. Goodwill is primarily attributable to expected post-acquisition synergies from integrating Ample’s industry-leading seed-to-sale platform into Akerna’s supply chain solutions. None of the goodwill recorded as part of the Ample acquisition will be deductible for U.S. federal income tax purposes.

The following table sets forth the components of identifiable intangible assets acquired and their preliminary estimated useful lives as of the date of acquisition (in thousands):

Intangible assets:	Preliminary Fair Value	Estimated Useful Life (in years)
Trade names	$6,000	5
Developed technology	600	5
Total	$6,600

These preliminary estimates of fair value and their preliminary estimated useful lives will likely be different from the amounts included in the acquisition accounting upon the close of the acquisition and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements. Once Akerna has full access to information about Ample’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets (ii) the estimated weighted average useful life of each category of intangible asset (iii) the value of fixed assets (iv) the value of deferred revenue and (v) the value of deferred tax liabilities associated with purchase accounting adjustments. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Akerna only upon access to additional information or by changes in such factors that may occur prior to completion of the offer and the merger. These factors include, but are not limited to, historical information obtained from Ample, discussions with management and product roadmap. Increased knowledge about these or other elements could result in a change to the estimated fair value of the identifiable intangible assets or to the estimated weighted average useful lives from what Akerna has assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Akerna’s estimate of associated amortization expense.

Prior to the acquisition, Ample had a net deferred tax liability and expects they will continue to be in a net deferred tax liability position, after adjustments for estimated preliminary deferred tax liability related to estimated purchase accounting adjustments and the net deferred tax asset is subject to a full valuation allowance. Therefore, the combined U.S. and international deferred tax asset position is expected to remain unchanged. As such, the unaudited pro forma condensed combined financial information does not include adjustments for tax-related items.

Accounting Policies — Ample

We did not adopt new accounting standards for revenue or leases in the year ended June 30, 2019, and as an emerging growth company, we have elected to implement the disclosure requirements of the new revenue standard in our annual financial statements for the fiscal year ending June 30, 2021. We have elected to adopt the new leasing standard in our annual financial statements for the fiscal year ended June 30, 2022. Ample, as a Canadian company, has adopted these standards. We have reflected adjustments to remove the material differences between the new standards and the standards applied in our financial statements in the column “IFRS to US GAAP Adjustments” as described in Note 2.

The Solo Option

The Solo Option may be paid, at the sole option of Akerna, in either cash or shares of Akerna’s common stock the amount of which is dependent upon the market value of Akerna Shares. When the Solo Option is exercised, it will be accounted as an equity transaction with the difference between the fair value of the consideration exchanged and the carrying value of the non-controlling interest recorded in additional paid in capital. Because Akerna Shares were trading at a weighted average 20 day trading value ending March 31, 2020 of $5.19 per share, we calculated number of shares resulting for the exercise of the Solo Option as difference in the number of shares valued at $20,000,000 at $5.19 per share, or 3.9 million shares, and 1,950,000 Akerna Shares, which were issued to Solo shareholders in exchange for the initial 80.4% equity interest.

If the option had been exercised on March 31, 2020, Akerna would have issued an additional 1.9 million shares to the Solo Shareholders. Changes in trading price of the Akerna common shares could have a material effect on the number of shares ultimately issued.

Note 2: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

The pro forma adjustments and IFRS to GAAP adjustments included in the unaudited pro forma condensed combined balance sheet for the acquisition of Ample are as follows:

A.	To record the estimated cash portion of the purchase consideration of $5.3 million funded from cash and cash equivalents, valued using exchange rate in effect on March 31, 2020. Changes in the exchange rate in effect on the closing date could have a material effect on the value of the consideration that we ultimately record.

B.	To record estimated preliminary goodwill from acquisition of $25.1 million reduced by goodwill from prior acquisitions of $3.2 million.

C.	To record the estimated preliminary fair value of identifiable intangible assets of $6.6 million reduced by the book value of intangible assets of $876,000 prior to the acquisition.

D.	To eliminate the accounting under the new lease accounting standard to conform to Akerna’s accounting principles.

E.	To record purchase accounting adjustments by eliminating preferred stock liabilities, historical equity, accumulated deficit, paid in capital and accumulated other comprehensive loss from the impact of foreign exchange.

F.	To record estimated consideration of the preferred shares and the Exchangeable Shares contingent value rights of $24.0 million valued based on the closing price of an Akerna common share and the exchange rate in effect on March 31, 2020. Changes in either the value of an Akerna common share of exchange rates on the closing date could have a material effect on the value of the aggregate consideration that we ultimately record.

G.	To record the elimination of noncontrolling interest included in the condensed consolidated balance sheet of $4.8 million for the exercise of the Solo Option.

Note 3: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Solo are as follows:

A.	To reflect $996,000 amortization expense of preliminarily estimated purchased intangible assets.

B.	To reduce stock-based compensation of $217,403, due to accelerated vesting of Solo restricted stock and settlement of options in connection with the Acquisition.

C.	To reflect the issuance of shares for the partial acquisition of Solo and to reflect the estimated number of shares that would have been issued in connection with the exercise of the Solo Option as if it had occurred as if these transactions had occurred on July 1, 2018. Because Akerna shares were not traded on July 1, 2018, the estimated number of shares that would have been issued in connection with the Solo Option was 800,000.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Ample adjust the condensed combined pro forma financial statement of operations for Akerna and Solo as described above. The adjustments related to the Ample acquisition are as follows:

A.	To record amortization of $1.3 million due to purchased intangibles as part of acquisition.

B.	To reduce stock-based compensation of $354,000, due to settlement of options in connection with the acquisition.

C.	To remove the effect of remeasurement of $3.5 million for preference shares as the preference shares will be settled in connection with the acquisition.

The pro forma basic and diluted net loss per share are based on 8,795,382 shares common stock. Dilutive potential common shares, including the redeemable preference shares and Exchangeable Shares expected to be issued in the Ample acquisition, are included only if they have a dilutive effect on earnings per share. No adjustment has been made for assumed equity awards or the Exchangeable Shares in the computation of pro forma combined diluted net loss per share because their effect would be anti-dilutive.

Note 4: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended March 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Solo are as follows:

A.	To reflect $747,000 of amortization expense of preliminarily estimated purchased intangible assets.

B.	To reduce stock-based compensation of $1.6 million due to accelerated vesting of Solo’s restricted stock and settlement of options in connection with the acquisition.

C.	To remove $0.3 million of nonrecurring transaction costs.

D.	To remove allocation of net loss to noncontrolling interests in Solo, which would not have been recorded had the Solo Option been exercised on July 1, 2018.

E.	To reflect the issuance of shares for the partial acquisition of Solo and to reflect the estimated number of shares that would have been issued in connection with the exercise of the Solo Option as if it had occurred as if these transactions had occurred on July 1, 2018. Because Akerna shares were not traded on July 1, 2018, the estimated number of shares that would have been issued in connection with the Solo Option was 800,000.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Ample adjust the condensed combined pro forma financial statement of operations for Akerna and Solo as described above. The adjustments related to the Ample acquisition are as follows:

A.	To reflect $990,000 of amortization expense of preliminary estimated purchased intangible assets.

B.	To reduce stock-based compensation of $258,000, due to settlement of options in connection with the acquisition.

C.	To remove the effect of remeasurement of preference shares of $2.9 million as the preference shares will be settled in connection with the acquisition.

D.	To remove $1.0 million of nonrecurring transaction costs.

The pro forma combined basic and diluted net loss per share are based on 14,049,997 shares common stock. Dilutive potential common shares, including the redeemable preferred shares and the Exchangeable Shares expected to be issued as consideration for the Ample acquisition, are included only if they have a dilutive effect on earnings per share. No adjustment has been made for assumed equity awards or the Exchangeable Shares in the computation of pro forma combined diluted net loss per share because their effect would be anti-dilutive.

PROSPECTUS

AKERNA CORP.

3,294,574 SHARES OF COMMON STOCK

            , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$3,369.77
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$10,000
Printing and Engraving Expenses	$0
Miscellaneous Expenses	$0
Total	$23,369.77

ITEM 14- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Amended and Restated By-Laws of Akerna contains provisions which are designed to provide mandatory indemnification of directors and officers of Akerna to the full extent permitted by law, as now in effect or later amended. The Amended and Restated By-Laws further provide for reimbursement and advances of payment of expenses actually and reasonably incurred by a current or former director or officer of Akerna under the circumstances contained therein.

ITEM 15- RECENT SALES OF UNREGISTERED SECURITIES

From June 5, 2019, through June 10, 2019, MTech Acquisition Corp. entered into subscription agreements with certain investors, whereby the investors named therein committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million (the “MTech Private Placement”). Upon the closing of the business combination between MTech and Akerna, such shares issued by MTech in the Private Placement (“Private Placement Shares”) were automatically converted into shares of common stock of Akerna on a one-for-one basis. The shares of common stock that were issued in connection with the subscription agreements described above were not registered under the Securities Act, and were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On January 15, 2020, Akerna closed on a stock purchase agreement previously entered into with substantially all of the shareholders of Solo Sciences, Inc., a Delaware corporation (“Solo”), pursuant to which Akerna acquired all right, title and interest in 80.40% of the issued and outstanding capital stock of Solo (calculated on a fully diluted basis), free and clear of all liens. The initial consideration amount under the agreement was 1,950,000 shares of the common stock of Akerna, less 570,000 shares of the common stock of Akerna to be held in escrow as follows: (a) 375,000 are to be held and sold to cover costs of the Solo shareholders under a related intellectual property purchase agreement, to be completed within 12 months of the closing date, with any remaining shares to be released to the Solo shareholders; and (b) 195,000 shares to be held to cover any indemnity payment to certain Akerna parties under the indemnity provisions in the Agreement. This initial consideration may be subject to an adjustment for final working capital acquired no later than 120 days following the closing date. The Akerna shares were issued in exchange for the shares of Solo held by the Solo shareholders pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder, such exemption being available based on the representations of the Solo shareholders.

On April 8, 2020, Akerna entered into a stock exchange agreement, pursuant to which it issued shares of common stock of Akerna with an aggregate contractual value of $2,000,000 (the “Akerna Shares”) at $5.72 per share, subject to certain adjustments not later than 90 days post-closing. The acquisition closed on April 10, 2020, the acquisition date fair value of the shares of stock issued was $2,531,466, or $7.24 per share, the closing price on the date of acquisition. The Akerna Shares were issued in exchange for the shares of Trellis Solutions, Inc., an Ontario corporation held by the sellers under the stock exchange agreement. The Akerna shares of common stock were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, based on the representations and warranties of the sellers.

On June 9, 2020, Akerna issued senior secured convertible notes to holders in an aggregate original principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all of our outstanding and future indebtedness, in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act, based in part on the representations of the holders..

On July 7, 2020, Akerna Canada Ample Exchange Inc., a corporation incorporated under the Business Corporations Act (Ontario) and wholly-owned subsidiary of Akerna issued 3,294,574 Exchangeable Shares to Ample shareholders. The issuance of the Exchangeable Shares and the Special Voting Share on the closing in connection with the consummation of the plan of arrangement was not registered under the Securities Act and such securities were issued in reliance upon the exemption from registration pursuant to Section 3(a)(10) of the Securities Act.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized registration statement to be signed on its behalf by the undersigned, in the city of Denver, Colorado on July 9, 2020.

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessica Billingsley his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jessica Billingsley	Chief Executive Officer and Director	July 9, 2020
Jessica Billingsley	(Principal Executive Officer)

/s/ John Fowle	Chief Financial Officer	July 9, 2020
John Fowle	(Principal Financial and Accounting Officer)

/s/ Scott Sozio	Director	July 9, 2020
Scott Sozio

/s/ Tahira Rehmatullah	Director	July 9, 2020
Tahira Rehmatullah

/s/ Matthew Kane	Director	July 9, 2020
Matthew Kane

/s/ Mark Iwanowski	Director	July 9, 2020
Mark Iwanowski

EXHIBIT INDEX

Exhibit
Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 10, 2018, by and among MTech Acquisition Corp., Akerna Corp., Purchaser Merger Sub Inc., Company Merger Sub LLC, MTech Sponsor LLC in the capacity as the Purchaser Representative thereunder, MJ Freeway LLC and Harold Handelsman in the capacity as the Seller Representative thereunder (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.2	First Amendment to Agreement and Plan of Merger, effective as of April 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, MTech Sponsor LLC,, in the capacity as the Purchaser Representative under the Merger Agreement, MJ Freeway LLC, and Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (incorporated by reference to Exhibit 2.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.3	Arrangement Agreement dated December 18, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 18, 2019)

2.4	Amendment to Arrangement Agreement dated February 28, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2020)

2.5	Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

2.6	Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

3.1	Amended and Restated Certificate of Incorporation of Akerna Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.2	Amended and Restated Bylaws of Akerna Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.3	Certificate of Designation for the Special Voting Share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

4.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.5	Form of Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.6	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.7	Form of Guranaty Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.8	Form of Voting Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

5.1*	Opinion of Dorsey & Whitney LLP

9.1	Voting and Exchange Trust Agreement (incorporated by reference to Exhibit 9.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.1	Registration Rights Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and MTech Sponsor LLC (incorporated by reference to Exhibit 10.1 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.2	First Amendment to Registration Rights Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp. and MTech Sponsor LLC (incorporated by reference to Exhibit 10.2 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.3	Stock Escrow Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.4	Amendment to Stock Escrow Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.5	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Jessica Billingsley, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.5 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.6	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Amy Poinsett, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.6 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.7	Form of Indemnification Agreement of Officers and Directors (incorporated by reference to Exhibit 10.7 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.8	Form of Subscription Agreement, by and among MTech Acquisition Corp., Akerna Corp., and each purchaser signatory thereto (incorporated by reference to Exhibit 10.8 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.9	Form of Agreement to Transfer Sponsor Shares, by and among MTech Acquisition Corp., Akerna Corp., each transferee signatory thereto, and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 10.9 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.10^	Employment Agreement, dated June 17, 2019, by and between Jessica Billingsley and Akerna Corp. (incorporated by reference to Exhibit 10.10 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.11^	MTech Acquisition Holdings Inc. 2019 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

10.12^	Form of Option Grant Certificate (incorporated by reference to Exhibit 10.12 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.13^	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.13 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.14^	Form of Stock Award (incorporated by reference to Exhibit 10.14 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.15^	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.15 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.16^	Form of Appreciation Rights Award (incorporated by reference to Exhibit 10.16 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.17	Form of Lock-Up Agreement, by and among MTech Acquisition Holdings, Inc., MTech Sponsor LLC, and each holder signatory thereto (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

10.18	Office Service Agreement, dated September 30, 2019, effective February 1, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019

10.19	Stock Purchase Agreement, dated November 25, 2018 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 26, 2019)

10.20^	Letter Agreement effective September 23, 2019 between the registrant and Nina Simosko (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.21^	Letter Agreement effective September 26, 2019 between MJ Freeway, LLC and Ray Thompson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.22	Covenant Agreement effective September 23, 2019 between Akerna Corp and Nina Simosko (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.23	Covenant Agreement between Akerna Corp. and Ray Thompson (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.24^	Letter Agreement dated December 17, 2019 between Akerna Corp. and John Fowle (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 23, 2019)

10.25	Covenant Agreement dated December 17, 2019 between Akerna Corp. and John Fowle (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on December 23, 2019)

10.26	Exchangeable Share Support Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.27	Escrow Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.28	Rights Indenture (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

21.1*	Subsidiaries of Akerna Corp.

23.1*	Consents of Marcum LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Opinion of Dorsey & Whitney LLP (included as Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page hereto)

101*	Interactive Date Files

*	Filed herewith.

+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

^	Management compensation contract or arrangement